UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Quest Software, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock par value $0.001 per share of Quest Software, Inc.

(2)

Aggregate number of securities to which transaction applies:

84,601,410 shares of Company common stock (including vested and unvested unreleased restricted stock units) and 12,587,828 shares of Company common stock underlying outstanding stock options with exercise prices of less than $23.00.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $2,036,183,489.17. The maximum aggregate value of the transaction was calculated based on the sum of (a) 84,601,410 shares of Company common stock (including unvested and vested unreleased restricted stock units) multiplied by $23.00 per share; and (b) 12,587,828 shares of Company common stock underlying outstanding stock options with exercise prices less than $23.00 per share multiplied by $7.18 (which is the difference between $23.00 and the weighted average exercise price per share). The filing fee was determined by multiplying the maximum aggregate value of the transaction by .00011460.

	(4)	Proposed maximum aggregate value of transaction: $2,036,183,489.17

	(5)	Total fee paid:

$233,346.63

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

                    , 2012

To the Stockholders of Quest Software, Inc.:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Quest Software, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) to be held at              a.m., local time, on                     , 2012, at                     .

On March 8, 2012, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Expedition Holding Company, Inc., a Delaware corporation (“Parent”) and Expedition Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by funds affiliated with Insight Venture Management, LLC, a Delaware limited liability company (“Insight”). At the Special Meeting, we will ask you to adopt the Merger Agreement.

If the Merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive $23.00 in cash, without interest and less any applicable withholding taxes. We refer to this amount as the “Per Share Merger Consideration.” The following shares of Company common stock will not be converted into the right to receive the Per Share Merger Consideration in connection with the Merger: (1) treasury shares, (2) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent, (3) the Rollover Shares (defined below) and shares held by any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the closing and (4) shares owned by stockholders who have perfected, and not withdrawn a demand for, or lost the right to, appraisal rights under Delaware law.

A special committee of our board of directors (the “Special Committee”), consisting entirely of independent and disinterested directors, negotiated, reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Special Committee unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders, as defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended (“unaffiliated stockholders”), and recommended that our board of directors approve and declare the advisability of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and recommend that our stockholders adopt the Merger Agreement. Our board of directors, after careful consideration and acting on the unanimous recommendation of the Special Committee, determined, with Vincent C. Smith, our Chairman and Chief Executive Officer, taking no part in the deliberations, that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders and recommended that our stockholders adopt the Merger Agreement at the Special Meeting. Following the recommendation of our board of directors, consistent with the fiduciary duties of our directors, the Company initiated a “go-shop” process to solicit a superior proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

In considering the recommendation of the Special Committee and the board of directors, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. Mr. Smith has voting power over approximately 34% of the total number of outstanding shares of Company common stock. Mr. Smith and certain related trusts (collectively, the “Rollover Investors”) are party to a rollover commitment letter described in the accompanying proxy statement and have agreed to contribute immediately prior to the completion of the Merger and subject to certain conditions, their shares of common stock, stock options and restricted stock units of the Company in exchange for shares of Parent common stock or equivalent equity interests in Parent under Parent’s stock incentive plan (such plan to be adopted prior to the effective time of the Merger). Other members of our management team may also have the opportunity to invest in Parent prior to, or after, the Special Meeting.

The Merger cannot be completed unless: (i) at least a majority of the outstanding shares of Company common stock on the record date vote to adopt the Merger Agreement and (ii) a majority of the outstanding shares of Company common stock, exclusive of any shares of Company common stock held by Parent, Merger Sub or any of the Rollover Investors, on the record date vote to adopt the Merger Agreement. More information about the Merger is contained in the accompanying proxy statement and a copy of the Merger Agreement is attached as Annex A thereto. We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the Merger and other related matters.

Your vote is important, regardless of the number of shares of Company common stock you own. The failure to vote will have the same effect as a vote against the proposal to adopt the Merger Agreement. Whether or not you plan to attend the Special Meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

Thank you for your cooperation and continued support.

Very truly yours,

Douglas F. Garn

Vice Chairman

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger or the Merger Agreement, passed upon the merits or fairness of the Merger, or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated                     , 2012 and is first being mailed to stockholders on or about                     , 2012.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                     , 2012

TO THE STOCKHOLDERS OF QUEST SOFTWARE, INC.:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders (the “Special Meeting”) of Quest Software, Inc. (the “Company,” “we,” “us” or “our”) will be held at              a.m., local time, on                     , 2012, at                     , for the following purposes:

1.	To adopt the Agreement and Plan of Merger (the “Merger Agreement”) with Expedition Holding Company, Inc., a Delaware corporation (“Parent”) and Expedition Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by funds affiliated with Insight Venture Management, LLC, a Delaware limited liability company (“Insight”);

2.	To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

3.	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

After careful consideration, our board of directors recommends, with Vincent C. Smith, our Chairman and Chief Executive Officer, taking no part in such recommendation, that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the non-binding compensation proposal, and “FOR” the adjournment of the Special Meeting, if necessary or appropriate.

A special committee of our board of directors (the “Special Committee”), consisting entirely of independent and disinterested directors, negotiated, reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Special Committee unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders, as defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended (“unaffiliated stockholders”), and recommended that our board of directors approve and declare the advisability of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and recommend that our stockholders adopt the Merger Agreement. Our board of directors, excluding Mr. Smith, after careful consideration and acting on the unanimous recommendation of the Special Committee, determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders and recommended that our stockholders adopt the Merger Agreement at the Special Meeting.

In considering the recommendation of the Special Committee and the board of directors, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. Mr. Smith has voting power over approximately 34% of the total number of outstanding shares of Company common stock. Mr. Smith and certain related trusts (collectively, the “Rollover Investors”) are party to a rollover commitment letter described in the accompanying proxy statement and have agreed to contribute, immediately prior to the completion of the Merger and subject to certain conditions, their shares of common stock, stock options and restricted stock units of the Company in exchange for shares of Parent common stock or equivalent equity interests in Parent under Parent’s stock incentive plan (such plan to be adopted prior to the effective time of the Merger). Other members of our management team may also have the opportunity to invest in Parent prior to, or after, the Special Meeting.

The adoption of the Merger Agreement requires: (i) the affirmative vote by a majority of the outstanding shares of Company common stock, and (ii) the affirmative vote by a majority of the outstanding shares of Company common stock, exclusive of any shares of Company common stock held by Parent, Merger Sub or any of the Rollover Investors. The approval of the non-binding compensation proposal and adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the outstanding shares of the Company common stock present and entitled to vote at the Special Meeting as of the record date.

Stockholders of the Company who do not vote in favor of adoption of the Merger Agreement are entitled to demand appraisal rights in connection with the Merger if they meet certain conditions and comply with certain procedures under Section 262 of the General Corporation Law of the State of Delaware, which is attached to this proxy statement as Annex C.

By Order of the Board of Directors,

David P. Cramer

Vice President, General Counsel and Secretary

                    , 2012

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held On                     , 2012

i

ii

QUEST SOFTWARE, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                     , 2012

PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders (the “Special Meeting”) of Quest Software, Inc. (the “Company,” “we,” “us” or “our”) which will be held at         a.m., local time, on                     , 2012, and any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of the Company as part of the solicitation of proxies by the Company’s board of directors (the “Board”) for use at the Special Meeting. This proxy statement is dated                     , 2012 and is first being mailed to stockholders on or about                     , 2012.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the transaction that is important to you. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the Special Meeting. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 122.

In this proxy statement, we refer to Expedition Holding Company, Inc. as “Parent” and Expedition Merger Sub, Inc. as “Merger Sub.” We refer to Insight Venture Management, LLC as “Insight.” We refer to Insight Venture Partners VII, L.P. as “IVPVII,” Insight Venture Partners (Cayman) VII, L.P. as “IVP Cayman,” Insight Venture Partners VII (Co-Investors), L.P. as “IVP Co,” Insight Venture Partners (Delaware) VII, L.P. as “IVP Delaware,” Insight Venture Partners Coinvestment Fund II, L.P. as “IVPCFII,” and IVPVII, IVP Cayman, IVP Co, IVP Delaware and IVPCFII together as the “Insight Entities.” We refer to the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2 and the Vincent C. Smith Annuity Trust 2011-1 as the “VS Trusts.”

The Parties

Quest Software, Inc. designs, develops, markets, distributes, and supports enterprise systems management software products. Our goal is to provide our customers with systems management products that improve the performance, productivity and reliability of their software applications and associated software infrastructure components such as databases, application servers, operating systems, and virtual environments. The Company is an independent software vendor, a company whose products are designed to support or to interact or interoperate with other vendors’ software or hardware platforms. As such, we continually strive to innovate and evolve our product portfolio to support the dynamic nature of our markets, as well as those of our customers’ information technology environments.

Insight, and its affiliated investment funds, is a leading private equity and venture capital firm focused on the global software, infrastructure software, Internet and data-services industries. Founded in 1995, Insight has raised more than $5 billion and made more than 150 investments. Insight has a successful two-team structure: the firm’s investment team evaluates thousands of companies globally each year, while the Insight Onsite team of consultants works with growth-stage management to provide resources and advice to enable them to achieve long-term success.

Both Parent and Merger Sub were formed for the sole purpose of entering into the Agreement and Plan of Merger with the Company dated March 8, 2012 (the “Merger Agreement”) and consummating the transactions contemplated by the Merger Agreement. Both Parent and Merger Sub are wholly owned by the Insight Entities.

Vincent C. Smith, our Chairman and Chief Executive Officer, has the voting power over approximately 34% of the total number of outstanding shares of Company common stock. Mr. Smith, together with the VS Trusts (the “Rollover Investors”), have entered into a rollover commitment letter (the “Rollover Letter”) with Parent to contribute, immediately prior to the completion of the Merger (the “Closing”) and subject to certain conditions, all of their shares of common stock, stock options and restricted stock units of the Company, excluding 432,982 shares of stock options the economic value of which have been transferred to Mr. Smith’s former spouse pursuant to a domestic relations order (the “Rollover Shares”) to Parent in exchange for shares of Parent common stock or equivalent equity interests in Parent under Parent’s stock incentive plan (such plan to be adopted prior to the effective time of the Merger). The Company is not a party to the Rollover Letter. See “Special Factors—The Parties” beginning on page 16 for additional information.

Overview of the Transaction

On March 8, 2012, the Company entered into the Merger Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Both Parent and Merger Sub are wholly owned by the Insight Entities. The following will occur in connection with the Merger:

•

each share of Company common stock issued and outstanding immediately prior to the Closing will convert into the right to receive $23.00 per share in cash (the “Per Share Merger Consideration”), without interest and less any applicable withholding taxes, other than (i) treasury shares, (ii) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent, (iii) the Rollover Shares (and shares held by any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing) and (iv) shares owned by stockholders who have perfected, and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law (the “DGCL”); and

•

all shares of Company common stock so converted will, at the Closing, be cancelled, and each holder of a certificate representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon surrender of such certificate (if such shares are certificated).

Following and as a result of the Merger:

•

Company stockholders, other than the Rollover Investors [and shares held by any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment], will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•

shares of Company common stock will no longer be listed on The Nasdaq Global Select Market (“Nasdaq”), and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated.

See “Special Factors—Overview of the Transaction” beginning on page 20 for additional information.

The Special Meeting

The Special Meeting will be held on                     , 2012 at                     . At the Special Meeting, you will be asked to, among other things, adopt the Merger Agreement. Please see the sections of this proxy statement captioned “Questions and Answers About the Special Meeting and the Merger” and “The Special Meeting” beginning on pages 11 and 79, respectively, for additional information on the Special Meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote

You may vote at the Special Meeting if you owned any shares of Company common stock at the close of business on                         , 2012, the record date for the Special Meeting. On that date, there were                  shares of Company common stock outstanding and entitled to vote at the Special Meeting, and, exclusive of shares held by Parent, Merger Sub and the Rollover Investors,                 shares of Company common stock outstanding and entitled to vote at the Special Meeting. You may cast one vote for each share of Company common stock that you owned on that date. See “The Special Meeting—Voting Procedures” beginning on page 81 for additional information.

Vote Required to Adopt the Merger Agreement

Adoption of the Merger Agreement requires (i) the affirmative vote by the holders of a majority of the outstanding shares of Company common stock and (ii) the affirmative vote by the holders of a majority of the outstanding shares of Company common stock, exclusive of any shares held by Parent, Merger Sub or any of the Rollover Investors. See “The Special Meeting—Vote Required” beginning on page 80 for additional information.

Merger Consideration

If the Merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive the Per Share Merger Consideration in cash, without interest and less any applicable withholding taxes. Shares of Company common stock owned by the Company as treasury shares or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, as well as the Rollover Shares, and shares held by any members of our management team who may have the opportunity to invest in Parent and who chose to make this investment prior to the Closing, will be cancelled without payment of the Per Share Merger Consideration. Shares of Company common stock owned by any of the Company’s wholly owned subsidiaries will, at the election of Parent, either convert into stock of the surviving corporation or be cancelled without payment of the Per Merger Share Consideration. Shares of Company common stock owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of Per Share Merger Consideration and such stockholders will instead be entitled to appraisal rights under the DGCL.

Prior to the effective time of the Merger, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Per Share Merger Consideration (the “Paying Agent”). The Paying Agent will send written instructions for surrendering your certificates representing shares of Company common stock (if your shares of Company common stock are certificated) and obtaining the Per Share Merger Consideration after we have completed the Merger. Do not return your stock certificates with your proxy card and do not forward your stock certificates to the Paying Agent prior to receipt of the written instructions. If you hold uncertificated shares of Company common stock (i.e., you hold your shares in book-entry), you will automatically receive your Per Share Merger Consideration as soon as practicable after the effective time of the Merger without any further action required on your part. See “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Units—Exchange and Payment Procedures” beginning on page 87 for additional information.

Treatment of Company Stock Options and Restricted Stock Units

Except as otherwise agreed to by Parent and a holder of a vested stock option (“Vested Option”), the Merger Agreement provides that, immediately prior to the effective time of the Merger, each outstanding and unexercised Vested Option will be cancelled as of the effective time of the Merger and converted into the right to receive, as soon as reasonably practicable (but in any event no later than five business days following the effective time of the Merger), an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Vested Option, and (ii) the excess, if any, of the Per Share Merger Consideration ($23.00) over the exercise price per share of such Vested Option, without interest and less any required withholding taxes (the “Designated Consideration”).

Except as otherwise agreed to by Parent and a holder of an unvested stock option (“Unvested Option”), the Merger Agreement provides that, at the effective time of the Merger, each outstanding Unvested Option will be cancelled and converted into the right to receive, on such date or dates and subject to such conditions as determined by the Company in accordance with the Company stock plans and subject to the approval of Mr. Smith, an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Unvested Option, and (ii) the Designated Consideration. At the effective time of the Merger, the Unvested Options will no longer represent the right to acquire shares of Company common stock and shall represent the right to receive the Designated Consideration subject to the terms described in this paragraph.

Any Vested Option or Unvested Option that has an exercise price per share that is equal to or greater than the Per Share Merger Consideration will be cancelled for no consideration. See “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Units” beginning on page 85 for additional information.

Except as otherwise agreed to by Parent and a holder of an unvested restricted stock unit (“Unvested RSU”), the Merger Agreement provides that each Unvested RSU that is outstanding at the effective time of the Merger will be converted into the right to receive, on the same terms and conditions as were applicable to such Unvested RSU prior to the Merger, on each date in which shares of Company common stock subject to such Unvested RSU would have become vested and exercisable (subject to continued employment through such date), a cash amount equal to the Per Share Merger Consideration for each share of Company common stock then subject to the Unvested RSU that would have otherwise vested on such vesting date, without interest and less any withholding taxes. At the effective time of the Merger, the Unvested RSUs will no longer represent the right to acquire shares of Company common stock and will represent the right to receive the Per Share Merger Consideration subject to the terms described in this paragraph. See “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Units” beginning on page 85 for additional information.

Pursuant to the Rollover Letter, the Rollover Investors have committed to exchange, immediately prior to the completion of the Merger, each of their Vested Options, Unvested Options and Company restricted stock units, including any Company restricted stock units that have vested but remain unreleased (“Vested RSU”), that are outstanding at the effective time of the Merger for an equivalent equity interest in Parent under Parent’s stock incentive plan (such plan to be adopted prior to the effective time of the Merger) and therefore will not receive the consideration described above. The Rollover Investors’ commitments pursuant to the Rollover Letter are conditions as described under the subheading “Special Factors—Financing of the Merger—Rollover Financing.”

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger

The Board, after careful consideration and acting on the unanimous recommendation of a special committee of the Board (the “Special Committee”) composed entirely of independent and disinterested directors, recommends, with Mr. Smith taking no part in such recommendation, that our stockholders vote:

•	“FOR” the proposal to adopt the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•

“FOR” the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

The Board and the Special Committee believe that the Merger is fair to the Company and its unaffiliated stockholders, as defined by Rule 13e-3 of the Exchange Act (“unaffiliated stockholders”). For a discussion of the material factors considered by the Board and the Special Committee in determining to recommend the adoption of the Merger Agreement and in determining that the Merger is fair to the Company and its unaffiliated stockholders, see “Special Factors—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 37 for additional information.

Positions of the Insight Entities, Parent and Merger Sub Regarding the Fairness of the Merger

Each of the Insight Entities, Parent and Merger Sub believes that the Merger is fair to the Company and its unaffiliated stockholders. However, none of the Insight Entities, Parent or Merger Sub has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Company and its unaffiliated stockholders. Their belief is based upon the factors discussed under the caption “Special Factors—Positions of the Insight Entities, Parent and Merger Sub Regarding the Fairness of the Merger” beginning on page 54 of this proxy statement.

Positions of the Rollover Investors Regarding the Fairness of the Merger

The Rollover Investors believe that the Merger is fair to the Company and its unaffiliated stockholders. However, the Rollover Investors have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Company and its unaffiliated stockholders. Their belief is based upon the factors discussed under the caption “Special Factors—Positions of the Rollover Investors Regarding the Fairness of the Merger” beginning on page 54 of this proxy statement.

Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee

The Special Committee received a financial opinion on March 8, 2012, from Morgan Stanley & Co. LLC (“Morgan Stanley”), the financial advisor to the Special Committee, to the effect that, as of that date and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Per Share Merger Consideration to be received by the holders of shares of Company common stock (other than the Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement was fair from a financial point of view to such holders. See “Special Factors—Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee” beginning on page 42. A copy of Morgan Stanley’s opinion is attached as Annex B to this proxy statement.

Financing of the Merger

Parent estimates that the total amount of funds required to complete the Merger and related transactions, including payment of fees and expenses in connection with the Merger is anticipated to be approximately $2.0 billion. This amount is expected to be provided through a combination of (i) equity contributions from the Insight Entities totaling approximately $210.0 million, (ii) rollover financing from the Rollover Investors totaling approximately $645.88 million, (iii) debt financing of up to $1.195 billion and (iv) cash of the Company. See “Special Factors—Financing of the Merger” beginning on page 63 for additional information.

Limited Guaranty

The Insight Entities and the Rollover Investors, severally and not jointly, have each agreed to guarantee one-half of the obligations of Parent under the Merger Agreement, with the obligations of each Insight Entity and each Rollover Investor limited to such portion of the guaranty based on its respective equity commitment to Parent, to pay, under certain circumstances, a reverse termination fee, the Company Damages Remedy (defined below) and certain expense reimbursement and indemnification obligations. See “Special Factors—Limited Guaranty” beginning on page 67 for additional information.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board, you should be aware that certain of our executive officers and directors have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. These interests include, among others:

•

in the case of directors and executive officers other than Mr. Smith, the cancellation of in-the-money Vested Options for cash payable at the effective time of the Merger and the cancellation of in-the-money Unvested Options for cash payable at specified times following the effective time of the Merger;

•	in the case of Mr. Smith, the conversion of the Rollover Shares, in-the-money Vested Options, in-the-money Unvested Options and Vested RSUs into equivalent equity interests in Parent;

•

in the case of Mr. Smith, the loan by Parent to the Rollover Investors of $120 million, which amount will be used by the Rollover Investors to repay outstanding indebtedness of the Rollover Investors encumbering the Rollover Shares;

•	a retention arrangement with Mr. Davidson;

•	the possible ownership of equity interests in Parent by other members of our management team;

•	continued indemnification and liability insurance for directors and officers following completion of the Merger; and

•	Mr. Smith and Mr. Paul Sallaberry, a member of our Board, each have certain relationships with Insight, see “Special Factors—Relationship Between Quest and Insight.”

See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68 for additional information.

Conditions to the Merger

The respective obligations of each of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “The Merger Agreement—Conditions to the Merger” beginning on page 99.

Regulatory Approvals

The Merger cannot be completed until the Company and Mr. Smith each file a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the applicable waiting period has expired or been terminated. The Company and Mr. Smith have filed the notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice on March 29, 2012. See “The Merger Agreement—Conditions to the Merger” beginning on page 99. Approvals may also be necessary, proper or advisable to obtain from, or notices may need to be submitted to, foreign regulatory authorities in connection with the Merger. The Merger cannot be completed until such approvals are obtained from, or such notices are submitted to, such foreign regulatory authorities.

Solicitation of Takeover Proposals

Until 11:59 p.m., New York City time, on May 7, 2012 (the “Go-Shop Period”), the Company, its subsidiaries and its representatives are permitted to:

•

initiate, solicit and encourage any inquiry or the making of Takeover Proposals (defined below) from third parties (or inquiries, proposals or offers or other efforts or attempts that are reasonably expected to lead to a Takeover Proposal), including by providing third parties non-public information pursuant to acceptable confidentiality agreements (provided that the Company promptly make such information available to Parent if not previously made available to Parent or its representatives); and

•

enter into, engage in, and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations.

During this time, the Company must provide to Parent a redacted copy of any such Takeover Proposal, which includes disclosure of the proposed price and material conditions.

From and after 12:00 a.m., New York City time, on May 8, 2012 (the “No-Shop Start Date”), the Company is required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any Takeover Proposals, except as may relate to Qualified Go-Shop Bidders (as defined in “The Merger Agreement—Solicitation of Takeover Proposals”). At any time from and after the No-Shop Start Date and until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company, its subsidiaries and its representatives may not:

•	solicit, initiate or knowingly facilitate or encourage any inquiry or the making of any Takeover Proposals;

•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any Takeover Proposal;

•	provide any non-public information to any person in connection with or to encourage or facilitate a Takeover Proposal; or

•	enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal.

Notwithstanding the foregoing, the Company may continue to engage in the activities permitted during the Go-Shop Period described above with each Qualified Go-Shop Bidder.

At any time from and after the No-Shop Start Date and prior to the time the Company’s stockholders adopt the Merger Agreement, if the Company receives an unsolicited written Takeover Proposal from any person making or renewing a Takeover Proposal after such date, the Company may:

•	contact such person to clarify the terms and conditions of such proposal; and

•

upon notice to Parent and Merger Sub, engage in discussions or negotiations with such person, and furnish to such third-party information (including non-public information) pursuant to an acceptable confidentiality agreement (provided that the Company promptly makes such information available to Parent and Merger Sub if not previously made available to Parent or Merger Sub), if the Board determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal either constitutes a Superior Proposal (defined below) or could reasonably be expected to lead to a Superior Proposal.

During this time, the Company must provide to Parent a redacted copy of such Takeover Proposal, which must include disclosure of the identity of the person that submitted such Takeover Proposal, as well as the proposed price and material conditions. The Company is obligated to keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the No-Shop Start Date). See “The Merger Agreement—Solicitation of Takeover Proposals” beginning on page 94.

Termination of the Merger Agreement

The Company and Parent may, by mutual written consent duly authorized by each of their respective boards of directors, terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by the Company’s stockholders.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time of the Merger as follows:

by either Parent or the Company, if:

•	the Merger has not been consummated by September 8, 2012 (the “Outside Date”);

•	the Merger is enjoined or it becomes illegal to consummate the Merger; or

•	the required stockholder approval shall not have been obtained at the Special Meeting;

by Parent, if:

•

the Company shall have materially breached or failed to perform any of its representations, warranties covenants or agreements set forth in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition of Parent or Merger Sub’s obligation to effect the Merger;

•	the Company shall have breached in any material respect its obligations described under “The Merger Agreement—Solicitation of Takeover Proposals”; or

•

the Board changes its recommendation, the Company enters into an agreement regarding an alternative transaction or the Board fails to recommend against a publicly announced Takeover Proposal and fails to reaffirm its recommendation within ten business days following the public announcement of such Takeover Proposal;

by the Company, if:

•

Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties covenants or agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition to the Company’s obligation to effect the Merger;

•

prior to the receipt of the stockholder approvals, in order to concurrently enter into an agreement with respect to a Takeover Proposal that constitutes a Superior Proposal and the Company pays the termination fee described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses;” or

•

the Merger has not been consummated within three business days after the expiration of the marketing period described under “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” and all of the conditions to Parent and Merger Sub’s obligation to effect the Merger have been satisfied.

See “The Merger Agreement—Termination” beginning on page 100.

Termination Fees and Reimbursement of Expenses

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee. If the termination fee becomes payable as a result of the Company terminating the Merger Agreement prior to the No-Shop Start Date in order to enter into an agreement with respect to a Superior Proposal, the amount of the termination fee will be $4.2 million. If the termination fee becomes payable in other circumstances, the amount of the termination fee will be $6.3 million. The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $9.0 million in the event that the Company terminates the Merger Agreement because of Parent’s breach of the Merger Agreement or because Parent has not closed the Merger within three business days of notice, delivered after completion of the marketing period, that all conditions are satisfied. In addition, in certain circumstances, the Company will be required to reimburse Parent for certain actual out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement, subject to a maximum reimbursement of $7.0 million.

Notwithstanding the above:

•

In the event that the Company terminates the Merger Agreement due to (i) an intentional breach by Parent or Merger Sub of its obligation to use commercially reasonable efforts to obtain the debt financing, (ii) an intentional act of interference or collusion by Parent or Merger Sub, in the case of each of (i) and (ii) that was the proximate cause of the failure of the debt financing to be funded, or

(iii) an intentional or willful breach by Parent or Merger Sub that is the proximate cause of the failure of a closing condition, then the Company may recover up to a maximum of $18.0 million (inclusive of the reverse termination fee) for all actual losses suffered or incurred by the Company or its stockholders with respect to any legal proceedings formally commenced within 120 days following the Company’s termination of the Merger Agreement (the “Company Damages Remedy”).

•

In the event that Parent terminates the Merger Agreement due to an intentional or willful breach by the Company, then Parent may recover up to a maximum of $12.6 million (inclusive of the termination fee) for all actual losses suffered or incurred by Parent with respect to any legal proceedings formally commenced within 120 days following Parent’s termination of the Merger Agreement (the “Parent Damages Remedy”).

See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 101 for a description of such additional requirements.

Remedies

The Company’s right to receive the reverse termination fee from Parent (or the Insight Entities and the Rollover Investors pursuant to the limited guaranty), the Company Damages Remedy, and certain reimbursement and indemnification payments from Parent will be, subject to certain exceptions described below, the sole and exclusive remedy of the Company and its subsidiaries and stockholders against Parent, Merger Sub, the Insight Entities, the Rollover Investors or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or affiliates for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amounts no related party shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Parent’s right to receive payment from the Company of its expenses, the Parent Damages Remedy, or the applicable termination fee will be, subject to certain exceptions described below, the sole and exclusive remedy of Parent and Merger Sub (and the other related parties described in the preceding paragraph) against the Company and its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amounts, no such related party will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the reverse termination fee (and certain reimbursement and indemnification payments from Parent), except in limited circumstances when the Company is entitled to the Company Damages Remedy. Under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance and the payment of the reverse termination fee or any money damages.

The parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the Merger Agreement. However, the right of the Company to seek such equitable relief in connection with enforcing Parent’s obligation to cause the equity financing to be funded will be subject to certain additional requirements. See “The Merger Agreement—Remedies” beginning on page 104.

Voting Agreement

The Rollover Investors have agreed, among other things and subject to certain conditions, to vote all of their shares of Company common stock in favor of the adoption of the Merger Agreement and against any competing

Takeover Proposal (other than a Superior Proposal) that may be submitted by the Company for a vote of its stockholders, unless such voting agreement is terminated pursuant to its terms. See “The Voting Agreement” beginning on page 106 for additional information.

Appraisal Rights

If the Merger is consummated, persons who are stockholders of the Company will have certain rights under Delaware law to dissent and demand appraisal of, and payment in cash of the fair value of, their shares of Company common stock. Any shares of Company common stock held by a person who does not vote in favor of adoption of the Merger Agreement, who properly demands appraisal of such shares of Company common stock and who complies precisely with the applicable provisions of the DGCL will not be converted into the right to receive the Per Share Merger Consideration. Such appraisal rights, if the stockholder complies with the procedures set forth in Section 262 of the DGCL for exercising and perfecting appraisal rights, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting shareholders for their shares of Company common stock. The value so determined could be more or less than, or the same as, the Per Share Merger Consideration.

You should read “Appraisal Rights” beginning on page 112 for a more complete discussion of the appraisal rights in relation to the Merger as well as Annex C which contains a full text of Section 262 of the DGCL.

Litigation Relating to the Merger

The Company, the members of the Board, Insight or certain of the Insight Entities, Parent and Merger Sub are named as defendants in purported class action lawsuits brought by stockholders of the Company. The lawsuits allege, among other things, that the members of the Board breached their fiduciary duties owed to the Company’s public stockholders and seek, among other things, to enjoin the defendants from completing the Merger on the agreed-upon terms.

One of the conditions to the Closing is that no injunction, judgment or ruling by a court or other governmental entity shall be in effect that enjoins, restrains, prevents or prohibits consummation of the Merger or that makes the consummation of the Merger illegal. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the Merger on the agreed-upon terms, then such injunction may prevent the Merger from becoming effective, or from becoming effective within the expected timeframe. See “Special Factors—Litigation Relating to the Merger” beginning on page 78.

Certain Material United States Federal Income Tax Consequences

The exchange of shares of Company common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash for shares of Company common stock pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Company common stock. You should read “Special Factors—Certain Material United States Federal Income Tax Consequences” beginning on page 75 for more information regarding the United States federal income tax consequences of the Merger to stockholders. Because individual circumstances may differ, we urge stockholders to consult their tax advisors for a complete analysis of the effect of the Merger on their U.S. federal, state and local and/or non-U.S. taxes.

Additional Information

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 122.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	Why am I receiving this proxy statement?

A:	On March 8, 2012, we entered into the Merger Agreement with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by the Insight Entities. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the adoption of the Merger Agreement.

Q:	What matters will be voted on at the Special Meeting?

A:	You will be asked to consider and vote on the following proposals:

•	adoption of the Merger Agreement;

•	a non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•	a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Q:	What will happen in the Merger?

A:	In the Merger, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent. As a result of the Merger, the Company’s common stock will no longer be publicly traded, and you will no longer have any interest in the Company’s future earnings or growth. In addition, Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and the Company will no longer be required to file reports with the SEC.

Q:	As a stockholder, what will I receive in the Merger?

A:	If the Merger is completed, you will be entitled to receive the Per Share Merger Consideration of $23.00 in cash, without interest thereon and less any required withholding taxes, for each share of Company common stock that you own immediately prior to the effective time of the Merger as described in the Merger Agreement.

See “Special Factors—Certain Material United States Federal Income Tax Consequences” beginning on page 75 for a more detailed description of the United States federal tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	When and where is the Special Meeting of our stockholders?

A:	The Special Meeting of stockholders will be held at a.m., local time, on , 2012, at .

Q:	What vote of our stockholders is required to adopt the Merger Agreement?

A:	For us to complete the Merger:

•	at least a majority of the outstanding shares of Company common stock on the record date must vote “FOR” the proposal to adopt the Merger; and

•

at least a majority of the outstanding shares of Company common stock, exclusive of any shares of Company common stock held by Parent, Merger Sub or any of the Rollover Investors, on the record date must vote “FOR” the proposal to adopt the Merger.

At the close of business on                     , 2012, the record date for the Special Meeting:

•	shares of Company common stock were outstanding and entitled to vote at the Special Meeting; and

•	shares of Company common stock were outstanding and entitled to vote at the Special Meeting, exclusive of shares of Company common stock held by Parent, Merger Sub and the Rollover Investors.

Q:	What vote is required to approve the non-binding compensation proposal and the proposal to adjourn the Special Meeting, if necessary or appropriate?

A:	The approval of the non-binding compensation proposal and adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the outstanding shares of the Company common stock present and entitled to vote at the Special Meeting as of the record date.

Q:	Why am I being asked to cast an advisory (non-binding) vote to approve “golden parachute compensation” payable to the Company’s named executive officers under existing agreements with the Company in connection with the Merger?

A:	In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will or may be payable to the Company’s named executive officers in connection with the Merger.

Q:	What is the “golden parachute compensation”?

A:	The “golden parachute compensation” is certain compensation that is tied to or based on the consummation of the Merger and payable to the Company’s named executive officers under existing agreements with the Company. See “Golden Parachute Compensation” beginning on page 107.

Q:	What will happen if stockholders do not approve the “golden parachute compensation” at the Special Meeting?

A:	Approval of the “golden parachute compensation” is not a condition to the completion of the Merger. The vote with respect to the “golden parachute compensation” is an advisory vote and will not be binding on the Company or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the Merger Agreement is adopted by the stockholders and completed, our named executive officers will be eligible to receive the “golden parachute compensation.”

Q:	Who can attend and vote at the Special Meeting?

A:	All stockholders of record as of the close of business on , 2012, the record date for the Special Meeting, are entitled to receive notice of and to attend and vote at the Special Meeting, or any postponement or adjournment thereof. If you wish to attend the Special Meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares. To obtain a signed proxy prior to the Special Meeting, you should contact your nominee. Admission to the Special Meeting will be on a first-come, first-served basis.

Q:	How does the Board recommend that I vote?

A:	The Board, after careful consideration and acting on the unanimous recommendation of the Special Committee composed entirely of independent and disinterested directors, recommends, with Mr. Smith taking no part in such recommendation, that our stockholders vote:

•	“FOR” the proposal to adopt the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•

“FOR” the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

You should read “Special Factors—Recommendation of our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 37 for a discussion of the factors that our Special Committee and the Board considered in deciding to recommend the adoption of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers may have interests that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” beginning on page 68.

Q:	How will our directors and executive officers vote on the proposal to adopt the Merger Agreement?

A:	Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the adoption of the Merger Agreement. As of , 2012, the record date for the Special Meeting, our directors (including Mr. Smith) and current executive officers beneficially owned, in the aggregate, shares of Company common stock, or collectively approximately % of the outstanding shares of Company common stock.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Per Share Merger Consideration for my shares of Company common stock?

A:	Shareholders of Company common stock who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal and receive the fair value of their shares of Company common stock in lieu of receiving the Per Share Merger Consideration in cash if the Merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under the DGCL. See “Appraisal Rights” beginning on page 112. For the full text of Section 262 of the DGCL, please see Annex C attached hereto.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record on , 2012, you may vote in person at the Special Meeting or by submitting a proxy for the Special Meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted:

•	“FOR” the adoption of the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•

“FOR” the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:	If you hold shares in “street name” through a broker, dealer, commercial bank, trust company or other nominee, then you received this proxy statement from the nominee, along with the nominee’s voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposals presented at the Special Meeting?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your shares of Company common stock will not be voted. Shares of Company common stock not voted will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement. Abstentions and broker non-votes will not count as a vote “FOR” or “AGAINST” the non-binding compensation proposal or the adjournment proposal and thus will have no effect in determining whether these proposals have received the majority vote of the outstanding shares of the Company common stock present and entitled to vote at the Special Meeting as of the record date.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the Special Meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the Special Meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the Special Meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxies or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated shares of Company common stock, should I send in my share certificates now?

A:	No. Promptly after the Merger is completed, each holder of record as of the time of the Merger will be sent written instructions for exchanging their stock certificates for the Per Share Merger Consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the Paying Agent receives your share certificates and any other documents requested in the instructions. Please do not send stock certificates with your proxy.

Holders of uncertificated shares of Company common stock (i.e., holders whose shares are held in book- entry) will automatically receive their cash consideration as soon as practicable after the effective time of the Merger without any further action required on the part of such holders.

Q:	When will the Company hold its Annual Meeting of Stockholders to elect our board of directors?

A:	The Board has not established a record date or a meeting date for the Company’s 2012 Annual Meeting of Stockholders for the purpose of electing our board of directors. If the Merger is not completed and the Company does not consummate a merger transaction pursuant to a Superior Proposal, then the Board will establish a record date and meeting date for the Company’s 2012 Annual Meeting of Stockholders.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by our stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their Company common stock pursuant to the Merger Agreement. Instead, we will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq. Under circumstances specified in the Merger Agreement, we may be required to pay Parent a termination fee of $4.2 million or $6.3 million (depending on the nature and timing of the termination) and reimburse Parent for up to a maximum of $7.0 million of its out of pocket expenses and up to $12.6 million (inclusive of the reverse termination fee) pursuant to the Parent Damages Remedy, in each case subject to certain conditions. Under certain circumstances, Parent may be required to pay us a termination fee of $9.0 million and up to $18.0 million (inclusive of the termination fee) pursuant to the Company Damages Remedy. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses,” beginning on page 101.

Q:	When is the Merger expected to be completed?

A:	The parties to the Merger Agreement are working to complete the Merger as quickly as possible. In order to complete the Merger, the Company must obtain the stockholder approval described in this proxy statement and the other closing conditions under the Merger Agreement must be satisfied or waived. The parties to the Merger Agreement currently expect to complete the Merger in the third quarter of 2012, although the Company cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact .

SPECIAL FACTORS

The following is a description of the material aspects of the Merger. You are encouraged to read carefully the full text of the Merger Agreement attached to this proxy statement as Annex A because it is the legal document that governs the Merger. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement.

The Parties

Quest Software, Inc.

Quest Software, Inc. (the “Company,” “we,” “us” or “our”) designs, develops, markets, distributes, and supports enterprise systems management software products. Our goal is to provide our customers with systems management products that improve the performance, productivity and reliability of their software applications and associated software infrastructure components such as databases, application servers, operating systems, and virtual environments. For more information about us, please visit our website at www.quest.com (the information available at our website address is not incorporated by reference into this report). See also, “Where You Can Find More Information.” Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “QSFT.” The Company’s principal executive offices are located at 5 Polaris Way, Aliso Viejo, California 92656, and our telephone number is (949) 754-8000.

Insight Entities

Insight Venture Partners VII, L.P., a Cayman Islands exempted limited partnership (“IVPVII”), Insight Venture Partners (Cayman) VII, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman”), Insight Venture Partners VII (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“IVP Co”), Insight Venture Partners (Delaware) VII, L.P., a Delaware limited partnership (“IVP Delaware”) and Insight Venture Partners Coinvestment Fund II, L.P., a Delaware limited partnership (“IVPCFII,” and together with IVPVII, IVP Cayman, IVP Co and IVP Delaware, the “Insight Entities”) are affiliates of Insight Venture Management, LLC, a Delaware limited liability company (“Insight”). The principal executive offices of Insight, IVP Delaware and IVPCFII are located at 680 Fifth Avenue, 8th Floor, New York, New York 10019, and their telephone number is (212) 230-9200. The principal executive offices of IVPVII, IVP Cayman and IVP Co are c/o Insight Venture Management, 680 Fifth Avenue, 8th Floor, New York, New York 10019, and their telephone number is (212) 230-9200.

The general partner of IVPVII, IVP Cayman, IVP Co and IVP Delaware is Insight Venture Associates, VII, L.P., a Cayman Islands exempted limited partnership (“IVA”). The principal business of IVA is acting as the general partner of IVPVII, IVP Cayman, IVP Co and IVP Delaware. The principal executive offices of IVA are c/o Insight Venture Management, 680 Fifth Avenue, 8th Floor, New York, New York 10019, and its telephone number is (212) 230-9200.

The general partner of IVA is Insight Venture Associates VII, Ltd., a Cayman Islands exempted company (“IVA Ltd.”). The principal business of IVA Ltd. is acting as the general partner of IVA. Jeffrey Horing is the director of IVA Ltd. and Blair Flicker is an alternative director of IVA Ltd. The officers of IVA Ltd. are Deven Parekh, Blair Flicker and Mark Lessing. The principal executive offices of IVA Ltd. are c/o Insight Venture Management, 680 Fifth Avenue, 8th Floor, New York, New York 10019, and its telephone number is (212) 230-9200.

The general partner of IVPCFII is Insight Venture Associates Coinvestment II, L.P., a Delaware limited partnership (“IVA Co”). The principal business of IVA Co is acting as the general partner of IVPCFII. The principal executive offices of IVA Co are located at 680 Fifth Avenue, 8th Floor, New York, New York 10019, and its telephone number is (212) 230-9200.

The general partner of IVA Co and sole shareholder of IVA Ltd. is Insight Holdings Group, LLC, a Delaware limited liability company (“Insight Holdings”). The principal business of Insight Holdings is acting as the general partner of IVA Co and other affiliated entities. The members of the board of managers of Insight Holdings are Jeffrey Horing, Deven Parekh and Peter Sobiloff. The principal executive offices of Insight Holdings are located at 680 Fifth Avenue, 8th Floor, New York, New York 10019, and its telephone number is (212) 230-9200.

Insight is the investment manager of each of the Insight Entities. The principal executive offices of Insight are located at 680 Fifth Avenue, 8th Floor, New York, New York 10019, and its telephone number is (212) 230-9200.

Rollover Investors

Mr. Smith is the Chairman and Chief Executive Officer of the Company. The Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2 and the Vincent C. Smith Annuity Trust 2011-1 (collectively the “VS Trusts,” and together with Mr. Smith, the “Rollover Investors”) are trusts affiliated with Mr. Smith. None of the Rollover Investors (including their respective trustees, as applicable), has during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In 2009, Mr. Smith entered into a settlement agreement with the U.S. Securities and Exchange Commission (the “SEC”) following the SEC’s investigation into the Company’s stock option granting practices. While not admitting or denying any allegations, Mr. Smith agreed, among other things, to the entry of a judgment enjoining future violations of certain federal securities laws. The settlement imposed no restrictions upon Mr. Smith’s service as an officer or director of any publicly traded company (See “—Business and Background of Natural Persons Related to the Company”). Except for the settlement agreement entered into by Mr. Smith with the SEC, none of the Rollover Investors, and none of their respective trustees, as applicable, has during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws. Mr. Smith is a citizen of the United States. The business address for Mr. Smith and each of the other Rollover Investors is c/o Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, and their telephone number is (949) 754-8000.

Expedition Holding Company, Inc.,

Expedition Holding Company, Inc., a Delaware corporation (“Parent”) was formed by the Insight Entities solely for the purpose of owning the Company after the Merger and arranging the related financing transactions. Parent is currently owned by the Insight Entities. Parent has not engaged in any business except for activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Expedition Merger Sub, Inc.

Expedition Merger Sub, Inc., a Delaware corporation (“Merger Sub”) was formed by Parent solely for the purpose of completing the Merger. Merger Sub is wholly owned by Parent and has not engaged in any business except for activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist.

Business and Background of Natural Persons Related to the Company

Set forth below for each director and executive officer of the Company is his respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the material occupations, positions, offices or employment held during the past five years. None of the Company nor any of the Company’s directors or executive officers has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In

2009, Mr. Smith entered into a settlement agreement with the SEC following the SEC’s investigation into the Company’s stock option granting practices. While not admitting or denying any allegations, Mr. Smith agreed, among other things, to the entry of a judgment enjoining future violations of certain federal securities laws. The settlement imposed no restrictions upon Mr. Smith’s service as an officer or director of any publicly traded company. On March 22, 2012, Mr. Sallaberry entered into a settlement agreement with the SEC following the SEC’s investigation into revenue reporting practices at Veritas Software Corporation, where Mr. Sallaberry previously served as Executive Vice President of Worldwide Field Operations and head of sales. While not admitting or denying any allegations, Mr. Sallaberry agreed, among other things, to the entry of a judgment enjoining future violations of certain federal securities laws. The settlement imposed no restrictions upon Mr. Sallaberry’s service as an officer or director of any publicly traded company. Except as provided above, none of the Company nor any of the Company’s directors or executive officers has, during the past five years, been a party to any judicial or administrative proceeding (expect for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States.

Executive Officers

Vincent C. Smith, 48 Chief Executive Officer and Chairman of the Board	Mr. Smith has served as our Chief Executive Officer from 1997 to 2008, and from February 2012 to the present. Mr. Smith served as our Executive Chairman from October 2008 to February 2012 and a director since 1995. Mr. Smith became Chairman of the Board in 1998.

Douglas F. Garn, 53 Vice Chairman	Mr. Garn has served as our Vice Chairman since February 2012 and previously served as our President from February 2005 to February 2012 and our Chief Executive Officer from October 2008 to February 2012. Mr. Garn previously served as our Vice President, Worldwide Sales from January 1998 to January 2002, and returned to this position in January 2003 after a medical leave of absence.

Scott J. Davidson, 46 Senior Vice President, Chief Financial Officer	Mr. Davidson has served as our Chief Financial Officer since October 2007. Mr. Davidson joined the Company as Treasurer in 2002, and he has served as a vice president since 2005. His responsibilities have included worldwide treasury and investment operations, acquisitions, SEC reporting, investor relations and risk management.

Steve M. Dickson, 51 Senior Vice President & GM, Windows Server Management	Mr. Dickson has served as our Senior Vice President & GM, Windows Server Management since March 2012. Mr. Dickson previously served as Senior Vice President of Product Management since November 2008 and, before that, as Vice President and General Manager, Windows Management since 2003. Mr. Dickson joined the Company in 1998 and has also held various sales management positions within the Company, including Vice President, Sales—Western Region, and Vice President, Sales—Microsoft Solutions.

Alan D. Fudge, 51 Senior Vice President of Worldwide Sales and Marketing	Mr. Fudge has served as our Senior Vice President of Worldwide Sales and Marketing since October 2011. Prior to that, Mr. Fudge served as our Senior Vice President of Worldwide Sales since August 2009. From November 2005 to August 2009, Mr. Fudge served as President and Chief Executive Officer of GuardianEdge Technologies, Inc. a privately held data protection company with a principal business address at 475 Brannan Street, Suite 400, San Francisco, CA 94107.

Directors

Vincent C. Smith, 48 Chairman of the Board Director since 1995	Information for Mr. Smith is included in the previous section titled “Executive Officers.”

Douglas F. Garn, 53 Vice Chairman Director since 2008	Information for Mr. Garn is included in the previous section titled “Executive Officers.”

H. John Dirks, 67 Director since 2006	Mr. Dirks has 40 years of auditing and accounting experience. Since his retirement in 2005, he has provided accounting consulting services to various organizations.

Kevin M. Klausmeyer, 53 Director since 2003	From August 2006 until its merger in 2011 with SoftLayer Technologies, Inc., Mr. Klausmeyer served as Chief Financial Officer of The Planet, Inc., a privately held company and provider of dedicated web hosting products and services with a principal business address at 400 North Akard Street, Dallas, TX 75201.

Augustine L. Nieto II, 54 Director since 2002	Mr. Nieto is currently an Operating Advisor for North Castle Partners, a private equity firm with a principle business address at 183 East Putnam Avenue, Greenwich, CT 06830. Mr. Nieto is currently the chairman of Octane Fitness, a privately held manufacturer of consumer exercise equipment with a principle business address at 7601 Northland Drive North, Suite 100, Brooklyn Park, MN 55428. He is also a Director of DynaVox Inc., a public company that provides communication and education solutions for individuals with speech, language and learning disabilities with a principal business address at 2100 Wharton Street, Suite 400, Pittsburgh, PA 15203.

Paul A. Sallaberry, 56 Director since 2005	Mr. Sallaberry has been a Venture Partner since 2009 at Jafco Ventures, with a principle business address at 505 Hamilton Avenue, Suite 310, Palo Alto, CA 94301. He currently serves as a director of several private companies.

Business and Background of Natural Persons Related to Insight, the Insight Entities, Parent and Merger Sub

Jeffrey Horing is a founding partner of Insight, where he has worked since 1995.

Deven Parekh is a Managing Director of Insight, where he has worked since 2000.

Peter Sobiloff is a Managing Director of Insight, where he has worked since 1998.

Blair Flicker is a Managing Director and General Counsel to Insight, where he has worked since 2001.

Michael Triplett is a Managing Director of Insight, where he has worked since 1998.

Mark Lessing is a Managing Director and Chief Financial Officer to Insight, where he has worked since 2000.

Richard Wells is a Managing Director of Insight, where he has worked since 2005.

The principal executive office of Messrs. Horing, Parekh, Sobiloff, Flicker, Triplett and Lessing is located at 680 Fifth Avenue, 8th Floor, New York, New York 10019. Messrs. Horing, Parekh, Sobiloff, Flicker, Triplett and Lessing are each citizens of the United States.

None of Parent, Merger Sub, Insight, the Insight Entities, IVA, IVA Ltd., IVA Co and Insight Holdings, and none of their respective directors or executive officers, has during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Merger Sub, Insight, the Insight Entities, IVA, IVA Ltd., IVA Co and Insight Holdings, and none of their respective directors or executive officers, has during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

Overview of the Transaction

The Company, Parent and Merger Sub entered into an Agreement and Plan of Merger on March 8, 2012 (the “Merger Agreement”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by investment funds affiliated with Insight. The following will occur in connection with the Merger:

•

each share of Company common stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) will convert into the right to receive $23.00 in cash per share, without interest and less any applicable withholding taxes (the “Per Share Merger Consideration”), other than (i) treasury shares, (ii) shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent, (iii) the Rollover Shares and shares held by any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing and (iv) shares owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law (the “DGCL”);

•

all shares of Company common stock so converted will, at the Closing, be cancelled, and each holder of a certificate representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon surrender of such certificate (if such shares are certificated);

•

except as otherwise agreed to by Parent and the applicable holder, each vested stock option (“Vested Option”) that is outstanding and unexercised at the time of the Merger will, at the Closing, be cancelled and converted into the right to receive, as soon as reasonably practicable following the effective time of the Merger, an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Vested Option, and (ii) the excess, if any, of the Per Share Merger Consideration ($23.00) over the exercise price per share of such stock option, without interest and less any required withholding taxes (the “Designated Consideration”);

•

except as otherwise agreed to by Parent and the applicable holder, each unvested stock option (“Unvested Option”) that is outstanding at the effective time of the Merger will, at the Closing, be cancelled and converted into the right to receive, on such date or dates and subject to such conditions as determined by the Company in accordance with the Company stock plans and subject to the approval of Mr. Smith, an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Unvested Option, and (ii) the Designated Consideration;

•

except as otherwise agreed to by Parent and the applicable holder, each unvested restricted stock unit (“Unvested RSU”) that is outstanding at the effective time of the Merger will, at the Closing, be converted into the right to receive, on the same terms and conditions as were applicable to such Unvested RSU prior to the Merger, on each date in which shares of Company common stock subject to such Unvested RSU would have become vested and exercisable (subject to continued employment through such date), a cash amount equal to the Per Share Merger Consideration for each share of Company common stock then subject to the Unvested RSU that would have otherwise vested on such vesting date, without interest and less any withholding taxes;

•	any Vested Option or Unvested Option that has an exercise price per share that is equal to or greater than the Per Share Merger Consideration will be cancelled for no consideration; and

•

each Rollover Investor will, at the Closing, exchange each of its Company stock options and Company restricted stock units, including any Company restricted stock units that have vested but remain unreleased (“Vested RSU”), immediately prior to the Merger for an equivalent equity interest in Parent under Parent’s stock incentive plan (such plan to be adopted prior to the effective time of the Merger).

Following and as a result of the Merger:

•

Company stockholders (other than the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing) will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•	shares of Company common stock will no longer be listed on Nasdaq, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the Merger, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Background of the Merger

The Board and management of the Company continually review the Company’s long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the Board and management of the Company have periodically evaluated potential strategic alternatives relating to the Company’s businesses and engaged in discussions with third parties.

From time to time, Vincent C. Smith, formerly Executive Chairman of the Board and currently Chairman of the Board, President and Chief Executive Officer of the Company, has engaged in informal discussions with representatives of Insight Venture Management, LLC (“Insight”), affiliated investment funds of which were early investors in Quest, regarding portfolio investments in the software industry and activity in the software industry generally. The Company and an affiliate of Mr. Smith are each a limited partner investor in certain investment funds affiliated with Insight, representing small minority interests in the funds. An affiliate of Mr. Smith is also a small minority investor in certain portfolio companies of Insight. On August 24, 2011, representatives of Insight met with Mr. Smith as well as certain other members of Company management to discuss a possible acquisition of the Company and to request further meetings with management. No confidential information of the Company was exchanged between Mr. Smith and Insight at that meeting. Mr. Smith promptly relayed this information to David Cramer, Vice President, General Counsel and Secretary of the Company, and thereafter relayed the information to each Board member. The Board scheduled a special meeting for September 19, 2011 to discuss Insight’s potential interest in the Company.

On September 19, 2011, the Board met to discuss a potential acquisition of the Company by Insight and consider Insight’s request to meet with management. During the special meeting, representatives of Latham & Watkins LLP (“Latham & Watkins”), counsel to the Company, discussed the Board’s role in a potential going private transaction. Following the departure of employee directors from the meeting, including Mr. Smith, the remaining directors discussed the ramifications of a going private transaction and the possible advantages of establishing a committee of independent and disinterested directors to review, evaluate and negotiate the terms of a potential acquisition (the “special committee”). The remaining directors observed that a special committee, due to its size, would be able to more easily manage the process of evaluating any potential acquisition proposals received by the Company than the full Board and that a special committee was an effective way to address potential, actual or perceived conflicts of interest. Following this discussion, the remaining directors determined to establish a special committee to direct the evaluation of, and any negotiation relating to, any proposal, when and if made, for a going private transaction. Mr. Sallaberry explained his affiliation with certain entities affiliated with Insight. Following a discussion, the Board determined that the special committee would be comprised of Mr. Dirks, Mr. Klausmeyer and Mr. Nieto, with Mr. Dirks serving as Chairperson. The Board also requested that the special committee present enabling resolutions delineating its authority at the next meeting of the Board. Following the September 19th meeting, at the Board’s direction the Company executed a confidentiality agreement with Insight, permitting Insight to review non-public information pertaining to the Company.

At the direction of the special committee, Latham & Watkins, with the assistance of management of the Company, established a virtual data room that was populated with non-public information regarding the Company on a rolling basis for purposes of diligence in a potential strategic process. The Company granted Insight access to the virtual data room on September 21, 2011. Between September 19 and September 30, 2011, Insight conducted its preliminary due diligence review of the Company, including a review of information in the virtual data room and discussions with management regarding the Company’s business.

On September 30, 2011, Mr. Cramer received a letter from Insight stating that, based upon the progress made to date in its due diligence, Insight was preparing an offer to acquire all of the outstanding shares of Company common stock, other than shares held by certain members of management, including Mr. Smith and his affiliated trusts (the “Rollover Shares”), that it assumed would be reinvested in the acquiring entity (the “Potential Proposal”).

Between September 30 and October 3, 2011, the special committee identified and contacted several law firms and investment banks that potentially could serve as independent legal and financial advisors to the special committee. After considering the background, independence and qualifications of each law firm interviewed by the special committee, the special committee unanimously determined it would retain Potter Anderson & Corroon LLP (“Potter Anderson”) as independent counsel.

On Monday, October 10, 2011, the special committee met to consider the role, scope of authority and mandate of the special committee.

On October 11 and October 12, 2011, the special committee interviewed three potential independent financial advisors. On October 14, 2011, the special committee met, with Potter Anderson participating, to discuss the background, experience and qualifications of each financial advisor interviewed by the special committee. The special committee also discussed any potential conflicts involving the proposed financial advisors, including prior preliminary discussions that had occurred between Morgan Stanley & Co. LLC (“Morgan Stanley”) and Insight with respect to the Potential Proposal. The special committee confirmed that Morgan Stanley, if engaged by the special committee, would not engage in any additional discussions concerning the services that Morgan Stanley could provide Insight in connection with the Potential Proposal. At the conclusion of this discussion, the special committee unanimously determined to retain Morgan Stanley and confirmed there was no existing conflict of interest.

On October 14, 2011, representatives of Potter Anderson contacted Latham & Watkins and Mr. Cramer to discuss the role of all parties in connection with a Potential Proposal, the potential timing for the delivery of a written proposal from Insight, and the Company’s disclosure obligations under applicable law.

On October 18, 2011, the special committee met with representatives of Potter Anderson to discuss the proposed terms of engagement for Morgan Stanley. Following this discussion, representatives of Morgan Stanley joined the meeting to discuss with the special committee its preliminary views on a number of issues, including the possible ways in which to undertake a strategic process, and the likely timing for such a transaction. A discussion ensued regarding Mr. Smith’s current involvement in the Company’s operations, during which Potter Anderson reviewed with the special committee certain instructions regarding the strategic process for management, particularly Mr. Smith. Mr. Dirks agreed to relay this information to Mr. Smith. Morgan Stanley then updated the special committee on its efforts to complete its initial review of the Company, which would permit Morgan Stanley to provide the special committee with preliminary financial analyses before the commencement of any substantive discussions with Insight. Following this discussion, the special committee directed Morgan Stanley to follow up with management of the Company to obtain financial projections for fiscal year 2012.

On October 19, 2011, representatives of Insight contacted Latham & Watkins to communicate that Insight was prepared to deliver a written proposal to the special committee to acquire all of the shares of Company common stock (other than the Rollover Shares) on the following terms: (i) an offer price of $20.00 per share; (ii) financing commitments consisting of both debt and equity financing; and (iii) a condition that certain stockholders, including Mr. Smith, roll over a significant portion of their outstanding shares (as subsequently amended with respect to the per share offer price, the “Proposed Transaction”). Later that day, representatives of Latham & Watkins spoke with representatives of Potter Anderson and Morgan Stanley, Mr. Dirks and Mr. Cramer regarding Insight’s intention to deliver a proposal pertaining to the Proposed Transaction. Following discussions between Potter Anderson and Mr. Dirks, Morgan Stanley was directed to communicate to Insight that (i) future communications pertaining to the potential Proposed Transaction should proceed through Morgan Stanley, and (ii) the special committee would provide Insight with guidance concerning the special committee’s preferred timing for the delivery of a written proposal.

On October 21, 2011, at the direction of the special committee, Potter Anderson delivered a letter to Willkie Farr & Gallagher LLP (“Willkie Farr”), counsel to Insight, requesting that Insight hold in abeyance any written proposal until the special committee requested delivery, and indicating that the special committee anticipated that it would be prepared to receive a written proposal shortly after the regularly scheduled Board meeting on November 2, 2011 (the “November 2 Board Meeting”).

On October 25, 2011, the special committee met with Potter Anderson and Morgan Stanley to discuss the potential Proposed Transaction. Representatives of Morgan Stanley indicated that they had held in-person meetings with management, discussed management’s progress to date in preparing, at the request of the special committee, financial projections, and completed a preliminary review of financial materials contained in the Company’s virtual data room. Morgan Stanley also discussed with the special committee its preliminary financial analyses. The special committee expressed its view, based upon the current trading value of the Company’s common stock and the preliminary financial analyses discussed by Morgan Stanley, that a formal offer of $20.00 per share, if received, would be inadequate.

Later in the day on October 25, 2011, Mr. Dirks, along with representatives of Potter Anderson and Latham & Watkins, spoke with representatives of Willkie Farr and with Mr. Smith to discuss the potential Proposed Transaction. During this discussion, Willkie Farr expressed Insight’s interest in delivering a written proposal to the special committee no later than October 31, 2011.

On October 26, 2011, the special committee met with representatives of Potter Anderson and Morgan Stanley. Potter Anderson provided an overview of its discussions with Willkie Farr and with Mr. Smith. The special committee directed Morgan Stanley to engage in further discussions with Scott Davidson, Senior Vice President and Chief Financial Officer, and Alan Fudge, Senior Vice President of Worldwide Sales, in order to gain a better understanding of the Company’s current and future prospects.

On October 27, 2011, Morgan Stanley provided the special committee with financial projections from management for the remainder of fiscal year 2011, as well as management’s preliminary projections for fiscal year 2012. Morgan Stanley also reported that Insight’s diligence and financing efforts were nearly complete and that Insight expected to contribute up to $150 million in equity financing in connection with any potential Proposed Transaction.

On October 28, 2011, the special committee met, together with Potter Anderson and Morgan Stanley, to review the preliminary management projections and discuss management’s view of fourth quarter 2011 and fiscal year 2012. After considering the preliminary nature of Morgan Stanley’s financial analyses and the Company’s potential disclosure obligations, the special committee directed Morgan Stanley to communicate to Insight the special committee’s preference for negotiations to remain confidential, and to confirm that Insight should not deliver a written proposal until requested to do so by the special committee.

On November 2, 2011, the special committee finalized its engagement of Morgan Stanley as its financial advisor.

On November 2, 2011, the Board met, with representatives of Potter Anderson and Latham & Watkins and Mr. Cramer and Mr. Davidson also participating in the meeting. Potter Anderson reviewed the enabling resolutions for the special committee provided to members of the Board in advance of the meeting, emphasized the broad authority provided to the special committee in the enabling resolutions, and discussed certain instructions for management of the Company with respect to the strategic process. Following Potter Anderson’s presentation, Mr. Smith confirmed that he would consider the views of the special committee when evaluating any alternative transaction in his capacity as a stockholder of the Company. The Board then adopted the enabling resolutions proposed by the special committee delegating full power and authority to the special committee in connection with its evaluation of strategic alternatives, including to establish and direct the process, to evaluate and negotiate any potential agreements or arrangements, to make recommendations to the Board and to take any and all other actions necessary during the course of its work. In addition, the Board discussed the topic of Chief Executive Officer succession planning and implementation, which the Board had discussed periodically at prior meetings. The Board members were aware of certain health concerns of Doug Garn, then President and Chief

Executive Officer of the Company, and discussed the potential need to implement a Chief Executive Officer succession plan in the event Mr. Garn’s health concerns rose to a level that would impair his ability to continue serving as Chief Executive Officer. The Board determined to continue to monitor developments with respect to Mr. Garn’s health and to continue to evaluate management succession planning and implementation.

Following the November 2 Board Meeting, the special committee, together with representatives of Potter Anderson and Morgan Stanley, met with Mr. Davidson to discuss the Company’s projected results for fourth quarter 2011 and fiscal year 2012. After Mr. Davidson departed the meeting, Mr. Fudge joined the meeting to review the Company’s sales performance, year-to-date efforts by management to increase productivity, and the Company’s projected growth rates. After Mr. Fudge departed the meeting, the special committee discussed the appropriate “base case” for Morgan Stanley to utilize in developing its financial analyses and whether, in light of the relative strengths and weaknesses of the Company’s products and sales organization, it may be an appropriate time to consider selling the Company. Morgan Stanley then discussed with the special committee its preliminary financial analyses. Potter Anderson then discussed the potential ways to structure a strategic process, the relative merits of a pre- and post-signing market check, and ways to structure the strategic process to encourage alternative bidders. At the conclusion of this discussion, the special committee authorized Morgan Stanley to invite Insight to deliver a written proposal.

On November 3, 2011, representatives of Morgan Stanley invited Insight to submit a written proposal, including detail on Insight’s projected funding sources for its contemplated debt and equity financing. Morgan Stanley also reiterated the special committee’s view that a proposal of $20.00 per share would be unacceptable and that, given the differing views of the parties with respect to price, it was premature for Insight to include a draft merger agreement with its written proposal.

On November 7, 2011, Morgan Stanley received a written proposal from Insight to acquire all of the outstanding shares of Company common stock, other than the Rollover Shares, for $20.50 per share (the “November 7 Proposal”). The November 7 Proposal included draft equity and debt commitment letters and was conditioned upon the participation of the holders of the Rollover Shares (the “Rollover Investors”). The November 7 Proposal also clarified that Insight did not have any agreements, arrangements or understandings with Mr. Smith with respect to the Proposed Transaction, and requested permission for Insight to engage in further discussions with Mr. Smith regarding potential involvement in the Proposed Transaction.

On November 8, 2011, the special committee met with Potter Anderson and Morgan Stanley to discuss the November 7 Proposal. Morgan Stanley discussed updated preliminary management projections and financial analyses regarding the Company’s projected growth levels. Based upon the sensitivity analysis and the Company’s plan to trim expenses, the special committee expressed the view that management’s updated preliminary projections were reasonable. Morgan Stanley then discussed Insight’s written offer with the special committee in light of the Company’s standalone trading value, improving financial results and cash flow levels and confirmed that the debt leverage ratio suggested that Insight had the ability to improve its offer price. The special committee discussed whether to contact a select group of potential third party buyers to discuss their views with respect to price. After discussing confidentiality concerns and considering the likelihood the special committee would be able to secure an improved offer price from Insight, the special committee decided to refrain, at that time, from contacting other potential buyers. The special committee then directed Morgan Stanley to communicate to Insight that the $20.50 per share price was not acceptable, that the November 7 Proposal was not compelling versus the Company’s standalone plan, and that, unless Insight significantly improved its offer price, the special committee would not commence negotiations.

On November 8, 2011, Morgan Stanley communicated the special committee’s views to Insight. Morgan Stanley encouraged Insight to continue its due diligence activities with the goal of improving its offer price.

On November 14, 2011, Morgan Stanley received an oral offer from Insight to acquire all of the outstanding shares of Company common stock, other than Rollover Shares, for $21.50 per share (the “November 14 Proposal”), which offer was conditioned upon the participation of the holders of the Rollover Shares.

On November 15, 2011, the special committee met with representatives of Potter Anderson and Morgan Stanley. Morgan Stanley reported that Insight expected cooperation from the Company to secure advance credit rating agency approval with respect to its debt financing. Morgan Stanley then summarized for the special committee the valuation discussions Morgan Stanley had held with Insight. The special committee directed Morgan Stanley to communicate to Insight that the special committee had rejected the offer. The special committee also directed Morgan Stanley to inform Insight that the offer price reflected in the November 14 Proposal did not reflect potential cost synergies, reflected a low multiple and a low premium relative to comparable peer transactions, and was not compelling when compared to the Company’s standalone value. The special committee directed Morgan Stanley to inform Insight that the special committee remained willing to continue to engage in discussions with Insight, with the goal of having Insight increase its offered price per share.

On November 15, 2011, Morgan Stanley spoke with Insight and communicated the views of the special committee with respect to the November 14 Proposal. Between November 16 and November 20, 2011, Morgan Stanley and Insight continued discussions.

On November 22, 2011, the special committee met with Potter Anderson and Morgan Stanley to discuss the status of discussions with Insight. Morgan Stanley reported that, prior to the meeting, Insight had inquired whether an offer price lower than $23.00 per share would be acceptable to the special committee. A discussion ensued, during which the special committee expressed reservations about Insight’s ability to fund a transaction at an offer price acceptable to the special committee. The special committee then reviewed strategic alternatives, including contacting other potential third-party buyers and continuing to operate the Company as an independent public company. The special committee also discussed Mr. Smith’s willingness to enter into a transaction with a third-party buyer other than Insight, and considered the timing and effect of any management succession issues on the strategic process. Morgan Stanley discussed its preliminary valuation analysis in light of management’s cash flow and balance sheet forecasts, and the special committee discussed the valuation range in light of the Morgan Stanley analysis. The special committee also discussed the contractual terms that the special committee would seek in any definitive transaction agreement. At the conclusion of this discussion, the special committee authorized Morgan Stanley to communicate to Insight that an offer price of $23.25 was likely to be acceptable if Insight and Mr. Smith agreed that the definitive transaction agreement would contemplate: (i) that if the special committee supported the Proposed Transaction then Mr. Smith would have a contractual obligation to vote his shares to approve the Proposed Transaction; (ii) drag-along rights providing an affirmative obligation for Mr. Smith and his affiliates to vote in favor of any superior proposal recommended by the special committee and supported by the Board; (iii) a break-up fee payable to Insight that would represent an agreed upon percentage of Insight’s committed equity capital; (iv) a requirement for a majority vote by the holders of Company common stock, excluding the Rollover Shares, adopting the merger agreement; and (v) a seller-friendly post-signing market check that would include a “go-shop” period and a bifurcated termination fee structure.

On November 22, 2011, Morgan Stanley communicated to Insight the special committee’s response.

On November 28, 2011, Morgan Stanley received a written proposal from Insight to acquire all of the outstanding shares of Company common stock, other than the Rollover Shares, for $22.00 per share (the “November 28 Proposal”), which proposal was conditioned upon the participation of the holders of the Rollover Shares.

On November 29, 2011, the special committee met with Potter Anderson and Morgan Stanley to discuss the November 28 Proposal. Morgan Stanley confirmed that Insight was amenable to (i) a voting agreement requiring

Mr. Smith to support the transaction, subject to customary termination rights, (ii) a break-up fee payable to Insight and based upon the amount of Insight’s committed equity capital, (iii) a condition requiring the approval of the holders of a majority of shares of Company common stock held by the Company’s unaffiliated stockholders, and (iv) a seller-friendly post-signing market check. Morgan Stanley indicated, however, that Insight had indicated that it would not agree to a deal structure that imposed a drag-along right on any of the Rollover Shares and noted that Insight expected the Company to cooperate with respect to Insight receiving appropriate rating agency reviews with respect to its debt financing. A discussion ensued regarding a number of factors, including the preliminary financial analyses previously prepared by Morgan Stanley, the execution risk associated with management succession planning and implementation, the relative strengths and weaknesses of the Company’s current product line and sales organization, the effect of recent acquisitions on the Company’s projected new license bookings and revenues, and whether the $22.00 offer price represented a compelling offer versus pursuing the Company’s standalone plan. At the conclusion of this discussion, the special committee unanimously expressed the view that the $22.00 offer price reflected in the November 28 Proposal was not compelling, and directed Morgan Stanley to communicate to Insight that: (i) the $22.00 offer price was not compelling, (ii) an offer price of $23.00 per share would likely receive the special committee’s unanimous support; (iii) the special committee would meet with Mr. Smith to discuss his support for other competing superior proposals; (iv) the special committee envisioned a 60-day “go-shop” period with a lower termination fee if the merger agreement is terminated during the “go-shop” period and a larger termination fee if the merger agreement is terminated after the start of the “no-shop” period, in each case with the termination fee to be calculated based upon Insight’s equity contribution; and (v) Insight should respond promptly to the special committee’s concerns with respect to the offer price reflected in the November 28 Proposal.

On November 29, 2011, Morgan Stanley communicated the special committee’s response to the November 28 Proposal to Insight.

On November 30, 2011, representatives of Insight contacted Morgan Stanley to confirm Insight’s willingness to increase its offer price to $22.20 per share (the “November 30 Proposal”) and that a 60-day “go-shop” period was acceptable. Insight also raised no objection to the special committee meeting with Mr. Smith to discuss his willingness to support a superior proposal. Insight did, however, relay to Morgan Stanley its concern with the Company’s low levels of projected organic growth (with the term “organic growth” referring to growth of product and business lines, not including growth from acquisitions made during the previous twelve months) and other execution risks facing the Company. Representatives of Morgan Stanley informed Insight that the proposed $22.20 offer price would likely be unacceptable to the special committee.

On December 2, 2011, members of the special committee, together with representatives of Potter Anderson and Morgan Stanley, met with Mr. Smith to discuss process and price issues relating to the November 30 Proposal. Mr. Smith indicated that he understood the mandate of the special committee was to maximize the offer price received by holders of Company common stock, other than the Rollover Investors. Mr. Smith stated that he would be willing to participate in a premium offer requiring him to accept a non-controlling position post-closing if a potential strategic or financial buyer brought significant management expertise to the Company. During the meeting with Mr. Smith, Morgan Stanley explained that a $53 million funding gap remained between the minimum $23.00 offer price the special committee would support and the $22.20 price offered by Insight. Since the November 30 Proposal remained contingent upon Mr. Smith’s participation, the parties agreed that Mr. Smith should discuss alternative financing options with Insight in an attempt to close the current price and funding gap but Mr. Smith indicated that he would not be willing to reduce his post-closing interest in the Company in order to address the discrepancy.

On December 5, 2011, Mr. Davidson informed the special committee and Morgan Stanley that preliminary results suggested that projected fourth quarter 2011 new license bookings were trending down versus fourth quarter 2010, that management had therefore reduced its projected fourth quarter 2011 new license bookings and that, depending upon the Company’s performance, management may further reduce the target range for fourth quarter 2011 new license bookings.

On December 7, 2011, the special committee met with representatives of Potter Anderson and Morgan Stanley. Morgan Stanley first discussed improvements in the debt financing market and its possible effect on Insight’s debt financing requirements. A discussion ensued regarding the likely timing for Insight to secure its debt financing and the potential influence of any downward trends in the Company’s fourth quarter 2011 financial results on the ratings with respect to its debt financing. The special committee also discussed the November 30 Proposal in light of possible management succession planning and implementation issues, and considered Insight’s proposal to deliver a draft merger agreement for the special committee’s consideration. At the conclusion of this discussion, the special committee directed Morgan Stanley to invite Insight to deliver its draft merger agreement, but to inform Insight that the special committee continued to expect Insight to submit an improved offer.

On December 9, 2011, Mr. Davidson and Insight met in New York, while Mr. Smith participated by phone, with representatives of the credit rating agencies that would be rating Insight’s debt financing.

On December 11, 2011, Insight provided a financial analysis to Morgan Stanley and Mr. Smith that reflected financial projections prepared by Insight (the “12/11 Insight Projections”) illustrating Insight’s concerns with respect to low levels of organic growth forecasted by the Company for fiscal year 2012. Morgan Stanley subsequently shared the Insight analysis with members of the special committee.

On December 11, 2011, in a meeting between Mr. Smith and Mr. Nieto, Mr. Smith raised the topic of the 12/11 Insight Projections. Mr. Nieto reiterated to Mr. Smith that the minimum offer price acceptable to the special committee was $23.00 per share.

On December 13, 2011, the special committee held a meeting with Potter Anderson and Morgan Stanley. Morgan Stanley updated the special committee on recent discussions with Insight pertaining to the 12/11 Insight Projections and indicated that Insight had communicated its view that the 12/11 Insight Projections demonstrated that a price greater than $21.00 per share was not supportable. The special committee and Morgan Stanley discussed potential shortfalls in the Company’s new license bookings for the fourth quarter of 2011 as well as the strong rate of conversion of these bookings into recognizable revenue for the fourth quarter.

A discussion ensued regarding the Company’s projected fourth quarter 2011 financial results. At the conclusion of this discussion, the special committee determined to meet with Mr. Davidson and Mr. Fudge to discuss in more detail the Company’s expected fourth quarter 2011 financial results. The special committee also discussed management succession planning and implementation issues, and the effect of such concerns on the timing of the potential Proposed Transaction. At the conclusion of this discussion, the special committee directed Morgan Stanley to communicate to Insight that the special committee would not support a transaction at a price below $23.00 per share and to reaffirm that an offer price of $23.00 per share would likely receive the special committee’s unanimous support. The special committee determined, however, it was in the best interest of the Company’s unaffiliated stockholders to sign and announce a transaction by December 31, 2011, given the potential execution risks the Company faced in operating its business and the risk associated with certain potential management succession issues.

On December 13, 2011, Morgan Stanley provided Insight with a preliminary summary analysis reflecting how Insight could achieve a purchase price of $23.00 per share (the “Summary LBO Analysis”). Morgan Stanley also discussed the Summary LBO Analysis with Mr. Davidson, who agreed to discuss management’s view of the 12/11 Insight Projections with representatives of Insight.

On December 14, 2011, the special committee met to discuss recent conversations with Mr. Davidson regarding the Company’s projected fourth quarter 2011 financial results. Morgan Stanley reiterated management’s view that, while the Company would potentially fall short of its projected fourth quarter 2011 license bookings internal forecast, current booking to revenue conversion rates remained strong. The special committee discussed the effect of the Company’s fourth quarter 2011 earnings on its evaluation of Insight’s offer price and the timing of the potential Proposed Transaction. At the conclusion of this discussion, the special committee agreed that Mr. Dirks and Morgan Stanley would communicate to Insight that the special committee did not view the expected changes in the Company’s projected fourth quarter 2011 financial results as material.

On December 14, 2011, Morgan Stanley and Mr. Dirks spoke with a representative of Insight and communicated that the special committee did not believe the fourth quarter financial developments were material, and that an offer price of less than $23.00 per share was not compelling.

On December 15, 2011, the special committee met with Potter Anderson and Morgan Stanley to discuss the ongoing price discussions. Morgan Stanley reviewed recent conversations with Insight, pursuant to which Insight signaled its concern with the $22.20 offer price reflected in the November 30 Proposal without receiving additional comfort regarding the Company’s fourth quarter 2011 financial results. A discussion ensued regarding whether the special committee should establish an end-date for the parties to agree on price, after which the special committee would reconsider reaching out to potential third-party buyers on a confidential basis. The special committee also discussed whether it would be in the best interest of the Company’s unaffiliated stockholders to terminate discussions with Insight and pursue the Company’s standalone plan. Potter Anderson reviewed the special committee’s fiduciary obligations. The special committee also discussed the advisability of moving forward with negotiations with Insight at a lower price, given the proposed 60-day “go-shop” contemplated by the parties. At the conclusion of this discussion, the special committee directed Morgan Stanley to communicate to Insight that (i) Insight should deliver its best and final offer with respect to price no later than Friday, December 16, 2011; (ii) the special committee believed an appropriate offer price remained $23.00 per share; and (iii) in the event the special committee rejected Insight’s best and final offer, the special committee was prepared to direct Morgan Stanley to approach other potential third-party buyers. Morgan Stanley communicated this message to Insight following the meeting.

The special committee met a second time on December 15, 2011 with representatives of Potter Anderson and Morgan Stanley. Morgan Stanley reported that Insight had proposed a graduated per share offer price based upon the Company’s projected fourth quarter 2011 new license bookings, which proposal Morgan Stanley indicated would be unacceptable to the special committee. The special committee confirmed that, based upon their conversations with Mr. Davidson and Mr. Fudge, management again anticipated that it may have to lower its range of anticipated fourth quarter 2011 new license bookings. A discussion ensued regarding the potential shortfall in the Company’s fourth quarter 2011 financial results and management succession planning and implementation issues. In light of these concerns, the special committee agreed that Mr. Klausmeyer would communicate to Mr. Smith that the special committee had reduced the minimum offer price acceptable to the Committee to $22.50 per share. Later that day, Mr. Klausmeyer spoke with Mr. Smith and communicated the special committee’s views on price to Mr. Smith.

On December 16, 2011, the special committee met with Potter Anderson and Morgan Stanley to discuss Mr. Klausmeyer’s conversation with Mr. Smith. Mr. Klausmeyer confirmed that he had communicated the special committee’s view on price to Mr. Smith and relayed the substance of his conversation with Mr. Smith. A discussion ensued among members of the special committee regarding the execution risks inherent in pushing the timing of the potential Proposed Transaction to January 2012, by which time Insight would have full visibility with respect to the Company’s fourth quarter 2011 financial results, and the Board may take any necessary action regarding management succession planning and implementation. Morgan Stanley discussed with the special committee potential third-party financial buyers Morgan Stanley would suggest contacting on a confidential basis in the event the parties were unable to reach agreement on price, and the protocol Morgan Stanley would suggest the special committee follow in making such inquiries. The special committee also discussed with its independent advisors the likely interest of any third-party buyer in speaking with Mr. Smith, and the special committee’s interest in maintaining the confidentiality of discussions with other potential buyers. At the conclusion of this discussion, the special committee directed Morgan Stanley to convey to Insight that an offer price of $22.20 remained unacceptable to the special committee.

On December 16, 2011, Insight confirmed that its best offer with respect to price remained $22.20 per share (the “December 16 Proposal”). The special committee also learned during conversations with management of the Company, excluding Mr. Smith, that the Company was examining the extent to which a reduction in new license bookings and the conversion rate may impact the Company’s fourth quarter 2011 financial results.

Also on December 16, 2011, the special committee met with Potter Anderson and Morgan Stanley. At the conclusion of this discussion, the special committee directed Morgan Stanley to communicate to Insight that the special committee would accept an offer price of $22.25 per share, conditioned upon: (i) Insight’s understanding that the definitive merger agreement among the parties would reflect reasonable representations, warranties and covenants, as well as a seller-friendly “go-shop” to ensure a robust post-signing market check; and (ii) Insight’s and Mr. Smith’s willingness to enter into definitive transaction agreements with the Company on or before December 31, 2011.

On December 17, 2011, Morgan Stanley conveyed the views of the special committee to representatives of Insight.

On December 18, 2011, Willkie Farr provided a draft merger agreement to Potter Anderson, which Potter Anderson shared with Latham & Watkins and Mr. Cramer.

On December 19, 2011, Potter Anderson and Willkie Farr discussed certain business and timing issues related to the draft merger agreement. Later on the same day, Potter Anderson discussed with Morgan Stanley, Latham & Watkins and Mr. Cramer its preliminary view of the draft merger agreement.

On December 20, 2011, the special committee met with Potter Anderson and Morgan Stanley to discuss the status of negotiations. Potter Anderson confirmed it had discussed with Willkie Farr, Mr. Cramer, and Latham & Watkins the special committee’s proposal to extend severance agreements to certain members of management of the Company, excluding Mr. Smith, in the event the special committee or the Board entered into an alternative transaction. The special committee also discussed Insight’s request for approval under Section 203 of the Delaware General Corporation Law, which would permit Insight and its affiliates to reach an agreement with Mr. Smith concerning his participation in a potential transaction (the “Section 203 Waiver”). At the conclusion of this discussion, the special committee delegated the full authority of the special committee to a subcommittee of the special committee consisting of Mr. Dirks to negotiate and execute, if determined to be in the best interests of the Company’s unaffiliated stockholders, the Section 203 Waiver.

On December 21, 2011, Mr. Smith engaged Cadwalader, Wickersham & Taft LLP (“Cadwalader”) as his counsel to negotiate the terms of his possible participation in the Proposed Transaction, including a rollover of his shares in connection with such a transaction.

On December 22, 2011, Potter Anderson, Latham & Watkins, Willkie Farr and Cadwalader negotiated the terms of the Section 203 Waiver with respect to Mr. Smith’s shares.

On December 22, 2011, the special committee met with Potter Anderson and Morgan Stanley to discuss the status of the Proposed Transaction. Morgan Stanley confirmed that management projections of new license bookings and revenues for the fourth quarter of 2011 had declined further. Morgan Stanley also discussed, based upon Insight’s debt ratings, Insight’s potential ability to procure adequate funds to consummate the Proposed Transaction. At the request of the special committee, Mr. Cramer and representatives of Latham & Watkins then joined the meeting to discuss, together with Potter Anderson, the draft merger agreement.

On December 23, 2011, Potter Anderson and Latham & Watkins provided a mark up of the draft merger agreement to Willkie Farr.

On December 24, 2011, the special committee met with Potter Anderson, Latham & Watkins and Morgan Stanley to discuss certain aspects of the Proposed Transaction. Representatives of Latham & Watkins were invited to participate in the meeting to review and revise a draft severance plan contemplated by the special committee for certain members of management of the Company in the event the Company entered into an alternative transaction.

On December 26, 2011, the special committee granted the Section 203 Waiver to Insight.

Between December 24, 2011 and January 12, 2012, representatives of Potter Anderson, Latham & Watkins and Willkie Farr engaged in extensive negotiations concerning the terms and conditions of the draft merger agreement, including (i) the termination fees payable by each party under certain circumstances, (ii) the amount of damages payable by Expedition Holding Company, Inc. (“Parent”) to the Company in the event of an intentional act of interference or collusion by Parent or Expedition Merger Sub, Inc. (“Merger Sub”) to prevent the debt financing from funding, an intentional breach by Parent or Merger Sub of the obligation to use commercially reasonable efforts to obtain the debt financing, or an intentional or willful breach by Parent or Merger Sub that was the proximate cause of the failure of a closing condition (the “Company Damages Remedy”), (iii) the amount of the damages payable by the Company to Parent in the event Parent terminates the Merger Agreement due to an intentional or willful breach by the Company (the “Parent Damages Remedy”), (iv) the reimbursement by the Company of certain out-of-pocket expenses incurred by Parent (the “Parent Expenses”), and (v) a minimum Company cash closing condition proposed by Insight. During this time period, members of the special committee also received regular updates from Mr. Davidson and Mr. Fudge with respect to the Company’s anticipated fourth quarter 2011 financial results, and the special committee met on a number of occasions with its independent advisors to discuss ongoing negotiations pertaining to the draft merger agreement.

During these negotiations, it was agreed that (i) the termination fee payable by the Company during the “go-shop” period would be 2% of Insight’s equity commitment, and the termination fee payable by the Company following the commencement of the “no-shop” period would be 3% of Insight’s equity commitment, (ii) the reverse termination fee would be $9 million, (iii) the Company Damages Remedy, inclusive of the reverse termination fee, would be $18 million, and (iv) the parties would continue discussions related to the Parent Damages Remedy, the amount of Parent Expenses and the minimum Company cash closing condition of $330 million proposed by Insight.

During this period, representatives of Insight discussed the Company’s fourth quarter financial performance with Morgan Stanley. In these discussions, Insight expressed its concern that the original guidance provided by the Company to Insight for license bookings for the fourth quarter was $168 million, which projected amount was revised during the fourth quarter. On October 27, 2011, the Company posted revised projections to the virtual data room that reflected fourth quarter license books of $155 million. Then on December 7, 2011, management of the Company revised those projections to reflect estimated license bookings in the range of $145 million to $150 million.

On January 9, 2012, members of the special committee received confirmation from Mr. Davidson that the Company’s reported fourth quarter 2011 financial results would likely be consistent with management’s revised expectations.

On January 20, 2012, the special committee met with Potter Anderson and Morgan Stanley to discuss the status of the Proposed Transaction. Morgan Stanley updated the special committee on the Company’s anticipated fourth quarter 2011 financial results as provided to Morgan Stanley by Mr. Davidson. Non-GAAP operating income appeared likely to be higher than current market projections. Morgan Stanley also noted that the debt markets were improving. A discussion ensued regarding re-opening price discussions with Insight, and an appropriate offer price in light of the foregoing. The special committee also discussed certain business issues that remained to be negotiated, including a proposed personal loan to Mr. Smith, and Insight’s request for a minimum Company cash closing condition. A further discussion ensued regarding suspending negotiations related to the

Proposed Transaction until the Company released its fourth quarter 2011 earnings. At the conclusion of this discussion, the special committee agreed to continue its negotiations with respect to price.

On January 24 and 25, 2012, Insight advised Morgan Stanley that additional time would be required to finalize the terms of their partnering agreement with Mr. Smith.

On January 27, 2012, Potter Anderson and Morgan Stanley provided a list of open business issues related to the Proposed Transaction to members of the special committee.

On February 1, 2012, the Board held a regularly scheduled meeting in Aliso Viejo, California and, following that meeting, Mr. Dirks and Mr. Klausmeyer informed representatives of Potter Anderson that they believed that Insight and Mr. Smith may be interested in continuing discussions with the special committee concerning a possible transaction. Following a discussion of the recent increase in the Company’s stock price and the Company’s anticipated fourth quarter 2011 financial results, Mr. Dirks and Mr. Klausmeyer agreed that the special committee should communicate to Insight and Mr. Smith that an offer price of $23.00 per share would be acceptable to the special committee.

On February 2, 2012, Mr. Smith contacted the special committee to express his view that, before moving forward with any negotiation of the remaining business terms, the parties should reach agreement on price, and in the event the parties were unable to agree on price, the Board should consider disbanding the special committee. In response, Mr. Dirks reiterated that an offer price of $23.00 per share would be acceptable to the special committee. After emphasizing the view of the special committee that the $22.25 price was no longer acceptable to the special committee, members of the special committee and Mr. Smith agreed to discontinue their discussions until Insight and Mr. Smith could determine whether further negotiations were warranted.

On February 8, 2012, the special committee met with Potter Anderson and Morgan Stanley. Morgan Stanley reviewed updated projections provided by management of the Company. Morgan Stanley also discussed with the special committee its preliminary financial analyses, as well as various execution risks facing the Company. The special committee also discussed whether it would be beneficial to conduct a limited, confidential pre-signing market check. After Morgan Stanley discussed potential financial and strategic buyers, the special committee requested that Morgan Stanley recommend two financial sponsors and one potential strategic buyer to contact about a potential strategic transaction. Morgan Stanley indicated it would evaluate the appropriate parties to involve in the limited pre-signing market check, and provide the identities of such potential buyers to the special committee for its approval.

From February 9 to February 11, 2012, at the direction of the special committee, Morgan Stanley contacted representatives of Financial Sponsor A, Financial Sponsor B, and Strategic Buyer A, provided general information relating to a proposed process, and emphasized the special committee’s confidentiality concerns.

On February 12, 2012, the special committee executed a non-disclosure agreement with Financial Sponsor A, and Morgan Stanley provided Financial Sponsor A with certain non-public information previously approved by the special committee.

On February 14, 2012, the full Board met to discuss management succession and implementation. Mr. Garn announced that he was resigning from his position as President and Chief Executive Officer of the Company, effective immediately, for personal health reasons. Following discussion, it was determined that Mr. Garn would continue as an employee of the Company in a newly created role as Vice Chairman, and as a member of the Board. Following further discussion and deliberation, the Board appointed Mr. Smith as the President and Chief Executive Officer of the Company, effective immediately. The Board selected Mr. Smith, who had served as the Company’s Chief Executive Officer from 1997 to 2008, to succeed Mr. Garn due to, among other reasons, Mr. Smith’s intimate knowledge of the Company’s businesses, his outstanding personal performance and efforts during his tenure with the Company, and his critical leadership role in strategic decisions that have shaped the Company’s success. Following the discussion regarding management succession and implementation, Mr. Dirks and Mr. Klausmeyer discussed the status of the sales process, including the special committee’s efforts to reach out, with the assistance of Morgan Stanley and on a confidential basis, to two financial sponsors and one strategic buyer. Later in the day on February 14, 2012, members of the special committee discussed the status of the Proposed Transaction with Mr. Smith, who agreed to meet with the special committee later that week to consider several options, including whether to proceed with Insight, speak with other potential third-party buyers, pursue the Company’s standalone plan, or consider other alternatives such as a debt offering, dividend recapitalization or stock repurchase.

On February 14, 2012, the Company released its fourth quarter 2011 financial results, and announced the changes in senior management of the Company described above.

On February 16, 2012, the special committee met with representatives of Potter Anderson and Morgan Stanley. Morgan Stanley reported on the Company’s fourth quarter 2011 earnings call held on February 14, 2012.

Morgan Stanley also updated the special committee on its recent discussions with Financial Sponsor A, Financial Sponsor B and Strategic Buyer A. A discussion ensued regarding the status of Mr. Smith’s ongoing discussions with Insight, and the potential advantages of having Mr. Smith meet with representatives of Financial Sponsor A and Financial Sponsor B, together with Morgan Stanley. At the conclusion of this discussion, the special committee agreed to invite Mr. Smith to participate in meetings with Morgan Stanley and representatives of Financial Sponsor A and Financial Sponsor B. The special committee also agreed that certain members of the special committee would meet separately with Mr. Smith to discuss next steps with respect to the potential Proposed Transaction. Following the meeting on February 16, 2012, Mr. Smith was apprised of the developments in the sale process and informed of the planned meetings with Morgan Stanley and representatives of Financial Sponsor A and Financial Sponsor B.

On February 22, 2012, in response to a communication from Mr. Smith referencing the $22.25 offer price, the special committee affirmed that, in light of the Company’s fourth quarter 2011 performance and management forecasts for the first quarter and fiscal year 2012, the offer price acceptable to the special committee remained $23.00 per share.

On February 22, 2012, Morgan Stanley advised members of the special committee that Financial Sponsor A remained interested in holding discussions with Mr. Smith and representatives of Insight.

On February 24, 2012, the special committee met with representatives of Potter Anderson to discuss additional risks facing the Company related to employee retention. A discussion ensued as to whether the special committee should consider lowering its asking price to $22.75 per share. Following a discussion of the benefits and risks of reducing the current offer price, the special committee agreed first to discuss with Mr. Smith: (i) Financial Sponsor A’s continued interest in holding discussions with Insight and Mr. Smith; and (ii) the special committee’s willingness to further engage with Insight to determine whether the Proposed Transaction remained viable.

Later in the day on February 24, 2012, Mr. Dirks contacted Mr. Smith to affirm the interest of Financial Sponsor A in speaking with Mr. Smith to discuss the terms of a potential transaction, including a transaction involving Insight.

On February 25, 2012, Morgan Stanley participated in a call between Financial Sponsor A and Mr. Smith with respect to a potential transaction, and Mr. Smith indicated his receptiveness to engaging in further discussions regarding such a transaction. Following the call, Mr. Smith communicated to Morgan Stanley his interest in meeting in person with representatives of Financial Sponsor A.

On February 29, 2012, the special committee met with Potter Anderson and Morgan Stanley. Morgan Stanley confirmed that Mr. Smith held an in-person meeting with representatives of Financial Sponsor A on

February 28, 2012. Morgan Stanley stated that, during the meeting, Financial Sponsor A confirmed it remained open to working with Mr. Smith with respect to a potential transaction. A discussion ensued regarding the benefits of having representatives of Financial Sponsor A meet with Insight to discuss the potential involvement of Financial Sponsor A in the Proposed Transaction. The special committee further discussed the potential benefits and drawbacks of enabling Financial Sponsor A to partner with Insight, including that, given the size of the transaction, partnering may enable a bidder to overcome hurdles on equity and debt commitments and facilitate an increase in offer price, but that partnering also may discourage Financial Sponsor A from making an independent bid for the Company. At the conclusion of this discussion, the special committee agreed that an initial meeting between Financial Sponsor A and Insight would be beneficial to the special committee’s ongoing price negotiations. Morgan Stanley confirmed that Financial Sponsor B had not yet executed a non-disclosure agreement with the special committee. Morgan Stanley indicated it would follow up with Financial Sponsor B to advise that another party was engaging in discussions with management of the Company, and to gauge Financial Sponsor B’s level of interest in a potential transaction.

On March 1, 2012, the special committee met with Potter Anderson and Mr. Smith to discuss the status of negotiations. Mr. Smith confirmed that Insight met with representatives of Financial Sponsor A on February 29, 2012. Mr. Smith stated that it was uncertain whether Insight would agree to partner with Financial Sponsor A, given improved lending terms received by Insight from its financing sources and progress in the negotiations between Mr. Smith and Insight with respect to their partnering agreement. The special committee emphasized that it remained supportive of such negotiations with Financial Sponsor A. Mr. Smith confirmed that he would discuss Financial Sponsor A’s potential participation in the Proposed Transaction with representatives of Insight, and informed the special committee that Insight would likely deliver a revised written proposal to the special committee within the next twenty-four hours.

On March 2, 2012, on behalf of Insight, Willkie Farr provided a revised proposal to Potter Anderson, pursuant to which Insight offered to acquire all outstanding Company common stock, other than the Rollover Shares, for $22.50 per share. The revised proposal included draft debt and equity commitment letters (the “Financing Letters”), a draft transaction support agreement outlining the post-closing business relationship between Mr. Smith and Insight (the “Transaction Support Agreement”), and a draft rollover commitment letter (the “Rollover Letter”) to be entered into by the Rollover Investors (collectively, the “March 2 Proposal”).

On March 4, 2012, the special committee met with Potter Anderson and Morgan Stanley to discuss the status of the Proposed Transaction and the March 2 Proposal. Morgan Stanley confirmed that discussions had not progressed between Insight and Financial Sponsor A, but Morgan Stanley confirmed it would continue to encourage Financial Sponsor A to consider submitting a bid, either on a pre-signing basis or during any “go-shop” period. A discussion ensued regarding the offer price. Based upon management’s positive outlook at such time for the Company’s first quarter 2012 results, the continued interest of Financial Sponsor A in a potential transaction, and recent stability in the Company’s stock price following the release of the Company’s fourth quarter 2011 financial results, the special committee directed Morgan Stanley to communicate to Insight that it would be willing to continue negotiations promptly if Insight agreed to an offer price of $23.00 per share. The special committee also directed Morgan Stanley to confirm with representatives of Financial Sponsor A that the special committee would evaluate promptly any written proposal delivered by Financial Sponsor A and requested that Morgan Stanley update its most recent preliminary financial analyses in anticipation of expedited negotiations.

On March 5, 2012, following discussions among the special committee, Insight and Mr. Smith, Insight agreed to increase its offer to $23.00 per share.

On March 6, 2012, Financial Sponsor A submitted a preliminary, non-binding written proposal to the special committee to acquire up to 100% of the outstanding shares of the Company for $23.00 per share, subject to completion of due diligence, receipt of financing commitments and certain other terms and conditions. In the written proposal, Financial Sponsor A also expressed a willingness to partner with Mr. Smith and Insight (the “Alternative Proposal”).

Also on March 6, 2012, a representative from Financial Sponsor A met with Mr. Smith to discuss Financial Sponsor A’s potential interest in a transaction involving the Company.

On March 7, 2012, the special committee met with representatives of Potter Anderson and Morgan Stanley to discuss the Alternative Proposal. At the invitation of the special committee, Mr. Smith, Mr. Cramer, Mr. Triplett, representatives of Latham & Watkins, representatives of Willkie Farr, and representatives of Financial Sponsor A also participated in portions of the meeting. The special committee first met with Potter Anderson, Morgan Stanley, Latham & Watkins and Mr. Cramer. Morgan Stanley reviewed the terms of the Alternative Proposal, and confirmed that representatives of Financial Sponsor A were available to meet in person with the special committee. After Mr. Cramer and representatives of Latham & Watkins left the meeting, the special committee discussed the benefits of moving forward with Insight to a prompt signing, rather than waiting for Financial Sponsor A to complete additional due diligence, noting that Financial Sponsor A’s offer price of $23.00 per share only matched Insight’s offer price and that Financial Sponsor A still would be able to participate in the “go-shop” process. At the conclusion of this discussion, the special committee agreed to meet with representatives of Financial Sponsor A.

Representatives of Financial Sponsor A then joined the meeting, both in person and by phone. Financial Sponsor A confirmed its preference to have Mr. Smith participate in any potential transaction, and reiterated that to the extent Financial Sponsor A partnered with Insight, the deal could proceed to signing by Monday, March 12, 2012 at the $23.00 per share price set forth in the Alternative Proposal. In response to an inquiry from the special committee, Financial Sponsor A indicated that it had not yet joined a transaction involving Insight and Mr. Smith, and, therefore, it would require an additional two weeks to complete its independent due diligence, secure independent financing, and determine what higher price, if any, it would be prepared to offer for the Company.

Following the departure of representatives of Financial Sponsor A from the meeting, the special committee discussed the risks entailed in delaying the transaction for two weeks. At the conclusion of this discussion, Mr. Smith, representatives of Insight, representatives of Willkie Farr, representatives of Latham & Watkins and Mr. Cramer joined the meeting. After confirming that the special committee had met with representatives of Financial Sponsor A, Morgan Stanley reiterated the suggestion that Mr. Smith remain open to potential opportunities that may arise during any “go-shop” period. Mr. Smith indicated his willingness to engage in discussions with third-party bidders with respect to takeover proposals during the “go-shop” period and, if requested by the Board or the special committee, participate in a due diligence process with any third-party with respect to a competing proposal. Potter Anderson also informed Insight and Mr. Smith that any future communications with Financial Sponsor A should be coordinated exclusively through the special committee and its independent advisors.

On March 7 and 8, 2012, the special committee, Insight, Mr. Smith and their respective advisors, representatives from Latham & Watkins and Mr. Cramer negotiated the terms of a definitive merger agreement and the related transaction agreements (the “Merger”). During these negotiations, it was agreed that (i) the Parent Damages Remedy would be $12,600,000, inclusive of the termination fee, in the event of an intentional or willful breach by the Company, (iii) the maximum reimbursement for Parent Expenses payable by the Company would be $7,000,000, and (iv) there would be no minimum Company cash closing condition.

On March 8, 2012, at their request, the members of the Board who did not serve on the special committee met with representatives of Latham & Watkins to receive a summary of the strategic process to date leading up to the consideration of the proposed Merger Agreement, to discuss the terms of the proposed Merger Agreement and to ask additional questions leading up to a proposed full Board meeting later that day.

Also on March 8, 2012, the special committee met, with representatives of Morgan Stanley and Potter Anderson participating in the meeting. Potter Anderson confirmed that members of the special committee had received and reviewed in advance of the meeting the final version of the Merger Agreement and substantially final versions of the Financing Letters, the Transaction Support Agreement, the Rollover Letter, the Voting Agreement and the form of limited guaranty (the “Limited Guaranty”), as well as discussion materials provided by Morgan Stanley (the “Discussion Materials”), and an executive summary prepared by Potter Anderson (the “Executive Summary”). Potter Anderson then reviewed the fiduciary duties of the special committee in connection with the sale of the Company. Representatives of Latham & Watkins and Mr. Cramer then joined the meeting and, together with representatives of Potter Anderson, summarized the principal terms and conditions of the definitive Merger Agreement and the related transaction agreements. Potter Anderson also summarized certain factors and risks that the special committee considered in connection with the Merger.

Referencing the Discussion Materials, representatives of Morgan Stanley then reviewed Morgan Stanley’s financial analyses of the Proposed Transaction, which are described under “Opinion of Morgan Stanley, Financial Advisor to the Special Committee” below, and delivered Morgan Stanley’s oral opinion that, as of the date of the opinion, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations to be set forth in the written opinion, that the merger consideration of $23.00 per share to be received by the holders of shares of Company common stock (other than the Rollover Investors) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Morgan Stanley subsequently confirmed its oral opinion in writing, dated March 8, 2012. The full text of the written opinion of Morgan Stanley, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this proxy statement as Annex B.

Following a discussion of the Merger and the related transaction documents, the special committee unanimously adopted resolutions (i) declaring the Merger Agreement and the transactions contemplated thereby, including the Merger, to be fair to and in the best interests of the holders of Company common stock, other than the Rollover Investors, (ii) recommending the submission of the Merger Agreement to the Board, (iii) recommending that the Board approve and adopt the Merger Agreement and the Merger, and declare that the Merger Agreement, the Merger and the transactions contemplated thereby, are advisable, fair to and in the best interests of the holders of Company common stock, and (iv) recommending that the Board submit the Merger Agreement to the holders of Company common stock for adoption, and resolve to recommend that the holders of Company common stock adopt the Merger Agreement.

Following the meeting of the special committee, the full Board immediately convened a meeting, with all members of the Board present. At the invitation of the Board, Mr. Cramer, Mr. Davidson, as well as representatives of Potter Anderson, Latham & Watkins and Morgan Stanley, also participated in the meeting. Potter Anderson and Mr. Dirks reviewed the process engaged in by the special committee and discussed the alternatives considered by the special committee, including a potential debt offering, stock buyback, liquidation and pursuit of the Company’s standalone plan. Representatives of Morgan Stanley confirmed that Morgan Stanley had delivered an oral fairness opinion to the special committee and then provided a summary of the financial analyses performed by Morgan Stanley. Representatives of Latham & Watkins then reviewed with the Board its fiduciary duties with respect to the Merger Agreement and the Merger, and summarized the key terms and provisions contained in Merger Agreement, the Financing Letters, the Transaction Support Agreement, the Rollover Letter, the Voting Agreement, and the Limited Guaranty. Mr. Smith then recused himself from the meeting.

Following Mr. Smith’s recusal from the meeting, and after further discussion, the Board, having received the recommendation of the special committee and having relied in substantial part on such recommendation, approved and declared advisable the Merger Agreement, and resolved to recommend that the holders of Company common stock adopt the Merger Agreement.

Later in the day on March 8, 2012, the parties executed the Merger Agreement and the Financing Letters, the Transaction Support Agreement, the Rollover Letter, the Voting Agreement and the Limited Guaranty.

In the morning on March 9, 2012, the parties issued a joint press release announcing the Merger.

On March 9, 2012, as permitted by the terms of the Merger Agreement and under the direction of the special committee, Morgan Stanley started placing calls on behalf of the Company to financial sponsors and potential strategic buyers to discuss the terms of the 60-day “go-shop” provision and to gauge each party’s interest in engaging in a potential transaction with the Company.

On March 13, 2012, the special committee met with Potter Anderson and Morgan Stanley to discuss Morgan Stanley’s preliminary discussions with financial sponsors and potential strategic buyers. The special committee also discussed with Morgan Stanley the contemplated participation of management of the Company in initial meetings with financial sponsors and potential strategic buyers, and confirmed that Morgan Stanley would attend all such meetings.

On March 20, 2012, following further review and discussion, the special committee approved retention payments for certain members of management of the Company, including a retention payment of $100,000 to Mr. Davidson, with such retention payments due and payable only if the members of Company management receiving such payments remained with the Company through the earlier of (i) the effective time of the Proposed Transaction, and (ii) the date of the Company’s entry into an agreement with respect to a superior proposal.

On March 27 and April 3, 3012, the special committee met with Potter Anderson and Morgan Stanley to discuss the status of the “go-shop” process, and to receive updates relating to pending litigation filed in California and Delaware.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger

The Special Committee

At a meeting of a special committee (the “Special Committee”) of the Company’s board of directors (the “Board”) held on March 8, 2012, the Special Committee unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and its unaffiliated stockholders, (b) recommended to the Board that it determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its unaffiliated stockholders and (c) recommended to the Board that it approve and declare the advisability of the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions contained therein.

In reaching its determination, the Special Committee consulted with and received the advice of its financial advisor and legal counsel, and discussed issues regarding the Company and its outlook with the Company’s senior management team as well as the Company’s outside counsel. The Special Committee considered a number of factors that it believed supported its determination, including:

•

the current and historical market price of the Company common stock, including the fact that the Per Share Merger Consideration represents a premium of approximately 19% over the closing price of the Company common stock on March 7, 2012, the day before the Company announced its entry into the Merger Agreement, and 12% and 17% premiums over the 1-month and 2-month average trading price prior to such announcement, respectively;

•

the Special Committee’s belief that it was unlikely that the trading price of the Company common stock would, in the foreseeable future, reach and sustain a trading price greater than $23.00 per share, adjusted for present value;

•

the opinion of Morgan Stanley, delivered to the Special Committee on March 8, 2012, subsequently confirmed in writing, to the effect that, as of March 8, 2012, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Per Share Merger Consideration to be received by holders of Company common stock (other than the

Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders;

•	the requirement that the Merger Agreement be adopted by a majority of the outstanding shares of Company common stock that are not held by Parent, Merger Sub or the Rollover Investors;

•	the risks of remaining independent, and pursuing the Company’s strategic business plan;

•	that the form of consideration to be paid to holders of Company common stock is cash, which will provide certainty of value and immediate liquidity to the holders of such Company common stock;

•	the uncertainties associated with the Company’s strategic business plan in light of the Company’s competitive position in its industry, potential for future growth, and current acquisition strategy;

•

the possible alternatives to a sale, which alternatives the Special Committee determined were less favorable to our stockholders than the Merger given the potential risks, rewards and uncertainties associated with those alternatives;

•	the likelihood that the Merger would be completed based on, among other things:

•

the Special Committee’s belief that the debt and equity financing required for the Merger will be obtained, given (i) the fact that Parent had obtained commitments for such debt and equity financing, (ii) the limited number and nature of the conditions to such debt and equity financing, (iii) the reputation of the financing sources and (iv) the obligation of Parent to use commercially reasonable efforts to obtain such debt and equity financing;

•	the likelihood and anticipated timing of completing the Merger in light of the scope of the closing conditions;

•

that if Parent does not complete the proposed Merger under certain circumstances, it may be required to pay a termination fee to the Company of $9.0 million, with an additional $9.0 million damages remedy available to the Company in certain circumstances; and

•	the Company’s right, in certain circumstances, to specifically enforce Parent’s obligations under the Equity Commitment Letters;

•	the other terms of the Merger Agreement and the related agreements, including:

•

the Board’s ability to withhold, withdraw, qualify or modify its recommendation that the Company’s stockholders vote to adopt the Merger Agreement, in certain circumstances and subject to certain conditions in the Merger Agreement;

•	the existence of a “go-shop” period permitting the Company to engage in a fulsome 60-day post-signing market check;

•

that the Merger Agreement provides for a termination fee of $4.2 million until 11:59 p.m., New York City time, on May 7, 2012 (the “Go-Shop Period”), and $6.3 million during the “no-shop” period, in the event the Company terminates the Merger Agreement pursuant to its terms;

•

the limited guaranty of the Insight Entities and the Rollover Investors in the Company’s favor with respect to the payment by Parent of certain of its payment obligations under the Merger Agreement; and

•

the availability of appraisal rights under Section 262 of the DGCL to holders of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

•

the principal terms of the proposed Merger, including, among others, the Per Share Merger Consideration to be received by holders of Company common stock, Parent’s indemnification obligations and the conditions to the parties’ obligations to consummate the Merger;

•

the Company’s need to respond to rapid market, competitive and technological conditions in the software industry, to anticipate accurately new technology developments, customer requirements and industry standards, and to introduce new products or enhancements to existing products and services in a timely manner;

•	the risks associated with our international research and development operations in Canada, Australia, Russia, United Kingdom, China, Czech Republic, Hong Kong and Israel;

•	the Company’s vulnerability to direct competition from Oracle and other platform vendors;

•

consolidation within the software industry, and the timing of new products and services and enhancements to existing products and services by platform vendors of database application, Windows and virtualization products and by the Company’s competitors;

•	continued volatility in the foreign exchange markets; and

•	continued volatility in the European markets in which the Company does business.

The Special Committee also considered a number of factors that are discussed below relating to the procedural safeguards that the Special Committee believes were and are present to ensure the fairness of the Merger. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Company and its unaffiliated stockholders:

•

the Merger Agreement must be adopted by both (i) the affirmative vote by a majority of the outstanding shares of the Company common stock and (ii) the affirmative vote by a majority of the outstanding shares of the Company common stock, exclusive of any shares of Company common stock held by Parent, Merger Sub or any of the Rollover Investors;

•

the Special Committee is composed of three independent directors who are not affiliated with Parent or any direct or indirect wholly owned subsidiary of Parent, are not employees of the Company or any of its subsidiaries and have no financial interest in the Merger that is different from that of the stockholders;

•

the Special Committee met regularly to discuss our alternatives and was advised by independent financial and legal advisors, and each member of the Special Committee was actively engaged in the process;

•	the Special Committee made all material decisions relating to our alternatives, including recommending to the Board that the Company enter into the Merger Agreement;

•

the financial and other terms and conditions of the Merger Agreement were the product of arm’s-length negotiations between the Special Committee and its advisors, on one hand, and Parent and its advisors, on the other;

•	our ability, under certain circumstances, to provide information to, or participate in discussions or negotiations with, third parties regarding other Takeover Proposals (defined below);

•

our ability, under certain circumstances, to terminate the Merger Agreement in order to enter into a definitive agreement related to a Superior Proposal (defined below), subject to paying a termination fee;

•

the opinion of Morgan Stanley, delivered to the Special Committee on March 8, 2012, subsequently confirmed in writing, to the effect that, as of March 8, 2012, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Per Share Merger Consideration to be received by holders of Company common stock (other than the Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders; and

•

the availability of appraisal rights under Section 262 of the DGCL to holders of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

In the course of its deliberations, the Special Committee also considered a variety of uncertainties, risks and other countervailing factors concerning the Merger Agreement and the Merger, including:

•	the Company may be unable to obtain stockholder approval as required for the transactions contemplated by the Merger Agreement;

•	conditions to the Closing and the transactions contemplated by the Merger Agreement may not be satisfied;

•	the Go-Shop Period contemplated by the Merger Agreement may not generate sufficient interest for a third party to put forth a competing bid for the Company;

•	the holdings of Company common stock by the Rollover Investors may discourage potential third parties from participating in the Go-Shop Period;

•	the Company’s obligation, in certain circumstances, to pay up to $12.6 million, inclusive of any termination fee previously paid by the Company, in damages to Parent;

•	recent changes in the Company’s senior management team;

•	the transactions contemplated by the Merger Agreement may involve unexpected costs, liabilities or delays;

•	the business of the Company may suffer as a result of uncertainty surrounding the Merger and the transactions contemplated by the Merger Agreement;

•	the Company may be adversely affected by other economic, business, and/or competitive factors;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the risk that the Merger and the transactions contemplated by the Merger Agreement disrupt current plans and operations;

•	the risk that the Merger and the transactions contemplated by the Merger Agreement create potential difficulties in employee retention;

•

other risks to consummation of the Merger and the transactions contemplated by the Merger Agreement, including the risk that the Merger and the transactions contemplated by the Merger Agreement will not be consummated within the expected time period;

•	the Company may be required, if the Merger is not completed, to pay its own expenses associated with the Merger Agreement, the Merger and the other transactions contemplated thereby;

•

that the nature of the Merger will prevent the holders of Company common stock from participating in any future earnings or growth of the Company, or in any potential future appreciation in the value of shares of Company common stock;

•	that an all cash transaction will be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•

that restrictions in the Merger Agreement on the conduct of the Company’s business prior to the consummation of the Merger may delay or prevent the Company from undertaking business opportunities that could arise prior to the consummation of the Merger; and

•	that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of the Insight Entities and the rollover commitments of the Rollover Investors.

In addition, the Special Committee was aware of and considered the interests that certain of our directors and executive officers have with respect to the Merger that differ from, or are in addition to, their interests as stockholders of the Company. See “—Interests of the Company’s Directors and Executive Officers in the Merger” and “Golden Parachute Compensation” beginning on pages 68 and 107.

Rather than assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, the Special Committee carefully considered all of these factors as a whole in reaching its determination and recommendation.

In the course of reaching its determination and recommendation regarding the fairness of the Merger to the Company and its unaffiliated stockholders and its decision to recommend to the Board that it approve the Merger, the Special Committee considered valuation analyses presented by Morgan Stanley related to the going concern value of the Company. See “—Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee.” The Special Committee expressly adopted the analyses and the opinion of Morgan Stanley, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but the Special Committee believes it addresses the material factors considered by the Special Committee in its consideration of the Merger, including factors that may support the Merger as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the Special Committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Special Committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Special Committee may have given different weights to the above factors.

Recommendation of the Company’s Board of Directors

The Board, with Mr. Smith not participating in the deliberations, acting upon the unanimous recommendation of the Special Committee, at a meeting described above on March 8, 2012:

•

deemed it advisable and in the best interests of the Company and its unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act (“unaffiliated stockholders”) that the Company enter into the Merger Agreement, and that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of the Company and its unaffiliated stockholders; and

•

directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company and recommended to the stockholders of the Company that they vote for the adoption of the Merger Agreement and all other actions or matters necessary or appropriate to give effect to the foregoing pursuant to the DGCL.

In reaching these determinations, the Board considered a number of factors, including the following material factors:

•

the Special Committee’s analysis, conclusions and unanimous determination (which the Board has adopted) that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable and fair to and in the best interests of the Company and its unaffiliated stockholders and the Special Committee’s unanimous recommendation that the Board adopt a resolution approving and declaring the advisability of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommending that the stockholders of the Company adopt the Merger Agreement;

•

the Special Committee is comprised of three independent directors who are not affiliated with either the Rollover Investors or the Insight Entities and are not employees of the Company or any of its subsidiaries; in addition, other than the receipt of Board and Special Committee fees (which are not contingent upon the consummation of the Merger or the Special Committee’s or Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, members of the Special Committee do not have an interest in the Merger different from, or in addition to, that of the Company’s unaffiliated stockholders; and

•

the financial analysis presented to the Special Committee by Morgan Stanley and shared with the Board (which the Board has adopted), as well as the written financial opinion of Morgan Stanley, dated March 8, 2012, to the Special Committee, to the effect that, as of that date, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Per Share Merger Consideration to be received by the holders of shares of Company common stock (other than the Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (the full text of which is attached as Annex B to this proxy statement).

Mr. Smith, our Chairman and Chief Executive Officer and a Rollover Investor, recused himself from the foregoing determination and approval due to his potential interest in Parent pursuant to a letter agreement (the “Rollover Letter”).

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the principal factors considered by the Board. The Board, with Mr. Smith not participating in the deliberations, collectively reached the conclusion to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in light of the various factors described above and other factors that the members of the Board believed were appropriate. The Board did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific reasons underlying its determination and recommendation. Rather, the Board viewed its determinations and recommendations being based on the totality of the information and factors presented to and considered by the Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

In connection with the consummation of the Merger, certain of the Company’s directors may receive benefits and compensation that may differ from the Per Share Merger Consideration you would receive. See “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68 of this proxy statement.

THE BOARD RECOMMENDS, WITH MR. SMITH TAKING NO PART IN SUCH RECOMMENDATION, THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee

The Special Committee retained Morgan Stanley to provide financial advisory services and a financial opinion in connection with a possible merger, sale, change of control, going-private or other similar transaction involving the Company. The Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of our business and affairs. At the meeting of the Special Committee on March 8, 2012, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of March 8, 2012, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the Per Share Merger

Consideration to be received by the holders of shares of Company common stock (other than the Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of March 8, 2012, is attached to this proxy statement as Annex B. The opinion will also be available for inspection and copying during ordinary business hours at the principal executive offices of the Company located at 5 Polaris Way, Aliso Viejo, California 92656. In addition, any stockholder of the Company can request a copy of the opinion at his or her expense. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Special Committee and addresses only the fairness from a financial point of view of the Per Share Merger Consideration to be received by the holders of shares of Company common stock (other than the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing) pursuant to the Merger Agreement as of the date of the opinion. It does not address any other aspects of the Merger and does not constitute a recommendation to any holder of Company common stock as to how to vote at any stockholder’s meeting held in connection with the Merger or whether to take any other action with respect to the Merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of the Company;

•	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	Reviewed certain financial projections prepared by the management of the Company;

•	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	Reviewed the reported prices and trading activity for the Company common stock;

•

Compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other publicly traded companies comparable with the Company and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

•

Reviewed the Merger Agreement, the Rollover Letter, and the draft equity commitment letters and draft debt commitment letters from certain financial institutions (the “Financing Letters”) and the guaranty executed in connection with the Merger Agreement by the Insight Entities and the Rollover Investors, in each case, substantially in the form of the drafts dated March 2, 2012 and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that the transactions contemplated by the Rollover Letter will be consummated, and that Parent will obtain financing in accordance with the terms set forth in the Financing Letters. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company common stock in the transaction. Morgan Stanley’s opinion did not address the fairness of any consideration to be received by the Rollover Investors pursuant to the Merger Agreement or the Rollover Letter or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, March 8, 2012. Events occurring after March 8, 2012 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated March 8, 2012. The various analyses summarized below were based on the closing price of $19.35 per share of Company common stock as of March 7, 2012, the last full trading day prior to the meetings of the Special Committee on March 8, 2012 to consider and recommend to the Board the approval, adoption and authorization of the Merger Agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Trading Range Analysis

Morgan Stanley performed a trading range analysis with respect to the historical share prices of the Company common stock. Morgan Stanley reviewed the range of closing prices of the Company common stock for various periods ending on March 7, 2012. Morgan Stanley observed the following:

Period Ending March 7, 2012	Range of Closing Prices
Last 30 Days	$19.34 – 21.93
Since Issuing Revised Fiscal Year 2011 Guidance (July 12, 2011)	$15.02 – 21.93
Last 12 Months	$15.02 – 26.99

Morgan Stanley noted that the consideration of $23.00 per share to be received by holders of shares of Company common stock (other than Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected)

pursuant to the Merger Agreement reflected a 19% premium to the closing price per share of Company common stock as of March 7, 2012, a 12% premium to the average closing price per share of Company common stock for the 30 trading days prior to and including March 7, 2012 and a 17% premium to the average closing price per share of Company common stock for the 60 trading days prior to and including March 7, 2012.

Equity Research Analysts’ Future Price Targets

Morgan Stanley reviewed and analyzed future public market trading price targets for Company common stock prepared and published by equity research analysts prior to March 7, 2012. These targets reflect each analyst’s estimate of the future public market trading price of the Company common stock and are not discounted to reflect present values. The range of undiscounted analyst price targets for Company common stock was $19.50 to $29.00 per share as of March 7, 2012 and Morgan Stanley noted that the median and mean undiscounted analyst price targets were $23.00 per share and $22.70 per share, respectively.

Morgan Stanley noted that the consideration to be received by holders of shares of Company common stock (other than Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement was $23.00 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Company common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Comparable Companies Analysis

Morgan Stanley performed a comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley compared certain financial information of the Company with equivalent publicly available consensus estimates for companies that share similar business characteristics, such as those that provide IT management software or those that have similar scale and operating characteristics (the “Comparable Companies”). These companies included the following:

Selected Core Comparables

•	BMC Software, Inc.

•	CA, Inc.

•	Compuware Corporation

•	Symantec Corporation

Selected Large Cap Software Comparables

•	Hewlett-Packard Company

•	International Business Machines Corporation

•	Microsoft Corporation

•	Oracle Corporation

Selected Other/High-Growth Software

•	Citrix Systems, Inc.

•	Informatica Corporation

•	Qlik Technologies Inc.

•	SolarWinds, Inc.

•	TIBCO Software Inc.

•	VMware, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•

the ratio of aggregate value, defined as fully diluted market capitalization plus total debt plus minority interest less cash and cash equivalents, to estimated non-Generally Accepted Accounting Principles (“non-GAAP”) operating income, adjusted to exclude amortization of acquired intangibles, stock compensation expense and one-time items (“EBITA”) for calendar year 2011 and 2012; and

•	the ratio of price per share to diluted non-GAAP earnings per share (“earnings per share”) for calendar year 2011 and 2012

Based on the analysis of the relevant metrics for each of the Comparable Companies, Morgan Stanley selected representative ranges of financial multiples and applied these ranges of multiples to the relevant Company financial statistic. For purposes of estimated EBITA and earnings per share, Morgan Stanley utilized the average of publicly available street analyst estimates for the Company, available as of March 7, 2012 (the “Street Case”). Morgan Stanley also utilized estimates prepared by the Company’s management, as more fully described in “—Prospective Financial Information” (the “Management Case A”).

Based on the number of outstanding shares of Company common stock on a fully diluted basis (including outstanding options and restricted stock units), Morgan Stanley calculated the estimated implied value per share of Company common stock of the Company as follows:

Calendar Year Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share of the Company Common Stock
Street Case
Aggregate Value to 2011 EBITA	7.5x – 10.0x	$17.42 – $21.83
Price to 2011 Earnings per Share	11.0x – 15.0x	$14.52 – $19.79
Aggregate Value to Estimated 2012 EBITA	7.0x – 9.0x	$18.35 – $22.37
Price to Estimated 2012 Earnings per Share	10.0x – 14.0x	$16.46 – $23.04
Management Case A
Aggregate Value to Estimated 2012 EBITA	7.0x – 9.0x	$18.66 – $22.76
Price to Estimated 2012 Earnings per Share	10.0x – 14.0x	$16.48 – $23.07

Morgan Stanley noted that the consideration to be received by holders of shares of Company common stock (other than Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement was $23.00 per share.

No company utilized in the public trading comparables analysis is identical to the Company. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future value of a company’s common equity as a function of the company’s estimated future EBITA and future earnings per share and a potential range of aggregate value to EBITA multiples and price per share to earnings per share multiples. The resulting value is subsequently discounted to arrive at an estimated present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of estimated present equity values per share of Company common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley used calendar year 2013 EBITA and earnings per share estimates based on the Management Case A and the Management Case A+20. The Management Case A+20 was approved for use by Morgan Stanley as a basis for its opinion by the Company and was prepared by modifying the Management Case A to reflect $10 million of cost savings in calendar year 2012 and $20 million in cost savings in each subsequent year. Morgan Stanley applied a range of EBITA and price to earnings multiples to these estimates and applied a discount rate of 10%.

The following table summarizes Morgan Stanley’s analysis:

	Comparable Company Representative Multiple Range	Implied Present Value Per Share of the Company
Calendar Year 2013 Estimated EBITA
Management Case A	7.0x – 9.0x	$19.52 – $23.78
Management Case A + 20	7.0x – 9.0x	$20.83 – $25.44
Calendar Year 2013 Estimated Earnings per Share
Management Case A	10.0x – 14.0x	$17.12 – $23.97
Management Case A + 20	10.0x – 14.0x	$18.67 – $26.14

Morgan Stanley noted that the consideration to be received by holders of shares of Company common stock (other than Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement was $23.00 per share.

Discounted Cash Flow Analysis

Morgan Stanley calculated a range of equity values per share for the Company based on a discounted cash flow analysis to value the Company as a standalone entity. Morgan Stanley utilized projections from each of the Street Case, the Management Case A, and the Sensitivity Case. The Sensitivity Case was approved for use by Morgan Stanley as a basis for its opinion by the Company and reflects a more cautious potential outlook for the Company than the Management Case A. Accordingly, the Sensitivity Case projects lower growth rates as compared to the Management Case A. For the analysis utilizing the Street Case, projections through 2013 were based on the average of publicly available estimates, prepared by equity research analysts available as of March 7, 2012, and estimates for 2014 through 2016 were developed by an extrapolation of 2013 estimates. For the analysis utilizing the Management Case A and the Sensitivity Case, management projections through 2015 were used, and estimates for 2016 were developed by an extrapolation of management’s 2015 projections. Morgan Stanley calculated the net present value of projected free cash flows for the Company for the period through 2016 and calculated terminal values in the year 2016 based on a range of terminal perpetual growth rates and a range of terminal tax rates ranging from 25% to 40%. Morgan Stanley utilized terminal perpetual growth rates between 1% to 3% for the Street Case, the Management Case A and the Management Case A + 20. For the Sensitivity Case, Morgan Stanley utilized terminal perpetual growth rates from 0% to 2%. These values were discounted to present values as of March 31, 2012 at a discount rate from 9% to 11%.

The following table summarizes Morgan Stanley’s analysis:

Implied Present Value Per Share of the Company
Street Case	$19.67 – $29.12
Management Case A	$21.73 – $32.01
Management Case A + 20	$22.99 – $33.98
Sensitivity Case	$19.16 – $27.21

Morgan Stanley noted that the consideration to be received by holders of shares of Company common stock (other than Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement is $23.00 per share.

Illustrative Leveraged Buyout (“LBO”) Analysis

Morgan Stanley performed a hypothetical leveraged buyout analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of the Company. Morgan Stanley assumed a transaction date of March 31, 2012 and a range of total debt to last 12 months Adjusted EBITDA ratios of 5.0x to 5.5x. Adjusted EBITDA refers to estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding stock compensation expense and one-time items. Morgan Stanley also assumed a subsequent exit transaction by the financial sponsor at December 31, 2016 with a valuation of the Company realized by the financial sponsor in such subsequent exit transaction calculated utilizing the same ratio of aggregate value to last twelve months Adjusted EBITDA as was implied by the initial purchase price for each hypothetical leveraged buyout scenario. In preparing this analysis, Morgan Stanley utilized projections from Management Case. The implied acquisition price per share paid by the financial sponsor for purposes of this analysis was based on a target range of annualized internal rates of return for the financial sponsor of 20% to 25%. The resulting present value per share of Company common stock implied by this analysis was between $22.44 and $27.72 per share.

Morgan Stanley noted that the consideration to be received by holders of shares of Company common stock (other than Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement was $23.00 per share.

Analysis of Precedent Transactions

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with this transaction. In connection with its analysis, Morgan Stanley compared publicly available statistics for select all cash technology transactions with a value greater than $500 million occurring between January 1, 2010 and March 7, 2012, select software transactions with a value greater than $500 million occurring between January 1, 2008 and March 7, 2012 as well as select LBO transactions with a value greater than $1 billion occurring between January 1, 2010 and March 7, 2012. The following is a list of the transactions reviewed:

Selected Technology Transactions (Target / Acquiror)

3PAR Inc. / Hewlett-Packard Company

Actel Corporation / Microsemi Corporation

ADC Telecommunications, Inc. / Tyco Electronics, Ltd.

ArcSight, Inc. / Hewlett-Packard Company

Art Technology Group Inc. / Oracle Corporation

Atheros Communications, Inc. / QUALCOMM Incorporated

Autonomy Corporation PLC / Hewlett-Packard Company

Blackboard Inc. / Providence Equity Partners LLC *

Blue Coat Systems, Inc. / Thoma Bravo, LLC *

Cogent Communications Group, Inc. / 3M Company

Compellent Technologies, Inc. / Dell Inc.

CyberSource Corporation / Visa Inc.

DemandTec, Inc. / International Business Machines Corporation

Dimension Data Holdings PLC / Nippon Telegraph and Telephone Corporation

Dionex Corp. / Thermo Fisher Scientific, Inc.

Epicor Software Corporation / Apax Partners Holdings Ltd *

GSI Commerce, Inc. / eBay Inc.

Interactive Data Corporation / Investor Group *

Internet Brands, Inc. / Hellman & Friedman LLC *

Isilon Systems, Inc. / EMC Corporation

L-1 Identity Solutions, Inc / Safran SA

Lawson Software, Inc. / Infor Global Solutions, Inc. *

McAfee, Inc. / Intel Corporation

Motorola Solutions, Inc. / Google Inc.

National Semiconductor Corporation / Texas Instruments Inc.

Netezza Corporation / International Business Machines Corporation

NetLogic Microsystems, Inc. / Broadcom Corporation

Novell, Inc. / Attachmate Corporation *

Palm, Inc. / Hewlett-Packard Company

Phase Forward Inc. / Oracle Corporation

Radiant Systems, Inc. / NCR Corp.

RightNow Technologies Inc. / Oracle Corporation

Skillsoft PLC / Investor Group *

Smart Technologies Inc. / Silver Lake Partners *

SonicWALL, Inc. / Investor Group *

Stanley, Inc. / CGI Group, Inc.

SuccessFactors, Inc. / SAP AG

Sybase, Inc. / SAP AG

Syniverse Technologies, Inc. / The Carlyle Group LP *

Taleo Corporation / Oracle Corporation

Terremark Worldwide, Inc. / Verizon Communications Inc.

Varian Semiconductor Equipment Associates, Inc. / Applied Materials Inc.

Verigy Ltd. / Advantest Corp.

Zarlink Semiconductor Inc. / Microsemi Corporation

*	Technology LBO Transactions

Selected Software Transactions (Target / Acquiror)

ArcSight, Inc. / Hewlett-Packard Company

Art Technology Group Inc. / Oracle Corporation

Autonomy Corporation PLC / Hewlett-Packard Company

Blackboard Inc. / Providence Equity Partners LLC

Blue Coat Systems, Inc. / Thoma Bravo, LLC

DemandTec, Inc. / International Business Machines Corporation

Eclipsys Corporation / Allscripts Healthcare Solutions, Inc.

Epicor Software Corporation / Apax Partners Holdings Ltd

Fast Search & Transfer ASA / Microsoft Corporation

Interactive Data Corporation / Investor Group

Interwoven Inc. / Autonomy Corporation PLC

Lawson Software, Inc. / Infor Global Solutions, Inc.

McAfee, Inc. / Intel Corporation

Novell, Inc. / Attachmate Corporation

Omniture, Inc. / Adobe Systems Inc.

Phase Forward Inc. / Oracle Corporation

Radiant Systems, Inc. / NCR Corp.

Rightnow Technologies Inc. / Oracle Corporation

S1 Corporation / ACI Worldwide, Inc.

Sonic Corp. / Rovi Corporation

SonicWALL, Inc. / Investor Group

SPSS Inc. / International Business Machines Corporation

SkillSoft PLC / Investor Group

SuccessFactors, Inc. / SAP AG

Sun Microsystems, Inc/ Oracle Corporation

Sybase, Inc. / SAP AG

Taleo Corporation / Oracle Corporation

Wind River Systems, Inc. / Intel Corporation

Selected LBO Transactions (Target / Acquiror)

99 Cents Only Stores / Leonard Green & Partners, L.P.

Academy, Ltd. / Kohlberg Kravis Roberts & Co.

Acosta, Inc. / Thomas H. Lee Partners, L.P.

Advantage Sales and Marketing Holdings LLC / Apax Partners Worldwide LLP

Air Medical Group Holdings, Inc. / Bain Capital, LLC

American Tire Distributors Holdings, Inc. / TPG Capital

Arizona Chemical Ltd. / American Private Equity Partners L.P.

Ashland Inc. / TPG Capital

BJ’s Wholesale Club Inc. / Leonard Green & Partners, L.P.

Blackboard Inc. / Providence Equity Partners LLC

Blue Coat Systems, Inc. / Thoma Bravo, LLC

Bumble Bee Foods, LLC / Liongate Capital Management

Burger King Holdings, Inc. / 3G Capital Management, LLC

Capsugel Holdings US Inc. / Kohlberg Kravis Roberts & Co.

CKE Restaurants, Inc. / Apollo Food Holdings Berhad

CommScope Inc. / The Carlyle Group LP

Del Monte Foods Company / Kohlberg Kravis Roberts & Co.

DynCorp International Inc. / Cerberus Capital Management, L.P.

Dynegy Inc. / The Blackstone Group LP

Emdeon Inc. / The Blackstone Group LP

Emergency Medical Services Corporation / CD&R Investment Associates VI Inc.

Epicor Software Corporation / Apax Partners Worldwide LLP

Gymboree Corp. / Bain Capital, LLC

Husky Energy Inc. / Berkshire Hathaway Inc.

Immucor Inc. / TPG Capital

Interactive Data Corporation / Investor Group

inVentiv Health, Inc. / Thomas H. Lee Partners, L.P.

J. Crew Group, Inc. / TPG Capital

Jo-Ann Stores, Inc. / Leonard Green & Partners, L.P.

Kinetic Concepts, Inc. / Apax Partners Worldwide LLP

Lawson Software, Inc. / Golden Gate Capital

Michaels Stores Inc. / Goldman Sachs Private Equity Group

MultiPlan Holdings, Inc. / Silver Lake Partners

NBTY, Inc. / The Carlyle Group LP

Novell, Inc. / Attachmate Corporation

Pharmaceutical Product Development, Inc. / The Carlyle Group LP

Radiant Communications Corp. / ABRY Partners, LLC

Sedgwick CMS Holdings, Inc. / Hellman & Friedman LLC

SRA International, Inc. / Providence Equity Partners LLC

SSI Investments II Limited / Berkshire Hathaway Inc.

Styron LLC / Bain Capital, LLC

Syniverse Holdings, Inc. / The Carlyle Group LP

The Go Daddy Group, Inc. / Kohlberg Kravis Roberts & Co.

Tomkins PLC / CPP Group PLC

TransUnion Corp. / Madison Dearborn Partners, LLC

Vertafore, Inc. / TPG Capital

For each transaction listed above, Morgan Stanley noted the following financial statistics where available: (1) implied premium to the acquired company’s closing share price on the last trading day prior to announcement; (2) implied premium to the acquired company’s 30 trading day average closing share price prior to announcement; (3) the ratio of aggregate value of the transaction to last twelve months EBITDA; (4) the ratio of aggregate value of the transaction to next twelve months estimated EBITDA; (5) the ratio of price per share to the last twelve months earnings per share; and (6) the ratio of price per share to the next twelve months estimated earnings per share.

Based on the analysis of the relevant metrics and time frame for each transaction listed above, Morgan Stanley selected representative ranges of implied premia and financial multiples of the transactions and applied these ranges of premia and financial multiples to the relevant Company financial statistic. Morgan Stanley utilized Street Case estimates for purposes of next twelve months EBITDA and earnings per share. The following table summarizes Morgan Stanley’s analysis:

Precedent Transactions Financial Statistic	Representative Range	Implied Value Per Share of the Company
Precedent Premia
Premium to 1-Day Prior Closing Share Price	20.0% – 55.0%	$23.22 – $29.99
Premium to 30-Day Average Closing Share Price	20.0% – 55.0%	$24.73 – $31.94
Technology LBO: Premium to 1-Day Prior Closing Share Price	10.0% – 35.0%	$21.29 – $26.12
Precedent Software Transactions
Aggregate Value to Last Twelve Months EBITDA	9.0x – 15.0x	$20.60 – $31.83
Aggregate Value to Estimated Next Twelve Months EBITDA	8.0x – 13.0x	$20.75 – $31.37
Price to Last Twelve Months Earnings Per Share	14.0x – 24.0x	$18.47 – $31.67
Price to Estimated Next Twelve Months Earnings Per Share	14.0x – 20.0x	$23.04 – $32.91
LBO Transactions
Aggregate Value to Last Twelve Months Adjusted EBITDA	7.0x – 12.0x	$19.85 – $31.39
Aggregate Value to Last Twelve Months EBITDA	7.0x – 12.0x	$16.71 – $26.27
Aggregate Value to Next Twelve Months EBITDA	6.0x – 11.0x	$16.33 – $27.17

Morgan Stanley noted that the consideration to be received by holders of shares of Company common stock (other than Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement was $23.00 per share.

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

General

In connection with the review of the Merger by the Special Committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the Company’s control. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Per Share Merger Consideration to be received by the holders of shares of Company common stock (other than the Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement and in connection with the delivery of its opinion, dated March 8, 2012, to the Special Committee of our Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Company common stock might actually trade.

The consideration to be received by the holders of shares of Company common stock (other than the Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) pursuant to the Merger Agreement was determined through arm’s length negotiations between the Special Committee and Parent and Merger Sub and was approved by the Board. Morgan Stanley provided advice to the Special Committee during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to the Company or the Special Committee or to the Board or that any specific consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion does not address the underlying business decision to engage in the transaction contemplated by the Merger Agreement, or the relative merits of such transaction as compared to any strategic alternatives that may be available to the Company. In addition, Morgan Stanley expresses no opinion as to how the shareholders of the Company should vote at the Special Meeting.

Morgan Stanley’s opinion and its presentation to the Special Committee was one of many factors taken into consideration by the Special Committee in its recommendation to the Board to approve, adopt and authorize the

Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Special Committee or the Board with respect to the consideration pursuant to the Merger Agreement or of whether the Special Committee or the Board would have been willing to agree to different consideration.

The Special Committee retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading, brokerage, investment management and financing activities, Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of customers, in the debt or equity securities or loans of the Company, or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the Merger Agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Special Committee financial advisory services and a financial opinion in connection with the Merger, and will receive a fee of approximately $18 million for its services, a substantial portion of which is contingent upon the Closing. Morgan Stanley will also be reimbursed for its expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, the Special Committee has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley has provided financing services for the Company and has received fees in connection with such services. Morgan Stanley may also seek to provide such services to Parent and the Company in the future and expects to receive fees for the rendering of these services. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Purposes and Reasons of the Insight Entities, Parent and Merger Sub for the Merger

Under a possible interpretation of the SEC rules governing “going-private” transactions, each of the Insight Entities, Parent and Merger Sub may be deemed to be affiliates of the Company and, therefore, required to express their reasons for the Merger to the Company’s unaffiliated stockholders. The Insight Entities, Parent and Merger Sub are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Insight Entities, Parent and Merger Sub, the purpose of the Merger is to enable Parent to acquire control of the Company, in a transaction in which the holders of the Company common stock, other than the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing, will be cashed out for $23.00 per share, so Parent will bear the rewards and risks of the ownership of the Company after shares of the Company common stock cease to be publicly traded.

Purposes and Reasons of the Rollover Investors for the Merger

Each of the Rollover Investors may be deemed to be an affiliate of the Company and, therefore, required to express its reasons for the Merger to the Company’s unaffiliated stockholders. The Rollover Investors are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Rollover Investors, the purpose of the Merger is to enable the Rollover Investors to maintain a significant portion of their investment in the Company through their respective commitments to make an equity investment in Parent and provide rollover financing, as described in this proxy statement under the section captioned “—Financing of the Merger,” and at the same time enable Mr. Smith to maintain a leadership role with the surviving corporation. In addition, the Rollover Investors believe that the Company will benefit from operating as a privately held entity that can achieve greater operational flexibility and focus on long-term growth absent the regulatory burden imposed on public companies and the distractions caused by the public equity market’s valuation of the Company’s common stock, while still maintaining the Company’s name, values and culture.

Positions of the Insight Entities, Parent and Merger Sub Regarding the Fairness of the Merger

Under a possible interpretation of the SEC rules governing “going-private” transactions, each of the Insight Entities, Parent, and Merger Sub may be deemed to be affiliates of the Company and required to express their beliefs as to the fairness of the Merger to the Company’s unaffiliated stockholders. The Insight Entities, Parent and Merger Sub believe that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is fair to the Company’s unaffiliated stockholders, on the basis of the factors described under “—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” and the additional factors described below.

In this section and the section captioned “—Positions of the Rollover Investors Regarding the Fairness of the Merger,” we refer to the Company’s board of directors, other than Mr. Smith, who recused himself from the Board’s deliberations and the Board’s determination with respect to the Merger Agreement and the proposed Merger due to his potential interest in Parent pursuant to the Rollover Letter as the “Board.”

None of the Insight Entities, Parent or Merger Sub participated in the deliberations of the Special Committee or the Board regarding, or received advice from the Company’s legal advisor or the Special Committee’s legal or financial advisors as to, the fairness of the Merger. None of the Insight Entities, Parent or Merger Sub has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Company’s unaffiliated stockholders. Based on these entities’ knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed in this proxy statement in the sections entitled “—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” (which analysis and resulting conclusions the Insight Entities, Parent and Merger Sub adopt), the Insight Entities, Parent and Merger Sub believe that the Merger is substantively fair to the Company’s unaffiliated stockholders. In particular, the Insight Entities, Parent and Merger Sub considered the following:

•

other than their receipt of Special Committee fees (which are not contingent upon the consummation of the Merger or the Special Committee’s recommendation of the Merger) and their interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger,” no member of the Special Committee has a financial interest in the Merger that is different from, or in addition to, the interests of the Company’s unaffiliated stockholders, generally, although the Merger Agreement does include customary provisions for indemnity and the continuation of liability insurance for the Company’s officers and directors;

•

the Special Committee determined, by the unanimous vote of all members of the Special Committee, and the Board determined, by the unanimous vote of all members of the Board (other than Mr. Smith who recused himself from such determination), that the Merger is fair to, and in the best interests of, the Company and the holders of the Company common stock, other than the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing;

•	the per share price of $23.00 represents a 19% premium to the closing price per share of Company common stock as of March 7, 2012 of $19.35;

•	the per share price of $23.00 represents a 12% premium over the Company’s average closing per share price of Company common stock for the 30 trading day period prior to and ending on March 7, 2012;

•

the per share price of $23.00 represents (i) a 15% premium over the Company’s average closing per share price of Company common stock for the one year trading period prior to and ending on March 7, 2012; (ii) a 17% premium over the Company’s average closing per share price of Company common stock for the three year trading period prior to and ending on March 7, 2012; and (iii) a 30% premium over the Company’s average closing per share price of Company common stock for the five year trading period prior to and ending on March 7, 2012; and

•

the Merger will provide consideration to the Company’s stockholders entirely in cash, allowing the Company’s stockholders (other than the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing) to immediately realize a certain and fair value for all their shares of Company common stock.

The Insight Entities, Parent and Merger Sub did not establish, and did not consider, a pre-Merger going concern value of the Company’s common stock as a public company for the purposes of determining the Per Share Merger Consideration or the fairness of the Per Share Merger Consideration to the holders of the Company common stock, other than the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing, because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement per share price of the Company’s common stock, the Per Share Merger Consideration of $23.00 represented a premium to the going concern value of the Company. In addition, the Insight Entities, Parent and Merger Sub did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices of common stock or the Company’s value as a going concern. The Insight Entities, Parent and Merger Sub did not consider liquidation value in determining the fairness of the Merger to the holders of the Company common stock, other than the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing, because of their belief that liquidation sales generally result in proceeds substantially less than sales of going concern, because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, because they considered the Company to be a viable, going concern and because the Company will continue to operate its business following the Merger.

The Insight Entities, Parent and Merger Sub believe that the Merger is procedurally fair to the Company’s unaffiliated stockholders, based upon the following factors:

•

the fact that, other than their receipt of Board and Special Committee fees (which are not contingent upon the consummation of the Merger or the Special Committee’s or Board’s recommendation of the Merger) and their interest described under “—Interests of the Company’s Directors and Executive Officers in the Merger,” the Special Committee, consisting solely of directors who are not officers or employees of the Company and who are not affiliated with the Insight Entities, Parent or Merger Sub and who have no financial interest in the Merger different from, or in addition to, the holders of the Company common stock, other than the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing, generally, was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the proposed Merger, to decide not to engage in the Merger, and to consider alternatives to the Merger;

•

the Special Committee’s independent financial advisor, Morgan Stanley, rendered a written financial opinion to the Special Committee that, as of March 8, 2012, and based upon and subject to various assumptions, procedures, factors, qualifications and limitations described in the written opinion, the $23.00 Per Share Merger Consideration to be received by holders of the shares of the Company common stock (other than the Rollover Investors or any other stockholder of the Company that contributes shares of Company common stock to Parent or the Merger Sub prior to the Merger, or Parent, the Merger Sub or any subsidiary of Parent, the Merger Sub or the Company or as to which dissenters’ rights have been perfected) in the Merger was fair, from a financial point of view, to such holders;

•

$23.00 per share cash consideration and the other terms and conditions of the Merger Agreement resulted from extensive arm’s-length negotiations between Parent and its advisors, on the one hand, and the Special Committee and its advisors, on the other hand;

•

the Company’s ability during the Go-Shop Period to initiate, solicit and encourage alternative Takeover Proposals from third parties and to enter into, engage in, and maintain discussions or negotiations with third parties with respect to such proposals;

•

the Company’s ability to continue discussions with such parties thereafter if such party submits a Takeover Proposal prior to 11:59 p.m., New York City time, on May 7, 2012 that the Special Committee determines in good faith prior to or as of May 7, 2012 constitutes, or could be reasonably expected to lead to, a Superior Proposal (in each case, with the termination of the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal that was identified during the Go-Shop Period resulting in the payment to Parent of the termination fee of $4.2 million);

•	the Merger was approved by the Special Committee;

•

the requirements of an affirmative vote of (i) a majority of the outstanding shares of the Company common stock and (ii) a majority of the outstanding shares of the Company common stock, exclusive of any shares held by Parent, Merger Sub or any of the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing, in each case to adopt the Merger Agreement;

•

the Company’s ability to terminate the Merger Agreement if the stockholders do not adopt it, subject to paying a termination fee of $6.3 million and out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates of up to $7.0 million, and in certain circumstances the Parent Damages Remedy up to $12.6 million (See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 101); and

•

the availability of appraisal rights to the Company’s stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

The foregoing discussion of the information and factors considered and given weight by the Insight Entities, Parent and Merger Sub in connection with the fairness of the Merger Agreement and the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Insight Entities, Parent and Merger Sub did not find it practicable to, and did not quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger Agreement and the Merger. Rather, the Insight Entities, Parent and Merger Sub made the fairness determinations after considering all of the foregoing as a whole. The Insight Entities, Parent and Merger Sub believe these factors provide a reasonable basis upon which to form their belief that the Merger is fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder to adopt the Merger Agreement. The Insight Entities, Parent and Merger Sub do not make any recommendation as to how stockholders of the Company should vote their shares of Company common stock relating to the Merger. In addition, the Insight Entities, Parent and Merger Sub agree with the analyses, determinations and conclusions of the Board and the Special Committee described under “—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” with respect to the reasons for undertaking the Merger at this time, as compared with other times in the Company’s operating history, which analysis and resulting conclusions the Insight Entities, Parent and Merger Sub adopt. None of the Insight Entities, Parent or Merger Sub believes that it has or had any fiduciary duty to the Company or its stockholders, including with respect to the Merger and its terms.

Positions of the Rollover Investors Regarding the Fairness of the Merger

Each of the Rollover Investors may be deemed to be an affiliate of the Company and required to express its belief as to the fairness of the Merger to the unaffiliated stockholders of the Company. As described below, each of the Rollover Investors believes that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is fair to the Company’s unaffiliated stockholders on the basis of the factors described under “—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” “—Opinion of Morgan Stanley & Co. LLC, Financial Advisor to the Special Committee” and “—Positions of the Insight Entities, Parent and Merger Sub Regarding the Fairness of the Merger.” None of the Rollover Investors participated in the deliberations of the Special Committee or the Board regarding, or received advice from the Company’s legal or financial advisor as to, the fairness of the Merger. As disclosed under “—Interests of the Company’s Directors and Executive Officers in the Merger,” the Rollover Investors have interests in the Merger different from those of the Company’s unaffiliated stockholders by virtue of Mr. Smith’s voting power over approximately 34% of the total number of outstanding shares of Company common stock, Mr. Smith’s and the other Rollover Investors’ agreement to contribute the Rollover Shares in exchange for equity in the Parent pursuant to a Rollover Letter, Mr. Smith’s expectation of a continuing leadership role in the surviving corporation and the rights of the Rollover Investors with respect to the Parent as set forth in the Rollover Letter, the Transaction Support Agreement (as discussed in this proxy statement in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger”) and the Stockholders Agreement (as discussed in this proxy statement in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger”).

The Company’s unaffiliated stockholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement on their behalf, with the assistance of the Special Committee’s financial and legal advisors. Accordingly, none of the Rollover Investors has performed, or engaged a financial advisor to perform, any independent valuation or other analysis for the purpose of assessing the fairness of the Merger to the Company’s unaffiliated stockholders. The Rollover Investors believe, however, that the Merger is fair to the Company’s unaffiliated stockholders based upon substantially the same factors considered by the Board and the Special Committee (including, among other factors considered by the Rollover Investors, the analysis and resulting conclusions of the Board and the Special Committee discussed in this proxy statement in the section entitled “—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” which analysis and resulting conclusions the Rollover Investors adopt) and by the Insight Entities, Parent and Merger Sub (including, among other factors considered by the Rollover Investors, the analysis and resulting conclusions of the Insight Entities, Parent and Merger Sub discussed in this proxy statement in the section entitled “—Positions of the Insight Entities, Parent and Merger Sub Regarding the Fairness of the Merger,” which analysis and resulting conclusions the Rollover Investors adopt) with respect to the fairness of the proposed Merger to the Company’s unaffiliated stockholders. The Rollover Investors agree with the analyses, determinations and conclusions of the Special Committee described under “—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” based on the reasonableness of these analyses, determinations and conclusions, which the Rollover Investors adopt. In addition, the Rollover Investors agree with the analyses, determinations and conclusions of the Board and the Special Committee described under “—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” with respect to the reasons for undertaking the Merger at this time, as compared with other times, in the Company’s operating history, which analysis and resulting conclusions the Rollover Investors adopt.

While Mr. Smith is an officer and director of the Company, because of his participation in the transaction as described under the section captioned “—Interests of the Company’s Directors and Executive Officers in the Merger,” he did not serve on the Special Committee, nor did he participate in, or vote in connection with, the Special Committee’s evaluation of the Merger Agreement and the Merger or of the Board’s evaluation or approval of the Merger Agreement and the Merger. For these reasons, Mr. Smith does not believe that his or any other Rollover Investors’ interests in the Merger influenced the decision of the Special Committee or the Board with respect to the Merger Agreement or the Merger.

The foregoing discussion of the information and factors considered and given weight by the Rollover Investors in connection with the fairness of the Merger Agreement and the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Rollover Investors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger Agreement and the Merger. Rather, the Rollover Investors made their fairness determinations after considering all of the foregoing as a whole. The Rollover Investors believe these factors provide a reasonable basis upon which to form their belief that the Merger is fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder to adopt the Merger Agreement. The Rollover Investors do not make any recommendation as to how stockholders of the Company should vote their shares of Company common stock relating to the Merger.

Certain Effects of the Merger

If the Merger is completed, all of our equity interests will be owned by Parent. Except for the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior the Closing, through their interest in Parent, none of our current stockholders will have any ownership interest in, or be a stockholder of, the Company after the completion of the Merger. As a result, our current stockholders (other than the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior the Closing) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value.

Upon completion of the Merger, each share of Company common stock issued and outstanding immediately prior the effective time of the Merger will convert in to the right to receive the Per Share Merger Consideration, other than (i) treasury shares, (ii) shares held by Parent, Merger Sub and any other wholly owned subsidiary or Parent, (iii) the Rollover Shares and shares held by any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing and (iv) shares owned by stockholders who have perfected, and not withdrawn a demand for or lost the right to, appraisal rights under the DGCL. Following the Merger, shares of Company common stock will no longer be traded on Nasdaq or any other public market.

Our common stock is registered as a class of equity security under the Exchange Act. Registration of our common stock under the Exchange Act may be terminated upon the Company’s application to the SEC if our common stock is not listed on a national securities exchange and there are fewer than 300 record holders of the outstanding shares. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company. If the Company (as the entity surviving the Merger) completed a registered exchange or public offering of debt securities, however, we would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Except as otherwise agreed to by Parent and a holder of a Vested Option, the Merger Agreement provides that, immediately prior to the effective time of the Merger, each outstanding and unexercised Vested Option will be cancelled as of the effective time of the Merger and converted into the right to receive, as soon as reasonably practicable (but in any event no later than five business days following the effective time of the Merger, an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Vested Option, and (ii) the Designated Consideration.

Except as otherwise agreed to by Parent and a holder of an Unvested Option, the Merger Agreement provides that, at the effective time of the Merger, each outstanding Unvested Option will be cancelled and converted into the right to receive, on such date or dates and subject to such conditions as determined by the Company in accordance with the Company stock plans and subject to the approval of Mr. Smith, an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Unvested Option, and (ii) the Designated Consideration. At the effective time of the Merger, the Unvested Options will no longer represent the right to acquire shares of Company common stock and shall represent the right to receive the Designated Consideration subject to the terms described in this paragraph.

Any Vested Option or Unvested Option that has an exercise price per share that is equal to or greater than the Per Share Merger Consideration will be cancelled for no consideration. See “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Units” beginning on page 85 for additional information.

Except as otherwise agreed to by Parent and a holder of an Unvested RSU, the Merger Agreement provides that each Unvested RSU that is outstanding at the effective time of the Merger will be converted into the right to receive, on the same terms and conditions as were applicable to such Unvested RSU prior to the Merger, on each date in which shares of Company common stock subject to such Unvested RSU would have become vested and exercisable (subject to continued employment through such date), a cash amount equal to the Per Share Merger Consideration for each share of Company common stock then subject to the Unvested RSU that would have otherwise vested on such vesting date, without interest and less any withholding taxes. At the effective time of the Merger, the Unvested RSUs will no longer represent the right to acquire shares of Company common stock and will represent the right to receive the Merger consideration subject to the terms described in this paragraph. See “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Units” beginning on page 85 for additional information.

Pursuant to the Rollover Letter, the Rollover Investors have committed to exchange, immediately prior to the completion of the Merger, each of their Vested Options, Unvested Options and Company restricted stock units, including any Vested RSUs, that are outstanding immediately prior to the effective time of the Merger for an equivalent equity interest in Parent under Parent’s stock incentive plan (such plan to be adopted prior to the effective time of the Merger) and therefore will not receive the consideration described above. The Rollover Investors’ commitment pursuant to the Rollover Letter are conditions as described under the subheading “—Financing of the Merger—Rollover Financing.”

Parent does not currently own any interest in the Company. The Rollover Investors possess voting power over approximately 34% of the total number of outstanding shares of Company common stock. Following consummation of the Merger, Parent will own 100% of our outstanding common stock and will have a corresponding interest in our net book value and net earnings. Our net income for the fiscal year ended December 31, 2011 was approximately $44 million and our net book value as of December 31, 2011 was approximately $880 million.

The Insight Entities agreed to contribute $210.0 million to Parent, subject to reduction by any amounts actually contributed to Parent (and not returned) at or prior to the effective time of the Merger by persons or entities to which the Insight Entities allocates all or a portion of its equity commitment which is in excess of its equity funding commitment in the amount of $150.0 million for the purpose of funding a portion of the Per Share Merger Consideration, any other amounts required to be paid pursuant to the Merger Agreement and related fees and expenses pursuant to the Merger Agreement. In addition, the Rollover Investors have agreed to contribute 28,081,712 shares of Company common stock to Parent, as well as the rollover of all Company stock options, excluding 432,982 shares of stock options the economic value of which have been transferred to Mr. Smith’s former spouse pursuant to a domestic relations order, and Company restricted stock units held by the Rollover Investors (in total, the equivalent of a $645.88 million investment based upon the Per Share Merger Consideration of $23.00) in exchange for certain equity securities of Parent.

The table below sets forth the interests in our voting shares and the interest in our net book value and net earnings for Insight Entities and the Rollover Investors before and after the Merger, based on our historical net book value as of December 31, 2011 of $44 million and our historical net earnings for the year ended December 31, 2011 of $880 million. All dollar figures are in the thousands and rounded to the nearest dollar amount.

	Fully Diluted Ownership of the Company Prior to the Merger			Fully Diluted Ownership of the Company After the Merger
	% Ownership	Net earnings for the fiscal year ended December 31, 2011	Net book value as of December 31, 2011	% Ownership	Net earnings for the fiscal year ended December 31, 2011	Net book value as of December 31, 2011
Insight Entities	0%	$0	$0	0%	$0	$0
Rollover Investors	34%	$15	$299	0%	$0	$0
Parent	0%	$0	$0	100%	$44	$880
Total		$44	$880	100%	$44	$880

	Fully Diluted Ownership of Parent After the Merger
	% Ownership	Net earnings for the fiscal year ended December 31, 2011		Net book value as of December 31, 2011
Insight Entities	22.68%	$10			$200
Rollover Investors	78.32%	$34			$680
Total	100%		$44		$880

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. As noted above, the Special Committee was formed on September 19, 2011 and with the authority and responsibilities as set forth in enabling resolutions adopted by the Board on November 2, 2011, in response to preliminary discussions with members of Company management, including Mr. Smith, regarding the Insight Entities’ interest in a potential strategic transaction. As further noted above, while exploring the proposals from the Insight Entities, the Special Committee considered the potential benefits to the Company and its unaffiliated stockholders of possible alternatives to a sale to the Insight Entities, including an alternative sales process or continuing as a stand-alone company and conducting a stock repurchase, implementing a dividend or undertaking a recapitalization. In considering these alternatives, the Special Committee took into account all information that was available to it, including the Company’s fourth quarter 2011 financial results, management’s views on guidance for full year 2012 performance, the Company’s long-term financial projections, as well as the Special Committee’s knowledge and understanding of the business, operations, management, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity. After evaluating such information with the assistance of Morgan Stanley, the Special Committee determined that remaining as a stand-alone company and conducting a stock repurchase, implementing a dividend, undertaking a recapitalization or some combination of the foregoing actions was less favorable to the Company’s unaffiliated stockholders than the Merger given the potential risks, rewards and uncertainties associated with such alternatives. As noted above, the Special Committee also considered an alternative sales process, and, through Morgan Stanley, contacted a limited number of additional potential acquirers to gauge their interest in a potential transaction. As described above, Financial Sponsor A made a preliminary offer to acquire all outstanding shares of the Company’s common stock on March 6, 2012, but indicated that it would require two additional weeks of diligence if the proposed transaction would not involve partnering with the Insight Entities. Given all information that was available to the Special Committee as set forth above, the Special Committee determined that pursuing the opportunity to execute a merger agreement with Parent on March 8, 2012 would be in the best interests of the Company’s unaffiliated stockholders. The Special Committee also decided not to engage with other potential bidders at that time to preserve confidentiality of the sale process and protect against jeopardizing the potential transaction with the Insight Entities, instead utilizing a meaningful post-signing “go-shop” period to permit the Company to solicit and consider alternative transaction proposals. In electing to approve the Merger Agreement and the proposed Merger with Parent and to not take any of the alternative actions discussed above, the Special Committee determined (and the Board, in substantial reliance on the Special Committee’s determination, the Insight Entities, Parent and Merger Sub adopted the Special Committee’s determination) that the proposed Merger represents the best value reasonably obtainable for the Company’s unaffiliated stockholders. For more information on the process behind the Special Committee’s determination and the Board’s adoption of such determination, see “—Background of the Merger” and “—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger.” The firm proposals discussed above from the Insight Entities and the preliminary offer received from Financial Sponsor A represent the only proposals received by the Company from such parties. Other than the proposals from the Insight Entities and the preliminary offer from Financial Sponsor A, the Company is not aware of any firm offer by any other person during the prior two years for (i) a merger or consolidation of the Company with another entity, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company. The Rollover Investors believe pursuing the Merger is preferable to the alternatives considered by the Special Committee as described above for substantially the same reasons as presented by the Special Committee, which reasons the Rollover Investors adopt. In addition, the Merger provides the Rollover Investors the best opportunity to achieve the purposes described above under the section captioned “—Purposes and Reasons of Insight, Parent, Merger Sub and the Rollover Investors for the Merger.”

Effects on the Company if the Merger is not Completed

If our stockholders do not adopt the Merger Agreement or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock unless the Company is sold to a third party. Instead, unless the Company is sold to a third party, we will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our common stock. If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be completed. From time to time, the Board will evaluate and review the business operations, properties, dividend policy and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If our stockholders do not adopt the Merger Agreement or if the Merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. Pursuant to the Merger Agreement, under certain circumstances the Company is permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement—Termination.”

Under specified circumstances, we may be required to pay Parent a termination fee of $4.2 million or $6.3 million (depending on the nature and timing of the termination, subject to certain conditions) and reimburse Parent for up to a maximum of $7.0 million of its out of pocket expenses and up to $12.6 million (inclusive of the reverse termination fee) pursuant to the Parent Damages Remedy, subject to certain conditions. Under certain circumstances, Parent may be required to pay us a termination fee of $9.0 million and up to $18.0 million (inclusive of the termination fee) pursuant to the Company Damages Remedy, subject to certain conditions. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses.”

Plans for the Company

Parent and Merger Sub expect that following completion of the Merger, our operations will be conducted substantially as they are currently being conducted, except that we will cease to have publicly traded equity securities and will instead be a wholly owned subsidiary of Parent. However, following completion of the Merger, the Company will have significantly more debt than it currently has. There are no current plans to repay the debt taken out to finance the Merger. Parent and Merger Sub have informed us that they do not have any current plans or proposals and are not in negotiations to cause us to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the Merger involving our corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the sale or transfer of a material amount of assets; or

•	any other material changes in our business.

However, following the consummation of the Merger, Parent may initiate from time to time reviews of the Company and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable. Parent expressly reserves the right to make any changes that it deems necessary or appropriate in the light of its review or in the light of future developments.

After the effective time of the Merger, the directors of Merger Sub immediately prior to the effective time of the Merger will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the Merger will remain the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Prospective Financial Information

In connection with the evaluation of a possible transaction, the Company provided Morgan Stanley, in its capacity as the Company’s financial advisor, and the Insight Entities certain prospective financial information concerning the Company, including projected revenues, Operating Income, Stock Compensation, Taxes, After-Tax EBIT, Depreciation and Amortization, and Capital Expenditures. The Company’s management does not in the ordinary course prepare prospective financial information for multiple upcoming fiscal years and made available prospective financial information for use in connection with the financial analyses performed by Morgan Stanley in connection with delivering its written financial opinion to the Special Committee and to assist the Insight Entities with their due diligence review of the Company.

The summary of such information below is included solely to give stockholders access to the information that was made available to the Insight Entities and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

The prospective financial information reflects numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The prospective financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. The prospective financial information covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that the Company, the Insight Entities, the Special Committee, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of the Company, the Insight Entities, the Special Committee or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if they are or become inaccurate.

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the Merger Agreement. Further, the prospective financial information does not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate or continuing in that context.

The inclusion of the prospective financial information herein should not be deemed an admission or representation by the Company, the Insight Entities or the Special Committee that they are viewed by the Company or the Insight Entities or the Special Committee as material information of the Company, and in fact the Company, the Insight Entities and the Special Committee view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long range forecasts. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Company’s prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this proxy statement.

	2011	2012E	2013E	2014E	2015E	2016E
	(amounts in thousands)
Revenue	$857.4	$958.9	$1,020.6	$1,073.6	$1,124.3	$1,158.0
Operating Income	$168.0	$196.7	$227.5	$251.6	$273.9	$279.9
Stock Compensation	($24.4)	($28.8)	($30.6)	($32.2)	($33.7)	($34.7)
Taxes	($30.4)	($42.0)	($49.2)	($54.8)	($60.1)	($61.3)
After Tax EBIT	$113.1	$125.9	$147.7	$164.5	$180.2	$183.9
Depreciation and Amortization	$15.9	$19.6	$20.4	$21.5	$20.8	$21.4
Capital Expenditures	($28.7)	($32.0)	($19.0)	($20.0)	($20.8)	($21.4)

Financing of the Merger

The Company and Parent estimate that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $2.0 billion. Parent expects this amount to be provided through a combination of the proceeds of:

•

cash equity investments by each of the Insight Entities (or such investment funds together with its co-investors and assignees), which are described elsewhere in this section under the subheading “Equity Financing”;

•

the contribution of shares of Company common stock to Parent immediately prior to the Merger by the Rollover Investors, which is described elsewhere in this section under the subheading “Rollover Financing”;

•	debt financing, which is described elsewhere in this section under the subheading “Debt Financing”; and

•	cash of the Company.

Equity Financing

On March 8, 2012, the Insight Entities entered into a letter agreement (the “Equity Commitment Letter”) with Parent pursuant to which the Insight Entities committed to purchase, at or prior to the consummation of the Merger, $210.0 million of certain equity securities of Parent. The equity commitment of each of the Insight Entities is conditioned upon the contemporaneous contribution of shares of Company common stock by the Rollover Investors described below and the funding of the debt financing described below (or alternative debt financing being obtained in accordance with the Merger Agreement). The equity commitment is further conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent to complete the Merger contained in the Merger Agreement and upon the substantially simultaneous consummation of the Merger. The equity commitment of the Insight Entities may be reduced on a pro rata basis by any amounts not required by Parent to fund the aggregate Merger consideration and to pay any fees and expenses pursuant to the Merger Agreement. The equity commitment will terminate upon the earliest to occur of (i) consummation of the Merger and (ii) termination of the Merger Agreement (unless the Company has commenced litigation prior to termination to enforce the equity commitments, in which case the equity commitments will terminate when the Insight Entities have satisfied any obligations finally determined or agreed to be owed by them under the Equity Commitment Letter). The Company is an express third-party beneficiary of the Equity Commitment Letter and has the right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent to enforce the equity commitment.

Rollover Financing

On March 8, 2012, the Rollover Investors entered into the Rollover Letter with Parent pursuant to which the Rollover Investors collectively committed to contribute, immediately prior to the consummation of the Merger, an aggregate amount of 28,081,712 shares of Company common stock to Parent, as well as the rollover of all Company stock options and Company restricted stock units held by the Rollover Investors, excluding 432,982 shares of stock options the economic value of which have been transferred to Mr. Smith’s former spouse pursuant to a domestic relations order (the equivalent of a $645.88 million investment based upon the Per Share Merger Consideration of $23.00) in exchange for certain equity securities of Parent. The Rollover Investors’ commitments pursuant to the Rollover Letter are conditioned upon the contemporaneous purchase of securities of Parent pursuant to the equity commitments of the Insight Entities described above and the funding of the debt financing described below (or alternative debt financing being obtained in accordance with the Merger Agreement). Such commitments are further conditioned upon, among other requirements, the satisfaction or waiver of the conditions to the obligations of Parent to complete the Merger contained in the Merger Agreement (as determined by the Insight Entities or as determined by a court enforcing such entities’ equity commitments pursuant to the Company’s specific performance remedy under the Merger Agreement), the condition that the Transaction Support Agreement described below is not terminated (other than by mutual written consent of the parties thereto), the funding of the Shareholder Loan described below, and upon the substantially simultaneous consummation of the Merger. The Rollover Investors’ commitments pursuant to the Rollover Letter will terminate upon the earliest to occur of (i) consummation of the Merger and (ii) termination of the Merger Agreement (unless the Company has commenced litigation prior to termination to enforce such commitments, in which case the equity commitments will terminate when the Rollover Investors have satisfied any obligations finally determined or agreed to be owed by them under the Rollover Letter). The Company is an express third-party beneficiary of the Rollover Letter and has the right to seek specific performance of the commitments of the Rollover Investors under the Rollover Letter under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent to enforce such commitments.

Debt Financing

In connection with Parent’s entry into the Merger Agreement, Parent received a commitment letter (the “Debt Commitment Letter”), dated March 8, 2012, from JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMorgan”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets (“RBCCM”), Barclays Capital (“Barclays Capital”) and Barclays Bank PLC (together with JPMCB, JPMorgan, Royal Bank, RBCCM and Barclays Capital, the “Debt Commitment Parties”). The Debt Commitment Letter provides an aggregate of $1.195 billion in debt financing to Merger Sub, consisting of a $820.0 million senior secured term loan facility, a $300.0 million senior unsecured bridge facility and a $75.0 million senior secured revolving facility, of which, subject to the then-applicable borrowing base, no more than $37.5 million may be drawn at the Closing (i) to fund any original issue discount or upfront fees with respect to the debt financing and (ii) to pay fees and expenses incurred in connection with the transactions.

The Debt Commitment Parties may invite other banks, financial institutions and institutional lenders to participate in the debt financing described in the Debt Commitment Letter and to undertake a portion of the commitments to provide such debt financing.

Senior Secured Facilities. Interest under the senior secured facilities will be payable either at a base rate (based on the higher of the prime rate, the Federal Funds Effective Rate plus 0.50% and adjusted LIBOR for interest periods of 1 month plus 1.00%) plus 3.75% or a LIBOR-based rate plus 4.75% at the option of the borrower and will be payable at the end of each interest period set forth in the credit agreement (but at least every three months).

The borrower under the senior secured facilities will initially be Merger Sub, and upon consummation of the Merger, the rights and obligations under the senior secured facilities will be assumed by the Company. The senior secured facilities will be guaranteed on a joint and several basis by Parent and by all of the existing and future direct and indirect domestic restricted subsidiaries of Merger Sub (which will include, after the Merger, all of the existing and future direct and indirect domestic restricted subsidiaries of the Company) other than certain immaterial and other subsidiaries. The senior secured term loan facility and the senior secured revolving facility will be secured, subject to agreed upon exceptions, by substantially all the assets of Parent, Merger Sub and each subsidiary guarantor, including substantially all tangible and intangible personal property (including but not limited to accounts receivable, inventory, cash and deposit accounts and the proceeds therefrom), substantially all of the material fee-owned real property and equipment and perfected pledges of the equity securities of the borrower and of each direct restricted subsidiary of the borrower and of each subsidiary guarantor, with certain exceptions, including limitations on the pledge of capital stock of foreign subsidiaries.

Senior Unsecured Bridge Facility. The Debt Commitment Letter contemplates that either (i) Merger Sub will issue and sell senior unsecured notes in a Rule 144A or other private placement on or prior to the Closing date yielding at least $300.0 million in gross proceeds, or (ii) to the extent Merger Sub does not so issue senior unsecured notes on or prior to the Closing date, Merger Sub will borrow up to $300.0 million (less the gross proceeds of any offering of senior unsecured notes) under the senior unsecured bridge facility.

The borrower under the senior unsecured bridge facility will initially be Merger Sub, and upon consummation of the Merger, the rights and obligations under the senior unsecured bridge facility will be assumed by the Company. Interest under the senior unsecured bridge facility shall initially equal a LIBOR-based rate (subject to a 1.25% floor) plus 9.25% increasing to a specified cap. The senior unsecured bridge facility will be guaranteed on a joint and several basis by the guarantors of the senior secured facilities on a senior unsecured basis with the guarantee of each such guarantor under the senior unsecured bridge facility being pari passu in right of payment with all obligations under the senior facilities.

If the senior unsecured bridge facility is not paid in full on or before the first anniversary of the Merger, then subject to specified conditions, the maturity of the senior unsecured bridge facility shall be extended to eight years after the Closing date. After such extension, the holders of the outstanding senior bridge loans may choose to exchange such loans for senior exchange notes that mature eight years after the Closing date that the Company would be required to register for public sale under a registration statement in compliance with applicable securities laws.

Debt Financing Conditions:

The facilities contemplated by the Debt Commitment Letter are subject to certain closing conditions, including, without limitation:

•

a condition that, (a) since December 31, 2011, except (i) as set forth in the Company Disclosure Letter (as defined in the Merger Agreement) or (ii) disclosed in any Company SEC Document (as defined in the Merger Agreement) filed on or after January 1, 2011 (the “filed SEC documents”) other than exhibits and schedules to the filed SEC documents or disclosures in such filed SEC documents contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosures in the filed SEC documents which are forward-looking in nature, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (defined in the Debt Commitment Letter in a manner substantially similar to the definition of “Material Adverse Effect” in the Merger Agreement) and (b) since the date of the Merger Agreement, no Material Adverse Effect shall have occurred and be continuing;

•

the consummation of the Merger in all material respects in accordance with the terms of the Merger Agreement (without any amendments to the Merger Agreement or any waivers thereof that are material and adverse to the interests of the lenders or the joint lead arrangers) substantially and concurrently with the initial borrowing under the debt facilities;

•	the consummation of the equity contribution by the Insight Entities substantially concurrently with the initial borrowing under the debt facilities;

•

the refinancing or repayment, including the termination and release of all commitments, security interests and guaranties in connection therewith of all existing third-party indebtedness for borrowed money of the Company and its subsidiaries substantially concurrently with the initial borrowing under the debt facilities;

•	delivery of certain audited, unaudited and pro forma financial statements;

•

the delivery of certain customary closing documents (including, among others, a solvency certificate, legal opinions, evidence of insurance and customary lien searches), documentation required under anti-money laundering laws and the taking of certain actions necessary to establish and perfect a security interest in certain items of collateral;

•	the closing of each of the debt facilities shall have occurred on or before the Expiration Date (as defined in the Debt Commitment Letter);

•	the execution and delivery of definitive documentation with respect to the applicable debt facilities consistent with the Debt Commitment Letter;

•	the payment of applicable fees and expenses;

•

as a condition to the availability of the senior unsecured bridge facility, (a) one or more investment banks reasonably satisfactory to the senior unsecured bridge facility arrangers shall have been engaged to privately place the senior unsecured notes, (b) the receipt of a customary offering memorandum with respect to the senior unsecured notes offering (the “Required OM”), and (c) the expiration of a marketing period of 15 consecutive business days following receipt of the Required OM;

•

as a condition to the availability of the senior secured credit facilities, the expiration of a marketing period of 15 consecutive business days following receipt of the Required OM and a confidential information memorandum for each of the revolving facility and term loan facility and other customary marketing materials to be used for the purpose of syndication for use in the syndication of the senior secured credit facilities; and

•	the accuracy of certain representations and warranties in the Merger Agreement and specified representations and warranties in the loan documents.

The final termination date for the Debt Commitment Letter is the earliest of (a) the date on which the Merger Agreement is validly terminated in accordance with its terms, (b) the date on which the Merger Agreement is consummated, (c) 5:00 p.m. New York City time, on September 8, 2012, (d) any public announcement by Parent or its affiliates indicating that Parent does not intend to proceed with the Merger or the debt financing.

Subject to the terms and conditions of the Merger Agreement, each of Parent and Merger Sub shall use its commercially reasonable efforts to obtain the Financing (as defined in the Merger Agreement) on the terms and conditions described in the Financing Letters (as defined in the Merger Agreement), and the contribution contemplated by the Rollover Letter, pursuant to the terms thereof, and shall not permit any amendment or modification to be made to, or any waiver of any material provision under, the Financing Letters or Rollover Letter if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing or amount of Company common stock to be contributed, or (ii) impose new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing or contribution contemplated by the Rollover Letter that would reasonably be expected to (a) materially delay or prevent the funding of the Financing or contribution contemplated by the Rollover Letter (or satisfaction of the conditions to the Financing or contribution contemplated by the Rollover Letter) on the Closing date or (b) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Financing Letters or the Rollover Letter.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which would have allowed lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guaranty

The Insight Entities and the Rollover Investors, severally and not jointly, have each agreed to guarantee one-half of the obligations of Parent under the Merger Agreement, with the obligations of each Insight Entity and each Rollover Investor limited to such portion of the guaranty based on its respective equity commitment to Parent, to pay, under certain circumstances, a reverse termination fee, the Company Damages Remedy and certain expense reimbursement and indemnification obligations. The limited guaranty will terminate on the earliest of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement by mutual consent of the parties thereto or under circumstances in which Parent would not be obligated to pay the reverse termination fee, the Company Damages Remedy is not available and no other reimbursement or indemnification obligations remain outstanding, (iii) the receipt by the Company of the payment in full of all of the guaranteed obligations payable under the limited guaranty and (iv) September 8, 2012 (unless, with respect to this clause (iv), the Company has commenced litigation under the limited guaranty on or prior to such termination, in which case the limited guaranty will terminate when the Insight Entities and the Rollover Investors have satisfied any obligations finally determined or agreed to be owed by them under the limited guaranty). However, if the

Company or any of its affiliates asserts a claim other than as permitted under the limited guaranty, including a claim against certain specified non-recourse parties or a claim in excess of the guaranteed amounts under the limited guaranty, the limited guaranty will immediately terminate and become null and void by its terms, all payments previously made pursuant to the limited guaranty may be recovered and neither the Insight Entities, the Rollover Investors, nor certain of their related parties will have any liability under the limited guaranty, the Merger Agreement or any related documents.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that certain of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Board and the Special Committee were aware of these interests and considered them, among other matters, in reaching the decision to approve the Merger Agreement and recommend that the Company’s stockholders vote in favor of adopting the Merger Agreement. See “—Background of the Merger” and “—Recommendation of our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” for a further discussion of these matters.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the Special Committee in evaluating the Merger, including negotiating the terms and conditions of the Merger Agreement, the Board determined that the chairman of the Special Committee would receive a retainer of $40,000 and monthly fee of $30,000 and that each other member of the Special Committee would receive a retainer of $30,000 and a monthly fee of $25,000 for their service on the Special Committee. Such fees are payable whether or not the Merger is completed and were approved by the Board. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending Special Committee meetings) will be paid to the members of the Special Committee in connection with their service on the Special Committee.

Treatment of Outstanding Stock Options

As described in “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Units” beginning on page 85, except as otherwise agreed to by Parent and a holder of a Vested Option, the Merger Agreement provides that, immediately prior to the effective time of the Merger, each outstanding and unexercised Vested Option will be cancelled as of the effective time of the Merger and converted into the right to receive, as soon as reasonably practicable (but in any event no later than five business days following the effective time of the Merger), an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Vested Option, and (ii) the Designated Consideration.

Except as otherwise agreed to by Parent and a holder of an Unvested Option, the Merger Agreement provides that, at the effective time of the Merger, each outstanding Unvested Option will be cancelled and converted into the right to receive, on such date or dates and subject to such conditions as determined by the Company in accordance with the Company stock plans and subject to the approval of Mr. Smith, an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Unvested Option, and (ii) the Designated Consideration. At the effective time of the Merger, the Unvested Options will no longer represent the right to acquire shares of Company common stock and shall represent the right to receive the Designated Consideration on the terms described in this paragraph.

Any Vested Option or Unvested Option that has an exercise price per share that is equal to or greater than the Per Share Merger Consideration will be cancelled for no consideration. See “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock Units” beginning on page 85 for additional information.

Pursuant to the Rollover Letter, Mr. Smith has committed to exchange, immediately prior to the completion of the Merger, each Vested Option and Unvested Option that is outstanding at the effective time of the Merger, excluding 432,982 shares of stock options the economic value of which have been transferred to Mr. Smith’s former spouse pursuant to a domestic relations order, for a stock option with respect to Parent stock under Parent’s stock incentive plan (such plan to be adopted prior to the effective time of the Merger) and therefore will not receive the consideration described above. The Parent options will generally have the same terms and conditions, including vesting schedules and expiration dates, as the Company stock options. Mr. Smith’s commitments pursuant to such the Rollover Letter are conditioned as described under the subheading “—Financing of the Merger—Rollover Financing.”

The following table sets forth, for each of our directors and executive officers holding stock options as of April 2, 2012 (other than Mr. Smith) the aggregate number of shares of Company common stock subject to Vested Options and Unvested Options that have a per share exercise price lower than the Per Share Merger Consideration, and the value of such options. The value of the stock options has been calculated on a pre-tax basis, by multiplying (i) the Designated Consideration by (ii) the number of shares of Company common stock subject to those stock options.

	Vested Stock Options		Unvested Stock Options
Name	Shares	Value	Shares	Value
Executive Officers
Douglas F. Garn	142,130	$1,180,300	610,390	$4,523,299
Scott J. Davidson	101,440	$784,606	220,410	$1,620,022
Steve Dickson	76,500	$535,025	182,500	$1,255,725
Alan Fudge	71,340	$464,241	203,010	$1,394,752
Non-Employee Directors
Kevin M. Klausmeyer	105,000	$742,350	0	$0
Augustine L. Nieto II	85,000	$540,150	0	$0
Paul A. Sallaberry	140,000	$1,037,400	0	$0
H. John Dirks	85,000	$522,300	0	$0

The following table sets forth the aggregate number of shares of Company common stock subject to Vested Options and Unvested Options that have a per share exercise price lower than the Per Share Merger Consideration held by Mr. Smith as of April 2, 2012, and the number of shares of Parent stock subject to the Parent options into which such Vested Options and Unvested Options will be converted.

	Vested Stock Options			Unvested Stock Options
Name	Company Shares		Parent Shares	Company Shares	Parent Shares
Vincent C. Smith	1,691,055	(1)	1,691,055	1,153,250	1,153,250

(1)	Excludes 432,982 Vested Options the economic value of which have been transferred to Mr. Smith’s former spouse pursuant to a domestic relations order.

Treatment of Outstanding Restricted Stock Units

Pursuant to the Rollover Letter, Mr. Smith has committed to exchange, immediately prior to the Merger, the Vested RSUs for an equivalent equity interest in Parent under Parent’s stock incentive plan (such plan to be adopted prior to the effective time of the Merger). The Parent restricted stock units will generally have the same terms and conditions, including vesting schedules and expiration dates, as the Vested RSUs.

None of the Company’s other directors or executive officers held Company restricted stock units as of April 2, 2012.

The following table sets forth the aggregate number of Vested RSUs held by Mr. Smith as of April 2, 2012, and the number of Parent RSUs into which such Vested RSUs will be converted.

	Vested Restricted Stock Units
Name	Company Shares	Parent Shares
Vincent C. Smith	202,956	202,956

Severance Arrangements

On March 8, 2012, the Board adopted the Quest Software, Inc. Change in Control Severance Plan (the “Severance Plan”) in order to encourage certain management-level employees of the Company to continue to focus on the best interests of the Company’s stockholders and provide severance protections to such employees in the event their employment is terminated in connection with a change in control of the Company under the circumstances described in the Severance Plan. For purposes of the Severance Plan, a “change in control” of the Company does not include the consummation of the Merger. Therefore, upon consummation of the Merger, the Severance Plan will terminate and participants in the Severance Plan will not realize any benefits or severance protections under the Severance Plan on a subsequent termination of employment.

Employment Agreement with Vincent C. Smith

As of the date of this proxy statement, Mr. Smith has not entered into any amendments or modifications to his existing employment arrangements with the Company in connection with the Merger, nor has he entered into any employment or other agreement with Parent or its affiliates.

Retention Arrangement with Mr. Davidson

With the desire to encourage Mr. Davidson to continue to focus on the best interests the Company following the execution of the Merger Agreement, on March 20, 2012, the Special Committee approved a one-time cash payment of $100,000 to Mr. Davidson, less applicable taxes, subject to his continued employment through, and payable following, the earlier of (i) the effective time of the Merger and (ii) the date of the Company’s entry into an agreement with respect to a Superior Proposal (defined below).

Rollover Agreement

On March 8, 2012, the Rollover Investors entered into the Rollover Letter with Parent pursuant to which the Rollover Investors collectively committed to contribute, immediately prior to the completion of the Merger, an aggregate amount of 28,081,712 shares of Company common stock to Parent, as well as the rollover of all Company Vested Options, Unvested Options and Company restricted stock units held by the Rollover Investors (as described above), excluding 432,982 stock options the economic value of which have been transferred to Mr. Smith’s former spouse pursuant to a domestic relations order (the aggregate amount of which is the equivalent of a $645.88 million investment based upon the Per Share Merger Consideration of $23.00) in exchange for certain equity securities of Parent.

Transaction Support Agreement

On March 8, 2012, the Insight Entities, the Rollover Investors, Parent and Merger Sub entered into a transaction support agreement (the “Transaction Support Agreement”), pursuant to which the Rollover Investors agree not to transfer any shares of Company common stock without the prior written consent of the Insight Entities, subject to certain exceptions. The parties to the Transaction Support Agreement agreed that the Insight Entities would not permit Parent or Merger Sub to commit to, or enter into any amendment, modification, waiver or alteration (including any change in price) of the Merger Agreement, the Equity Commitment Letter or the Debt Commitment Letter that (i) could reasonably be expected to materially and adversely impact the Rollover

Investors, (ii) alters the form or amount of merger consideration, waives the satisfaction of obligations of Parent and Merger Sub to effect the Closing as set forth in the Merger Agreement or alters the amount or conditions under which the reverse termination fee or Parent Damages Remedy would be payable by Parent or (iii) changes the structure or intended tax treatment of the Merger or any of the transactions contemplated by the Merger Agreement without prior written consent of the Rollover Investors (a “Consent Triggering Event”). The Transaction Support Agreement also restricts the Rollover Investors from disclosing any assumption, information, evaluation or view of Insight or its affiliates or representatives in connection with the Merger, subject to certain exemptions. The Transaction Support Agreement does not restrict or prevent Mr. Smith from engaging in or entering into any unsolicited discussions, agreements, understandings or arrangements with any third party regarding the participation by the Rollover Investors in any other acquisition transaction involving the Company, and does not restrict Mr. Smith from taking or refraining from any action in his capacity as an executive officer or as a director of the Company.

In addition, the Transaction Support Agreement provides that on the Closing date, Parent, the Insight Entities and the Rollover Investors shall enter into a previously negotiated stockholders agreement (the “Stockholders Agreement”) that will govern the rights and obligations of the parties as holders of equity in Parent following completion of the Merger. Pursuant to the Stockholders Agreement, immediately following the Closing, the board of directors of Parent will initially consist of five members: Mr. Smith, who will be chairman of the board of directors, two individuals designated by Mr. Smith and two directors designated by the Insight Entities. The Stockholders Agreement also sets forth certain requirements regarding the voting of the equity of Parent and certain restrictions on transfers of the equity of Parent and provides the Rollover Investors and the Insight Entities with certain board designation rights, information rights, consent rights, rights of first offer, tag-along rights, drag-along rights, preemptive rights and registration rights with respect to the equity of Parent. In addition, the Stockholders Agreement provides that for a specified period of time prior to the date on which the Shareholder Loan is repaid in full, the Rollover Investors will be entitled to receive annual dividends with respect to their equity in Parent, out of funds legally available therefor (as determined by the board of Parent and as permitted by any agreements governing the terms of Parent’s senior indebtedness) equal to $7 million per year in the aggregate, or such lesser amount necessary to repay in full the Shareholder Loan after giving effect to all prior dividends (100% of the proceeds of such dividends shall be used to repay the Shareholder Loan), before any dividends shall be declared, set apart for or paid with respect to any shares of any other equity of Parent.

The Transaction Support Agreement will automatically terminate on the earliest of (i) the date the Merger is consummated, (ii) the date that the Merger Agreement is validly terminated in accordance with its terms or (iii) the occurrence of a Consent Triggering Event that, to the extent subject to cure, was not subsequently cured by the Insight Entities.

Shareholder Loan

Parent has also agreed, pursuant to the Transaction Support Agreement, to loan ( the “Shareholder Loan”) the Rollover Investors $120 million, immediately prior to the Closing, which amount will be used by the Rollover Investors to repay outstanding indebtedness of the Rollover Investors encumbering the Rollover Shares. The Shareholder Loan will be secured by 100% of the common stock of Parent held by the Rollover Investors following the Closing, and will be recourse to the Rollover Investors to the extent of 50% of the then outstanding principal amount of the Shareholder Loan plus accrued interest thereon. The interest rate on the Shareholder Loan is subject to further negotiation between the Rollover Investors and the Insight Entities, and will depend on certain factors, including the current interest rate payable by the Rollover Investors on the indebtedness encumbering the Rollover Shares and the costs to unwind such indebtedness. Such loan would have the same maturity date as the senior term facility of the Company to be entered into at the Closing, require mandatory prepayment in certain circumstances and shall include customary restrictive covenants and events of default.

Employee Benefits

The Merger Agreement requires Parent or the surviving corporation to continue to provide certain compensation and benefits for a period of one year from the consummation of the Merger, as well as take certain actions in respect of employee benefits provided to the Company’s employees, including its executive officers. For a more detailed description of these requirements, please see “The Merger Agreement—Employee Benefit Matters” beginning on page 98.

New Management Arrangements with Other Quest Executive Officers

Other than as described above, as of the date of this proxy statement, none of the Company’s executive officers has entered into any amendments or modifications to his or her existing employment arrangements with the Company in connection with the Merger, nor has any executive officer entered into any employment or other agreement with Parent or its affiliates. Parent has indicated that it or its affiliates may pursue agreements, arrangements or understandings with the Company’s executive officers, which may include cash, stock and co-investment opportunities. To date, no negotiations or discussions have occurred, and no promises have been made to any person.

Pursuant to the Rollover Agreement, the Insight Entities agreed with the Rollover Investors to cause Parent to adopt a new management incentive plan prior to the consummation of the Merger with such customary terms and conditions appropriate for a private company as are mutually agreed upon by the Rollover Investors and Parent.

Indemnification of Directors and Officers

The Company is organized under the laws of the State of Delaware. Section 145 of the DGCL permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law. The Company’s Certificate of Incorporation provides for the indemnification of the Company’s directors to the fullest extent permissible under the DGCL. Consequently, no director will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

In addition, the Company’s bylaws provide that the Company may indemnify its directors, officers, employees and agents, in each case to the fullest extent permitted by the DGCL. The Company’s bylaws also provide that the Company shall, to the fullest extent permitted by the DGCL, advance expenses to any indemnified director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding.

The Company has entered into agreements to indemnify its directors, officers and other employees as determined by the Board. These agreements generally provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company’s indemnification obligations include the advancement of the expenses mentioned in the preceding sentence. The Company also maintains directors’ and officers’ liability insurance that insures its directors and officers against certain losses and insures the Company with respect to its obligations to indemnify its directors and officers.

The Merger Agreement provides that Parent and the surviving corporation will honor and fulfill in all respects the indemnification obligations of the Company, including the advancement of expenses incurred in the defense of any action or suit, incurred prior to the effective time of the Merger. The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to the indemnified parties with respect to the limitation of liabilities of directors and officers and indemnification than are set forth in the Company’s organizational documents in effect on March 8, 2012. Furthermore, until the sixth anniversary of the effective time of the Merger, the surviving corporation will maintain in effect directors’ and officers’ liability insurance with benefits and coverage levels that are no less favorable than the Company’s existing policies in respect of acts or omissions occurring at or prior to the effective time of the Merger, provided that in satisfying such obligations, Parent and the surviving corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed such amount, Parent and the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In lieu of the foregoing insurance, the Company has the option, in its sole discretion, to purchase a six-year prepaid “tail” policy, for an aggregate amount not exceeding six times the Maximum Annual Premium, with benefits and coverage levels that are no less favorable than the Company’s existing policies in respect of acts or omissions occurring at or prior to the effective time of the Merger.

Intent to Vote in Favor of the Merger

As of                     , 2012, the record date for the Special Meeting, our directors and current executive officers owned, in the aggregate,              shares of Company common stock, or collectively approximately     % of the outstanding shares of Company common stock and, exclusive of Mr. Smith, our directors and current executive officers owned, in the aggregate,              shares of Company common stock, or collectively approximately     % of the outstanding shares of Company common stock.

Mr. Smith has entered into a voting agreement with the Company, dated as of March 8, 2012, pursuant to which Mr. Smith has agreed, subject to certain conditions, to vote all shares Company common stock of which he possesses voting power (approximately 34% of the outstanding shares of Company common stock) in favor of the adoption of the Merger Agreement unless the voting agreement is terminated pursuant to its terms. Furthermore, the balance of our directors and current executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the adoption of the Merger Agreement because they believe that the Merger is in the best interests of the Company and its unaffiliated stockholders.

Relationship Between Quest and Insight

The Company, Mr. Smith and Mr. Sallaberry are limited partner investors in, certain investment funds affiliated with Insight. Mr. Sallaberry and Mr. Smith are minority investors in GFI Software S.a.r.l., a portfolio company of Insight.

Except as set forth above and elsewhere in this proxy statement, none of the Insight Entities, Parent or Merger Sub nor any of their respective directors, executive officers or other affiliates had any transactions with us or any of our directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement. Except as set forth in this proxy statement, neither we nor any of our directors, executive officers or other affiliates had any transactions with Parent, Merger Sub or any of their directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Except as set forth above or elsewhere in this proxy statement, none of the Insight Entities, Parent or Merger Sub, nor any of their respective directors, executive officers or other affiliates had any negotiations, transactions or material contacts with us or any of our directors, executive officers or other affiliates during the past two years that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Dividends

Pursuant to the Merger Agreement, we are prohibited from declaring any dividends following execution of the Merger Agreement on March 8, 2012 absent the prior written consent of Parent.

Determination of the Per Share Merger Consideration

The Per Share Merger Consideration was determined through arm’s-length negotiations between Parent, Merger Sub and the Company (acting through the Special Committee).

Regulatory Matters

In connection with the Merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the Merger Agreement by our stockholders; and

•	complying with U.S. federal securities laws.

In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of shares of Company common stock in the offer and the Merger. The Company and Mr. Smith filed the notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on March 29, 2012.

Further, approvals may be necessary, proper or advisable to obtain from, or notices may need to be submitted to, foreign regulatory authorities in connection with the Merger. The Merger cannot be completed until such approvals are obtained from, or such notices are submitted to, such foreign regulatory authorities.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of required waiting periods and the receipt of any other required approvals, the Antitrust Division of the DOJ, the FTC or state or foreign antitrust and competition authorities could take such action under applicable antitrust or competition laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture or licensing of substantial assets and businesses, including assets and businesses of the Company and/or Parent. Private parties may also seek to take legal action under the antitrust and competition laws under certain circumstances.

None of the parties is aware of any other required regulatory approvals.

Fees and Expenses

Whether or not the Merger is completed, in general, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses. If the Merger Agreement is terminated, the Company will, in specified circumstances, be required to reimburse Parent and Merger Sub for up to $7 million of documented out-of-pocket fees and expenses. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses.” Fees and expenses incurred or to be incurred by the Company in connection with the Merger are estimated at this time to be as follows:

Description	Amount (in thousands)
Financing fees and expenses and related professional fees	$
Financial advisory fee and expenses	$
Legal and accounting fees and expenses	$
Printing, proxy solicitation, filing fees and mailing costs	$
Special Committee fees	$
Miscellaneous	$

These expenses will not reduce the Per Share Merger Consideration to be received by the Company’s shareholders.

Certain Material United States Federal Income Tax Consequences

The following is a general summary of certain material U.S. federal income tax consequences to holders of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the Merger. This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary assumes that holders own shares of Company common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances, including without limitation, holders of shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders that validly exercise their rights under Delaware law to object to the Merger, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks, tax-exempt entities, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” or holders that hold shares of Company common stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). In addition, except as specifically described below, this summary does not discuss any consequences to shareholders of the Company, including shareholders that own or are deemed to own Rollover Shares, that will directly or indirectly hold an ownership interest in Parent or the Company after the Merger, or to holders of options or warrants to purchase shares of Company common stock.

We have not sought and will not seek any opinion of counsel or any ruling from the Internal Revenue Service with respect to the matters discussed herein. We urge holders of shares of Company common stock to consult their tax advisors with respect to the specific tax consequences to them in connection with the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

As used in this discussion, a “U.S. Holder” is any beneficial owner of Shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code control all substantial trust decisions, or (b) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

A “Non-U.S. Holder” is any beneficial owner of shares of Company common stock who is not a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) or a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a holder that is a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the Merger.

Characterization of the Merger

For U.S. federal income tax purposes, Merger Sub should be disregarded as a transitory entity, and the merger of Merger Sub with and into the Company should be treated as a taxable transaction to holders of our common stock and should not be treated as a taxable transaction to the Company.

U.S. Holders

Payments with Respect to Shares of Company Common Stock

The exchange of shares of Company common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for shares of Company common stock pursuant to the Merger will generally recognize gain or loss, if any, equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of Company common stock. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of Company common stock is more than one year at the time of the exchange of such holder’s shares of Company common stock for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. Holders of our common stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the Merger.

Rollover Investors

Parent, the Company and the Rollover Investors expect to take the position that the Rollover Investors will generally not recognize gain or loss with respect to their contribution of the Rollover Shares to Parent, in which case the Rollover Investors’ tax basis in their Parent shares will generally equal their tax basis in the Rollover Shares contributed to Parent and their holding period in the Parent shares received will generally include the holding period of the Rollover Shares. Alternative tax treatments of the Rollover Investors are possible, which may in part depend on the particular circumstances of the Rollover Investors, and there can be no assurance that the Internal Revenue Service will agree with the expected treatment described above.

Backup Withholding Tax and Information Reporting

Payments made with respect to shares of Company common stock exchanged for cash in the Merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding tax unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s United States federal income tax liability, if any, provided that such U.S. Holder furnishes the Required Information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to Shares of Company Common Stock

Payments made to a Non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

(a) the gain on shares of Company common stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States) in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty);

(b) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of Company common stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year; or

(c) the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

(d) the Company is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the shares of Company common stock or the period that the Non-U.S. holder held the shares of Company common stock and the shares have ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the Merger occurs. The determination of whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. We intend to take the position that the Company is not and has not been a USRPHC at any time within the five-year period ending on the date of the Merger.

Backup Withholding Tax and Information Reporting

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Company common stock exchanged for cash in the Merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder’s

gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s United States federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the Required Information to the Internal Revenue Service in a timely manner.

Delisting and Deregistration of the Company’s Common Shares

If the Merger is completed, the shares of Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act and shares of Company common stock will no longer be publicly traded, and the Company will no longer be required to file reports with the SEC.

Litigation Relating to the Merger

On March 12, 2012, March 14, 2012, and March 16, 2012, putative class action complaints captioned Pontiac General Employees’ Retirement System v. Quest Software, Inc., et al., No. 30-2012-00552957-CU-BT-CXC, New Jersey Building Laborers Pension Fund v. H. John Dirks, et al., No. 30-2012-00553945-CU-BT-CXC and Peter Koehler v. Quest Software, Inc., et al., No. 30-2012-00554755, respectively, were filed in the Superior Court of California, County of Orange, on behalf of an alleged class of the Company’s stockholders. On March 27, 2012, March 28, 2012, April 2, 2012, and April 11, 2012, putative class action complaints captioned Central Laborers’ Pension Fund v. Quest Software, Inc., et al., No. 7357- VCG, Taffel v. Garn, et al., No. 7361-VCG, O’Brien v. Quest Software, Inc., et al., No. 7384-VCG, and Plumbers Union Local No. 690 Metal Trades Division Pension Plan v. Quest Software, Inc., et al., No. 7416, respectively, were filed in the Court of Chancery of the State of Delaware on behalf of an alleged class of the Company’s stockholders. The complaints name as defendants the Company, all members of the Board, Insight or certain of the Insight Entities, Parent, and Merger Sub.

In each case, the plaintiffs allege that members of the Board breached their fiduciary duties to the Company’s stockholders in connection with the proposed Merger and that the Company and the Insight Entities aided and abetted the directors’ breaches of fiduciary duties. The complaints claim that the proposed Merger between the Company and Insight involves an unfair price, an inadequate sales process, self-dealing and unreasonable deal protection devices. The complaints seek injunctive relief, including to enjoin or rescind the Merger, and an award of other unspecified attorneys’ and other fees and costs, in addition to other relief. The New Jersey, Central Laborers, Taffel, and Plumbers Union complaints also seek compensatory or rescissory damages arising from the proposed transaction. We believe that these actions have no merit and intend to defend vigorously against them.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting at              a.m., local time, on                     , 2012, at             . Seating will be limited to stockholders. Admission to the Special Meeting will be on a first-come, first-served basis. If you plan to attend the Special Meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Purpose of the Special Meeting

The Special Meeting is being held for the following purposes:

•	to adopt the Merger Agreement;

•	to approve a non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•

to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Recommendation of Our Board of Directors and Special Committee

The Board, with Mr. Smith not participating in the deliberations, after careful consideration and acting on the unanimous recommendation of the Special Committee composed entirely of independent and disinterested directors, determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders and recommended that the Company’s stockholders adopt the Merger Agreement at the Special Meeting. In recognition of his interests in the Merger, Mr. Smith recused himself from the discussion and vote in connection with the approval of the Merger Agreement by the Board. The Board recommends, with Mr. Smith taking no part in such recommendation, that our stockholders vote:

•	“FOR” the adoption of the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•

“FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of Company common stock at the close of business on                      , 2012, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date,              shares of Company common stock were issued and outstanding and held by                  holders of record. Holders of record of shares of Company common stock on the record date are entitled to one vote per share of Company common stock at the Special Meeting on each proposal. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 5 Polaris Way, Aliso Viejo California 92656.

Shares of Company common stock represented by proxies reflecting abstentions will be counted in determining the presence of a quorum. However, broker non-votes will not be counted in determining the presence of a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the proposals to be considered at the Special Meeting. A quorum will be present at the Special Meeting if the holders of a majority of the shares of Company common stock outstanding and entitled to vote on the record date are present, in person or by proxy. In the event that a quorum is not present, or if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption of the Merger Agreement

The adoption of the Merger Agreement by our stockholders requires the affirmative vote of both (i) the holders of a majority of the outstanding shares of Company common stock and (ii) the holders of a majority of the outstanding shares of Company common stock, exclusive of any shares of Company common stock held by Parent, Merger Sub or any of the Rollover Investors.

Failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Approval of the Compensation Proposal

The approval of the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger requires the affirmative vote of the holders of at least a majority of the shares of Company common stock present and entitled to vote at the Special Meeting as of the record date, whether or not a quorum is present.

Failure to vote your shares of Company common stock will not have the effect of a vote “FOR” or “AGAINST” the proposal to approve the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger and thus will have no effect in determining whether this proposal has received the majority vote of the outstanding shares of the Company common stock present and entitled to vote at the Special Meeting as of the record date.

Approval of the Adjournment of the Special Meeting

The approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement requires the affirmative vote of the holders of at least of a majority of the shares of Company common stock present and entitled to vote at the Special Meeting as of the record date, whether or not a quorum is present.

Failure to vote your shares of Company common stock will not have the effect of a vote “FOR” or “AGAINST” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement and thus will have no effect in determining whether this proposal has received the majority vote of the outstanding shares of the Company common stock present and entitled to vote at the Special Meeting as of the record date.

Stock Ownership and Interests of Certain Persons

As of                     , 2012, the record date for the Special Meeting, our directors and current executive officers owned, in the aggregate,              shares of Company common stock, or collectively approximately     % of the outstanding shares of Company common stock and, exclusive of Mr. Smith, our directors and current executive officers owned, in the aggregate, shares of Company common stock, or collectively approximately     % of the outstanding shares of Company common stock.

Mr. Smith has entered into a voting agreement with the Company, dated as of March 8, 2012, pursuant to which Mr. Smith has agreed, subject to certain conditions, to vote all shares of Company common stock for which he has voting power (approximately 34% of the outstanding shares of Company common stock as of March 5, 2012) in favor of the adoption of the Merger Agreement and other proposals necessary to consummate the Merger unless the voting agreement is terminated by its terms. Furthermore, the balance of our directors and current executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the adoption of the Merger Agreement because they believe that the Merger is in the best interests of the Company and its unaffiliated stockholders.

Certain members of our management and the Board have interests that may be different from, or in addition to, those of our stockholders generally. For more information, please read “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68.

Voting Procedures

Ensure that your shares of Company common stock can be voted at the Special Meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the Special Meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the Special Meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the Merger Agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the Merger Agreement, the non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger, and the proposal to adjourn the Special Meeting, if necessary and appropriate, to solicit additional proxies.

For additional questions about the Merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact.

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of Company common stock are voted at the Special Meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the Special Meeting and to vote in person. If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note, however, that if your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the Special Meeting, you must bring to the Special Meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the Special Meeting.

You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the Special Meeting in person. If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the Special Meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted:

•	“FOR” the adoption of the Merger Agreement;

•	“FOR” the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; and

•

“FOR” approval to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

Electronic Voting

Our holders of record and many stockholders who hold their shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Company common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Company common stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter other than the proposals to (i) adopt the Merger Agreement, (ii) the approval of the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger and (iii) the approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, will be brought before the Special Meeting. If, however, other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the Special Meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the Special Meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the Special Meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the value of your shares of Company common stock determined by the Court of Chancery of the State of Delaware, and to receive payment based on that valuation instead of receiving the Merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the Merger Agreement and you must NOT vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 112 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the Board and will be paid for by the Company. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company has also retained to assist in the solicitation of proxies for a fee estimated to be approximately $            , plus the reimbursement of out-of-pocket expenses incurred on behalf of the Company.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the Merger Agreement. As the surviving corporation, the Company will continue to exist following the Merger.

The board of directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the Merger, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

At the effective time of the Merger, the certificate of incorporation and bylaws of the surviving corporation will be amended and restated to conform with those attached as Exhibit B and Exhibit C, respectively, of the Merger Agreement, until amended in accordance with their terms or by applicable law.

Closing and Effective Time of the Merger; Marketing Period

The Closing will take place no later than the third business day following the date on which the last of the conditions to closing (described under “—Conditions to the Merger”) have been satisfied or waived (to the extent permitted by applicable law) (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another date, time or place is agreed to in writing by Parent and the Company. However, if the marketing period (as summarized below) has not ended at such time, neither Parent nor Merger Sub will be required to effect the Closing until the earlier of (a) a date during the marketing period specified by Parent on no less than three business days’ prior written notice to the Company and (b) the next business day after the final day of the marketing period.

The effective time of the Merger will occur as soon as practicable on the date of the Closing upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company, Parent and Merger Sub may agree and specify in the certificate of merger).

The marketing period is the first period of 18 consecutive business days following the date of the Merger Agreement beginning on the later of the first day on which (A) Parent shall have received certain customary and pertinent business information that is reasonably available to the Company and certain financial statements, pro forma financial statements, and other financial data and financial information relating to the Company and its subsidiaries, in each case to the extent reasonably requested by Parent in connection with the offering of debt securities and the arrangement of loans (which information we refer to as the “Required Information”), complies with the applicable SEC requirements for offerings of debt securities on a registration statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high-yield debt securities) and meets certain other requirements, and (B) the closing conditions to the obligations of Parent and Merger Sub (described under “—Conditions to the Merger”) have been satisfied (other than the conditions relating to the stockholder approval and termination or expiration of the waiting period under the HSR Act, which must be satisfied no later than five business days prior to the end of the marketing period, and conditions that by their nature are to be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied if the Closing were to occur at any time during such 18 consecutive business day period, provided that the marketing period ends on any earlier date on which the debt financing (described under “Special Factors—Financing of the Merger—Debt Financing”) is consummated. If the Company in good faith reasonably believes it has delivered the Required Information and that such Required Information complies with the relevant requirements, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company will be deemed to have complied with clause (A) above, unless Parent in good faith reasonably believes the Company has not satisfied such requirements and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity what Required Information the Company has not delivered or does not otherwise meet the requirements). The marketing period will not commence and will not be deemed to have commenced (i) prior to the mailing of this proxy statement to stockholders or (ii) if before the completion of the marketing period, (x) the Company publicly announces any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the marketing period will be deemed not to commence until the first day on which such restatement has been completed and the relevant reports have been amended or the Company has determined that no restatement is required, and the conditions described in (A) and (B) above are fulfilled or (y) the Required Information would not comply with the relevant requirements at any time during the marketing period, in which case the marketing period will be deemed not to commence until the Required Information is compliant with such requirements, and the conditions described in (A) and (B) above are fulfilled.

Treatment of Common Stock, Options and Restricted Stock Units

Common Stock

At the effective time of the Merger, each share of the Company’s common stock issued and outstanding immediately prior thereto (other than excluded shares described in this subsection) will convert into the right to receive the Per Share Merger Consideration. Common stock owned by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent (including shares contributed to Parent by the Rollover Investors) will be cancelled without payment of consideration. Common stock owned by any of the Company’s wholly owned subsidiaries will, at the election of Parent, either convert into stock of the surviving corporation or be cancelled without payment of consideration. Common stock owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of consideration, and such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.” For a discussion of the treatment of shares of common stock held by Mr. Smith, see “Special Factors—Financing of the Merger—Rollover Financing” beginning on page 64.

Stock Options

Except as otherwise agreed by Parent and a holder of a Vested Option, immediately prior to the effective time of the Merger, each outstanding and unexercised Vested Option will be cancelled as of the effective time of the Merger and converted into the right to receive, as soon as reasonably practicable (but in any event no later than five business days after completion of the Merger), an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Vested Option and (ii) the Designated Consideration.

Except as otherwise agreed to by Parent and a holder of an Unvested Option, at the effective time of the Merger, each outstanding Unvested Option will be cancelled and converted into the right to receive, on such date or dates and subject to such conditions as determined by the Company in accordance with the Company stock plans and subject to the approval of Mr. Smith, an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Unvested Option, and (ii) the Designated Consideration. At the effective time of the Merger, the Unvested Options will no longer represent the right to acquire shares of Company common stock and shall represent the right to receive the Designated Consideration subject to the terms described in this paragraph.

Any Vested Option or Unvested Option that has an exercise price per share that is equal to or greater than the Per Share Merger Consideration will be cancelled for no consideration.

Pursuant to the Rollover Letter, Mr. Smith has committed to exchange, immediately prior to the completion of the Merger, each Vested Option and Unvested Option that is outstanding at the effective time of the Merger for an equivalent equity interest in Parent under Parent’s stock incentive plan (such plan to be adopted prior to the effective time of the Merger) and therefore will not receive the consideration described above. The Parent options will generally have the same terms and conditions, including vesting schedules and expiration dates, as the Company stock options. Mr. Smith’s commitments pursuant to the Rollover Letter are conditioned as described under the subheading “Special Factors—Financing of the Merger—Rollover Financing.”

For additional information regarding the treatment of the Company stock options held by Mr. Smith, see “Special Factors—Financing of the Merger—Rollover Financing” beginning on page 64.

Restricted Stock Units

Except as otherwise agreed to by Parent and a holder of an Unvested RSU, each Unvested RSU that is outstanding at the effective time of the Merger will be converted into the right to receive, on the same terms and conditions as were applicable to such Unvested RSU prior to the Merger, on each date in which shares of Company common stock subject to such Unvested RSU would have become vested and exercisable (subject to continued employment through such date), a cash amount equal to the Per Share Merger Consideration for each share of Company common stock then subject to the Unvested RSU that would have otherwise vested on such vesting date, without interest and less any withholding taxes. At the effective time of the Merger, the Unvested RSUs will no longer represent the right to acquire shares of Company common stock and will represent the right to receive the Merger consideration subject to the terms described in this paragraph.

Pursuant to the Rollover Letter, Mr. Smith has committed to exchange, immediately prior to the completion of the Merger, the Vested RSUs for an equivalent equity interest in Parent under Parent’s stock incentive plan

(such plan to be adopted prior to the effective time of the Merger) and therefore will not receive the consideration described above. The Parent restricted stock units will generally have the same terms and conditions, including vesting schedules and expiration dates, as the Vested RSUs. Mr. Smith’s commitments pursuant to the Rollover Letter are conditioned as described under the subheading “Special Factors—Financing of the Merger—Rollover Financing.” For additional information regarding the treatment of the Company restricted stock units held by Mr. Smith, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68.

Exchange and Payment Procedures

Prior to the effective time of the Merger, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Per Share Merger Consideration (which we refer to as the “Paying Agent”). At or prior to the effective time of the Merger, Parent will deposit, or will cause to be deposited, with the Paying Agent an amount in cash sufficient for the Paying Agent to make payment of the aggregate Per Share Merger Consideration to the holders of shares of Company common stock.

Promptly (but in any event within three business days) after the effective time of the Merger, each record holder of shares of Company common stock will be sent a letter of transmittal describing how it may exchange its shares of Company common stock for the Per Share Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the Paying Agent without a letter of transmittal.

You will not be entitled to receive the Per Share Merger Consideration until you surrender your stock certificate or certificates (or submit an affidavit of loss in respect thereof as described below) along with a duly completed and executed letter of transmittal to the Paying Agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the certificate is properly endorsed and the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. No interest will be paid or accrued on the cash payable as the Per Share Merger Consideration as provided above. Parent, the surviving corporation and the Paying Agent will be entitled to deduct and withhold any applicable taxes from the Per Share Merger Consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the Merger, there will be no transfers on the stock transfer books of the surviving corporation of shares of Company common stock that were outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, any person presents to the surviving corporation, Parent or the Paying Agent any certificates or any transfer instructions relating to shares cancelled in the Merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the Per Share Merger Consideration deposited with the Paying Agent that remains unclaimed by former record holders of common stock for one year after the effective time of the Merger may be delivered to the surviving corporation. Record holders of common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the Per Share Merger Consideration. None of the surviving corporation, Parent, the Paying Agent or any other person will be liable to any former record holders of Company common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Per Share Merger Consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Parent and Merger Sub will use commercially reasonable efforts to obtain the equity and debt financing for the Merger on the terms and conditions described in the Equity Commitment Letter and the Debt Commitment Letter, and to obtain the equity rollover contribution by the Rollover Investors on the terms of the Rollover Letter, and will not permit any amendment or modification to be made thereto, or any waiver of any material provision or remedy thereunder, if such amendment, modification or waiver (A) reduces the aggregate amount of the financing or, with respect to the equity rollover contribution by the Rollover Investors, reduces the amount of the Company’s common stock to be contributed, or (B) imposes new or additional conditions or otherwise expands, amends or modifies any other provision of the Equity Commitment Letter, the Debt Commitment Letter or the Rollover Letter, in a manner that would reasonably be expected to (x) materially delay or prevent the funding of the financing or the equity rollover contribution (or the satisfaction of the conditions thereto) on the date of the Closing or (y) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Equity Commitment Letter, the Debt Commitment Letter or the definitive agreements with respect thereto or the Rollover Letter.

Parent and Merger Sub will use commercially reasonable efforts to:

•

negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained therein (or on terms no less favorable to Parent, Merger Sub or the Company than the terms contained in the Debt Commitment Letter);

•

satisfy all conditions to funding in the Debt Commitment Letter and the definitive agreements related thereto, the Equity Commitment Letter and the Rollover Letter, and consummate the financing and the equity rollover contribution at or prior to the Closing;

•	comply with their obligations under the Equity Commitment Letter, the Debt Commitment Letter and the Rollover Letter.

If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (A) Parent and Merger Sub will promptly notify the Company and (B) Parent and Merger Sub will use commercially reasonable efforts to arrange and obtain alternative financing in an amount sufficient to consummate the Merger with terms and conditions not materially less favorable to Parent, Merger Sub or the Company (or their affiliates) as promptly as practicable following such occurrence, but no later than the final day of the marketing period.

The obtaining of the financing and the equity rollover contribution, or any alternative financing, is not a condition to the consummation of the Merger.

The Company will provide to Parent and Merger Sub, and will cause its subsidiaries to provide (in each case, at Parent’s sole expense) and will use commercially reasonable efforts to cause its representatives to provide, all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the financing for the Merger or any permitted alternative financing, including (i) providing the Required Information as may be reasonably requested by Parent; (ii) participating in a reasonable number of meetings with third parties in connection with the financing, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the financing; (iii) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents required in connection with the financing; (iv) assisting and cooperating with Parent to obtain accountant’s comfort letters, legal opinions, surveys and title insurance, as reasonably requested by Parent; (v) taking corporate actions to permit the consummation of the financing and to permit the proceeds thereof to be made available to the surviving corporation immediately after the effective time of the Merger; (vi) assisting with executing and delivering customary pledge and security documents and customary closing certificates and documents as may be reasonably requested by Parent; (vii) assisting in the preparation and execution of one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements or, subject to certain limitations, the amendment of any of the Company’s existing agreements; (viii) providing authorization letters to the available debt financing sources, authorizing the distribution of information to prospective lenders; (ix) using its commercially reasonable efforts to ensure that the available debt financing sources benefit from the existing lending relationships of the Company and its subsidiaries; (x) cooperating reasonably with Parent’s available debt financing sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company; (xi) using its commercially reasonable efforts to arrange for customary payoff letters, lien terminations and instruments of discharge; (xii) using its commercially reasonable efforts to obtain public corporate family credit ratings for the Company from Moody’s Investor Services and from Standard & Poor’s Ratings Group and a public credit rating for each of the debt facilities and debt securities from each of such rating agencies; and (xiii) facilitating the consummation of the available debt financing and the direct borrowing or incurrence of all proceeds of the available debt financing, by the surviving corporation concurrently with the effective time of the Merger. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection therewith.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company, Parent and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

•

the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s stockholders and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•

the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•	the declaration of advisability of the Merger Agreement and the Merger by the Board, and the approval of the Merger Agreement and the Merger by the Board;

•

the absence of violations of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law and certain agreements as a result of the Company entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	the required vote of the Company’s stockholders to adopt the Merger Agreement;

•	governmental consents and approvals;

•	the Company’s SEC filings since January 1, 2010 and the financial statements included therein;

•	the absence of indebtedness and certain undisclosed liabilities;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy of the information provided in this proxy statement and the Schedule 13E-3;

•	the absence of a Company “material adverse effect” (as defined below) and the absence of certain other changes or events since December 31, 2011;

•	the conduct of business in accordance with the ordinary course, consistent with past practice since December 31, 2011;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	compliance with applicable laws, licenses and permits, including the Foreign Corrupt Practices Act (FCPA);

•	affiliate transactions;

•	tax matters;

•	employee benefits plans;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	the absence of a rights agreement and the inapplicability of any anti-takeover law to the Merger;

•	real property;

•	material contracts and the absence of any default under, or termination of, any material contract;

•	customers and suppliers;

•	insurance policies;

•	the receipt of a fairness opinion from Morgan Stanley;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	acknowledgment as to absence of any other representations and warranties.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “material adverse effect.” For purposes of the Merger Agreement, “material adverse effect” means any effect, change, event, state of fact, development, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to (i) have a material adverse effect on the business, results of operations, or financial condition of the Company and its subsidiaries taken as a whole, or (ii) prevent or materially impair or delay beyond September 8, 2012 (the “Outside Date”) the consummation of the transactions; provided that none of the following, and, to the extent arising out of or resulting from the following, no other effect, change, event or occurrence, shall constitute or be taken into account, individually or in the aggregate, in determining whether a “material adverse effect” has occurred or may occur:

•

any effect, change, event or occurrence generally affecting (A) the industry in which the Company and its subsidiaries operate or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates (in each case, only to the extent it does not have a materially disproportionate effect on the Company and its subsidiaries as compared to others in the industry or industries in which the Company and its subsidiaries conduct their business):

•	any effect, change, event or occurrence to the extent arising out of, resulting from or attributable to:

•

changes in law or in generally accepted accounting principles or in accounting standards after the date of the Merger Agreement (in each case, only to the extent it does not have a materially disproportionate effect on the Company and its subsidiaries as compared to others in the industry or industries in which the Company and its subsidiaries conduct their business);

•

the announcement or existence of the Merger Agreement or the consummation of the Merger, other than for the purposes of the representations and warranties related to noncontravention and governmental approvals;

•

acts of war (whether declared or not declared), sabotage, terrorism, other hostilities or political conditions, or any escalation or worsening of any such events (in each case, only to the extent it does not have a materially disproportionate effect on the Company and its subsidiaries as compared to others in the industry or industries in which the Company and its subsidiaries conduct their business);

•

earthquakes, hurricanes, tornados or other natural disasters or force majeure events (in each case, only to the extent it does not have a materially disproportionate effect on the Company and its subsidiaries as compared to others in the industry or industries in which the Company and its subsidiaries conduct their business);

•	any action taken by the Company or its subsidiaries that is expressly required by the Merger Agreement or expressly requested in writing by Parent or Merger Sub;

•

any change in the market price, or change in trading volume, of the capital stock of the Company, provided that such exception does not prevent or otherwise affect a determination that the underlying cause (if not otherwise falling within any of the other exceptions described above) is a “material adverse effect”;

•

any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings or other financial measure in and of itself, provided that such exception does not prevent or otherwise affect a determination that the underlying cause (if not otherwise falling within any of the other exceptions described above) is a “material adverse effect”;

•

any legal proceedings made or brought by any of the current or former security holders of the Company (on their own behalf or on behalf of the Company) arising out of or related to any of the transactions contemplated by the Merger Agreement;

•	the announcement of any change in the Company’s current senior management; and

•	any item set forth in the disclosure letter that the Company delivered in connection with the Merger Agreement.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•

their corporate power and authority to execute and deliver, to perform their obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

•

the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	governmental consents and approvals;

•	Parent ownership of Merger Sub and the operations of Merger Sub;

•	the Equity Commitment Letter, the Debt Commitment Letter, the Rollover Letter and the absence of any default thereunder;

•	sufficiency of funds in the financing contemplated by the Equity Commitment Letter, the Debt Commitment Letter and the Rollover Letter, subject to certain exceptions;

•

Parent not having any reason to believe the conditions to the financing and the equity rollover contribution will not be satisfied or that the financing and the equity rollover contribution will not be available;

•	the absence of contingencies related to the funding of the financing other than as set forth in the Equity Commitment Letter, the Debt Commitment Letter and the Rollover Letter;

•	the absence of any side letters or other agreements to which Parent or its affiliates are a party relating to the financing subject to certain exceptions;

•	the execution and the validity and enforceability of a guaranty by the financial sponsors of certain obligations of Parent and the lack of any default thereunder;

•	solvency of Parent and the surviving corporation immediately following consummation of the Merger;

•	the absence of certain agreements or compensation or equity arrangements;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the absence of legal proceedings against Parent and Merger Sub;

•

Parent and Merger Sub not having taken any action that could reasonably be expected to require the service of notice under the Worker Adjustment and Retraining Notification Act (WARN) or similar local laws prior to the Closing;

•

the absence of any stockholder voting or consent requirements with respect to Parent’s approval of the Merger Agreement or the transactions contemplated therein, except for the vote or consent of Parent as the sole stockholder of Merger Sub;

•

acknowledgement as to the absence of any other representations and warranties, including with respect to any estimates, forecasts, projections, forward-looking statements or business plans provided by the Company;

•	adequacy of Parent and Merger Sub’s investigation and ability to evaluate the merits and risks of the transactions contemplated by the Merger Agreement; and

•	the accuracy of the information provided by Parent or Merger Sub for inclusion or incorporation by reference in this proxy statement.

The representations and warranties in the Merger Agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms. Many of the Parent’s and Merger Sub’s representations and warranties are qualified as to, among other things “materiality” or “Parent material adverse effect.” For purposes of the Merger Agreement, “Parent material adverse effect” means any effect that would individually or in the aggregate, prevent, materially impair or delay beyond the Outside Date the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions in the Merger Agreement and the disclosure letter delivered by the Company in connection with the Merger Agreement, between the date of the Merger Agreement and the effective time of the Merger, unless Parent gives its prior written consent (which cannot be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries will cause their businesses to be conducted in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company and its subsidiaries will use their reasonable efforts to preserve their business organizations intact and maintain existing relations with key customers, suppliers, distributors, employees and other entities with whom they have business relationships, assets, rights and properties.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure letter the Company delivered in connection with the Merger Agreement, unless the Parent consents in writing (which consent cannot be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries are restricted from, among other things:

•	issuing, selling or granting shares of capital stock or other equity or voting interests, subject to certain exceptions;

•

redeeming, purchasing or otherwise acquiring any of the Company’s outstanding shares of capital stock or other equity or voting interest, or any rights, warrants or options to acquire any shares of the Company’s capital stock or other equity or voting interest, subject to certain exceptions;

•	establishing a record date for, declaring, setting aside or paying any dividend or distribution in respect of any shares of the Company’s capital stock;

•	splitting, combining, subdividing or reclassifying any shares of the Company’s capital stock or other equity or voting interest;

•	entering into any collective bargaining agreements or other agreement with a labor union, works council or similar organization;

•

(x) subject to certain exceptions, incurring, issuing, modifying, renewing, syndicating or refinancing any indebtedness, (y) entering into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (z) making any loans, advances, capital contributions or advances to any person other than the Company and any of its wholly owned subsidiaries;

•	adopting or implementing any stockholder rights plan, “poison pill” or similar arrangement or plan that is applicable to the Merger;

•	selling or leasing any of the Company’s properties or assets whose value or purchase price exceeds $10 million other than in the ordinary course of business, subject to certain exceptions;

•	making or authorizing capital expenditures in excess of $2 million individually or $10 million in the aggregate, other than those in the Company’s current plan or in the ordinary course of business;

•

making any acquisition of the capital stock of another entity, and except in the ordinary course of business, any acquisition of a material portion of the assets of another entity, in each case, for consideration in excess of $5 million individually or $15 million in the aggregate;

•

increasing the compensation or benefits of any director or executive officer, other than as required by the terms of any current benefit plan or agreement or as required by applicable law; increasing the salary, wages and benefits of other employees who are not executive officers or directors of the Company, other than (x) as required by the terms of any Company Plan, (y) as required by applicable law, (z) in the ordinary course of business and consistent with past practice, or (aa) as the Company deems in its reasonable discretion to be necessary in order to compensate such employee at a level consistent with market practice, up to an aggregate of $250,000; entering into any severance, change-in-control, retention, employment or other agreement with any employee, director or independent contractor; establishing, adopting, terminating or amending any benefits plan, other than as required by law; taking any action to fund the payment of compensation or benefits under any benefit plan (unless required by the terms of any benefit plan); exercising any discretion to accelerate the vesting or payment of any compensation or benefits under any benefit plan; or extending an offer of employment to, or hiring, any candidate for a senior vice president or more senior position, or any employee with an annual base salary in excess of $175,000;

•	making certain material changes to financial or tax accounting policies (except as required by GAAP or by applicable law);

•

modifying, amending, terminating or waiving any rights under any material contract, entering into any new material contracts or entering into any new material contract including a change-in-control payment that would be triggered in connection with the Merger (in each case, subject to certain exceptions);

•	making changes to the organizational documents of the Company or its subsidiaries;

•

failing to make any material filing, pay any fee or take any other action with respect to any material trademark or trade name or entering into any license or transfer agreement relating to such trademark or trade name that is material to the conduct of the business of the Company or any of its subsidiaries;

•	adopting a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any subsidiary;

•	granting any liens or encumbrances other than certain permitted liens and encumbrances;

•

failing to use commercially reasonable efforts to maintain the existing insurance policies or replace such policies with comparable insurance policies covering the Company, it subsidiaries and their respective properties, assets and businesses;

•

paying, discharging, settling or compromising any pending or threatened litigation or claim other than litigation or claims (i) for less than $5 million individually or $10 million in the aggregate, (ii) that do not involve injunctive or equitable relief, and (iii) that do not involve the issuance of capital stock;

•

subject to certain exceptions, making any material change in any method of tax accounting, making, changing or rescinding any material tax election, settling or compromising any material tax liability, surrendering any right to claim for a material tax refund, filing any amended tax return with respect to any material tax, entering into any closing agreement or waiving or extending the statute of limitations in respect of any income or other material taxes; and

•	agreeing, authorizing or committing to do any of the foregoing.

Solicitation of Takeover Proposals

During the Go-Shop Period, the Company, its subsidiaries and its representatives are permitted to:

•

initiate, solicit and encourage any inquiry or the making of Takeover Proposals from third parties (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal), including by providing third parties non-public information pursuant to acceptable confidentiality agreements (provided that the Company promptly make such information available to Parent, if not previously made available to Parent or its representatives; and

•

enter into, engage in, and maintain discussions or negotiations with respect to Takeover Proposals, or otherwise cooperate with or assist such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

From and after 12:00 a.m., New York City time, on May 8, 2012 (the “No-Shop Period Start Date”), the Company is required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any Takeover Proposals and request that any such person promptly return or destroy all confidential information concerning the Company and the Company’s subsidiaries, except as may relate to

Qualified Go-Shop Bidders (as defined below). At any time from and after the No-Shop Period Start Date and until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company, its subsidiaries and their representatives may not:

•	solicit, initiate or knowingly facilitate or encourage any inquiry or the making of any Takeover Proposals;

•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any Takeover Proposal;

•	provide any non-public information to any person in connection with or to encourage or facilitate a Takeover Proposal; or

•	enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal.

Notwithstanding the foregoing, the Company may continue to engage in the activities permitted during the Go-Shop Period described above with each party from whom the Company has received during the Go-Shop Period an acquisition proposal that the Special Committee determines in good faith, prior to or as of the end of the Go-Shop Period in consultation with its financial advisor and outside legal counsel, either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal (such party being referred to herein as a “Qualified Go-Shop Bidder”). The Company must provide to Parent a redacted copy of the Takeover Proposal made by a Qualified Go-Shop Bidder, which shall include disclosure of the proposed price and material conditions.

At any time from and after the No-Shop Period Start Date and prior to the time the Company’s stockholders adopt the Merger Agreement, if the Company receives an unsolicited written Takeover Proposal from a Qualified Go-Shop Bidder or from any other person making or renewing a Takeover Proposal after such date, the Company may:

•	contact such person to clarify the terms and conditions of such proposal; and

•

upon notice to Parent and Merger Sub, engage in discussions or negotiations with such person, and furnish to such third-party information (including non-public information) pursuant to an acceptable confidentiality agreement (provided that the Company promptly makes such information available to Parent and Merger Sub, if not previously made available to Parent or Merger Sub), if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal.

The Company must provide to Parent a redacted copy of such Takeover Proposal, which shall include disclosure of the identity of the person that submitted such Takeover Proposal, as well as the proposed price and material conditions. Following the No-Shop Period Start Date, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the No-Shop Period Start Date) on a current basis and upon the request of Parent shall apprise Parent of the status of such Takeover Proposal.

Except as permitted by the terms of the Merger Agreement described below, the Company has agreed in the Merger Agreement that the Board will not (i) fail to recommend to its stockholders that they approve the Merger (the “Company Board Recommendation”) or fail to include the Company Board Recommendation in the proxy statement, (ii) change, qualify, withhold, withdraw or modify (or publicly propose to do so), in a manner adverse to Parent, the Company Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer other than a recommendation against such offer or a customary “stop, look and listen” communication, (iv) adopt, approve or recommend to stockholders (or publicly propose to do so) a Takeover Proposal (the actions listed in (i) through (iv) are referred to herein as an “Adverse

Recommendation Change”), (v) authorize, cause or permit the Company to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal, (vi) take any action to terminate the Merger Agreement in light of a Superior Proposal or (vii) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Takeover Proposal.

Prior to the time the Company’s stockholders adopt the Merger Agreement, the Board may take any of the actions described in the preceding paragraph with respect to a Takeover Proposal if the Board determines in good faith, after consultation with its financial advisor and outside counsel, that failure to do so would be inconsistent with its fiduciary obligations and that such Takeover Proposal constitutes a Superior Proposal. However, prior to taking such action, the Company must comply with the following procedures:

•

the Company must provide at least three business days’ prior written notice (or two business days’ prior written notice with respect to any material change to the material terms of the Superior Proposal) to Parent of its intention to take such action, which notice shall include unredacted copies of the Superior Proposal, the related transaction agreements and financing commitments;

•

during such notice period, the Company must negotiate with Parent in good faith (to the extent Parent desires to negotiate) to enable Parent to propose revisions to the terms of the Merger Agreement, the commitment letters and the guarantees such that it would cause the Superior Proposal to no longer constitute a Superior Proposal; and

•

following the end of such notice period, the Board must have considered in good faith any proposed revisions to the Merger Agreement, the commitment letters, the guarantees and the Rollover Letter offered in writing by Parent in a manner that would form a contract if accepted by the Company, and must have determined that the Superior Proposal would still constitute a Superior Proposal if such revisions were given effect.

In addition, prior to the time the Company’s stockholders adopt the Merger Agreement, the Board may change, qualify, withhold, withdraw or modify (or publicly propose to do so) in a manner adverse to Parent, the Company Board Recommendation if the Board determines in good faith, after consultation with its financial advisor and outside counsel, that failure to do so would be inconsistent with its fiduciary obligations (such action is referred to herein as a “Change in Recommendation”). However, prior to taking such action, the Company must comply with the procedures described in the immediately preceding paragraph.

Nothing in the provisions of the Merger Agreement relating to Takeover Proposals prevents the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (provided that any disclosure so permitted that does not contain an express rejection of such Takeover Proposal or an express reaffirmation of the Company recommendation shall be deemed an Adverse Recommendation Change) or (ii) making any disclosure to its stockholders required by applicable law.

In this proxy statement, we refer to any inquiry, proposal or offer from any person (other than Parent and its subsidiaries) or “group” relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable; (B) acquisition of 20% or more of the outstanding shares of common stock; (C) tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the outstanding shares of common stock; (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and shares of common stock involved is 20% or more (in each case, other than the Merger) as a “Takeover Proposal.”

In this proxy statement, we refer to any bona fide written Takeover Proposal that the Board has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders (excluding the Rollover Investors and any members of our management team who may have the opportunity to invest in Parent and who choose to make this investment prior to the Closing) from a financial point of view than the transaction contemplated by the Merger Agreement (including any revisions to the terms of the Merger Agreement proposed by Parent in response to such proposal or otherwise) as a “Superior Proposal” (provided that all references to 20% in the definition of Takeover Proposal shall be deemed to be references to 50%).

Stockholders Meeting

Unless the Merger Agreement is terminated, the Company is required to take all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement and the Schedule 13E-3 for the purpose of obtaining the stockholder approval required by the Merger Agreement. The Company may adjourn or postpone, in its sole discretion, the stockholders meeting (i) after consultation with Parent, and with Parent’s consent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the stockholders meeting or (ii) if, as of the time for which the stockholders meeting is originally scheduled, there are insufficient shares of common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the stockholders meeting. Subject to the provisions of the Merger Agreement discussed above under “—Solicitation of Takeover Proposals,” the Board will use its reasonable best efforts to obtain the stockholder approval required by the Merger Agreement.

Parent has agreed to vote or cause to be voted any shares of Company common stock beneficially owned by it or its subsidiaries in favor of the proposal to adopt the Merger Agreement.

Filings; Other Actions; Notification

The Company and Parent will (and will cause their subsidiaries to) cooperate and use their respective reasonable best efforts to (i) take all actions and assist and cooperate with the other parties in doing all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement (together, such transactions are referred to herein as the “Transactions”) in the most expeditious manner practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices and other documents; and (ii) obtain as promptly as practicable all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations necessary, proper or advisable to be obtained from any third party or any governmental entity in order to consummate the Transactions.

The Company and Parent have agreed, subject to certain exceptions, to:

•

each use its reasonable best efforts to (i) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to the Transactions and (ii) if the restrictions of any state takeover statute or similar law become applicable, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise lawfully minimize the effect of such law;

•

make any required filings of Notification and Report Forms pursuant to the HSR Act and make any other required filings or submissions with foreign antitrust or competition authorities with respect to the Transactions as promptly as reasonably practicable and with respect to Notification and Report Forms pursuant to the HSR Act within fifteen business days of the date of the Merger Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; and Parent agrees to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any foreign or domestic governmental authority so as to enable the Closing to occur, including agreeing to sell, license, hold separate or otherwise dispose of any of their assets or business owned as of the date of the Merger Agreement, in whole or in part, or to conduct or limit any aspect of any of their assets or business in any specified manner, provided that the impacted assets and business have a total aggregate value, and generated revenues for the year ended December 31, 2011, not in excess of $100 million;

•

each use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental authority and in connection with any investigation or other inquiry by or before a governmental authority, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party; and (iii) to the extent reasonably practicable, consult with the other party with respect to information relating to the other parties and their respective subsidiaries that appears in any filing made with any third party and/or any governmental authority.

Employee Benefit Matters

Parent has agreed that it will, and will cause the surviving corporation after the completion of the Merger to:

•

from the effective time of the Merger until the one-year anniversary thereof, provide the Company’s employees and the employees of its subsidiaries with base salary and base wages and short-term cash incentive compensation opportunities that are substantially comparable, in the aggregate, to the base salary and base wages and short-term cash incentive compensation opportunities the Company provided immediately prior to the effective time of the Merger, and benefits (excluding equity-based compensation) that are substantially comparable in the aggregate to the benefits (excluding equity compensation) provided to the Company employees immediately prior to the effective time of the Merger) (provided that nothing above will prohibit the surviving corporation from terminating the employment of any Company employee);

•

cause any benefit plan in which the Company’s employees or the employees of its subsidiaries are eligible to participate in following the effective time of the Merger to credit all years of service by such employees for purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under any defined benefit plan) to the extent such years of service were credited under one of the Company’s comparable employee benefit plans, subject to certain exceptions;

•

use commercially reasonable efforts to cause any employee plan in which the Company’s employees or the employees of its subsidiaries are eligible to participate in following the effective time of the Merger to (i) waive any waiting period requirements to the extent that applicable benefits following the effective time of the Merger are replacing comparable benefits the Company offered its employees prior to the effective time of the Merger and (ii) waive any pre-existing condition exclusions or any actively-at-work requirements with respect to medical, dental, pharmaceutical and/or vision benefits to the same extent waived under the Company’s comparable plans; and

•

cause any eligible expenses paid by the Company’s employees with respect to benefit plans in effect immediately prior to the effective time of the Merger for purposes of satisfying any deductible, co-insurance or maximum out-of-pocket limitations, to be taken into account with respect to plans provided by Parent or the surviving corporation following the effective time of the Merger as if such amounts were paid in accordance with the benefit plans provided by Parent or the surviving corporation following the effective time of the Merger.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (if permissible under applicable law) on or prior to the date of the Closing of the following conditions:

•	the stockholder approval required under the Merger Agreement shall have been obtained;

•

the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any required approvals thereunder shall have been obtained;

•

other than the filing of a certificate of merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority shall have been filed or obtained without imposition of any condition that is material relative to the aggregate merger consideration, other than such authorizations, consents, orders or approvals, declarations or filings or expirations, the failure of which to obtain, file or occur, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect; and

•

no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver by Parent (if permissible under applicable law) on or prior to the date of the Closing of the following additional conditions:

•

the representations and warranties of the Company set forth in the Merger Agreement regarding (i) the Company’s corporate power and authority to execute and deliver the Merger Agreement, the Board’s determination and recommendation regarding the Merger Agreement, the stockholder approval required to adopt the Merger Agreement, the absence of a rights agreement and the inapplicability of any anti-takeover law to the Merger, must be true and correct as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date), as if made on and as of the effective time of the Merger; (ii) the Company’s capitalization (subject to immaterial exceptions that do not increase the aggregate amount of the merger consideration by more than $10 million), without giving effect to any materiality or “material adverse effect” qualifications therein, shall be true and correct in all material respects at and as of the effective time of the Merger with the same effect as though made as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the absence of brokers’ and finders’ fees except as disclosed, without giving effect to any materiality or “material adverse effect” qualifications therein, shall be true and correct in all but de minimus respects at and as of the effective time of the Merger with the same effect as though made as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) all other matters, without giving effect to any materiality or “material adverse effect” qualifications therein, shall be true and correct as of the effective time of the Merger as if made on and as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct would not reasonably be expected to have a “material adverse effect,” and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

•	the Company has performed in all material respects all obligations required to be performed by the Company under the Merger Agreement at or prior to the effective time of the Merger, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

•	no “material adverse effect” shall have occurred, and be continuing, since the date of execution of the Merger Agreement; and

•	the Company’s common stock shall be listed on Nasdaq on the date of the Closing.

The Company’s obligation to effect the Merger is subject to the satisfaction or waiver by the Company (if permissible under applicable law) at or prior to the date of the Closing of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the effective time of the Merger (except to the extent made as of an earlier date, in which case as of such earlier date) except where the failure to be true and correct would not prevent consummation of the Merger, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub to such effect; and

•

each of Parent and Merger Sub has performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the date of the Closing, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

Termination

The Company and Parent may, by mutual written consent duly authorized by each of their respective boards of directors, terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by the Company’s stockholders.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the effective time of the Merger as follows:

by either Parent or the Company, if:

•

the Merger has not been consummated by the Outside Date (but this right to terminate will not be available to a party if the failure to consummate the Merger prior to the Outside Date was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement);

•

any law, injunction, judgment, or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal has become final and non-appealable (but this right to terminate will not be available to a party if the issuance of such final, non-appealable law, injunction, judgment, or ruling is primarily due to the failure of such party to perform any of its obligations under the Merger Agreement); or

•

the required stockholder approval shall not have been obtained at the stockholders meeting duly convened therefor or any adjournment thereof, provided that this termination right is not available to the Company if the failure by the Company to perform any of its obligations is the principal cause of or resulted in the failure to obtain the required stockholder approval;

by Parent, if:

•

the Company shall have materially breached or failed to perform any of its representations, warranties covenants or agreements set forth in the Merger Agreement (except the covenants and agreements described under “—Solicitation of Takeover Proposals”), which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition to Parent and Merger Sub’s obligation to effect the Merger and (ii) cannot be cured by the Company by the Outside Date, or if capable of being cured, shall not have been cured within 30 days following receipt by the Company of written notice from Parent of Parent’s intention to terminate (or, if earlier, the Outside Date); provided that, Parent shall not have the right to terminate if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to the Company’s obligation to effect the Merger not being satisfied;

•

the Company shall have breached in any material respect its obligations described under “—Solicitation of Takeover Proposals,” which breach if capable of being cured by the Company, shall not have been cured within 10 days following receipt of written notice from Parent of such breach (or, if earlier, the Outside Date) provided that Parent must exercise their right to terminate prior to the receipt of the required stockholder approval; or

•

(i) the Board shall have failed to include the Company Board Recommendation in this proxy statement; (ii) the Board shall have effected an Adverse Recommendation Change or a Change in Recommendation; (iii) the Board shall have failed to recommend against any publicly announced Takeover Proposal and reaffirm the Company Board Recommendation, in each case, within 10 days following the public announcement of such Takeover Proposal and in any event at least two business days prior to the Special Meeting; (iv) the Company enters into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal; or (v) the Company or the Board shall have publicly announced its intention to do any of the foregoing;

by the Company, if:

•

Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties covenants or agreements contained in the Merger Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition to the Company’s obligation to effect the Merger and (ii) cannot be cured by the Outside Date, or if capable of being cured, shall not have commenced to have been cured within 30 days following receipt by the Parent or Merger Sub of written notice from the Company of the Company’s intention to terminate (or, if earlier, the Outside Date); provided that, the Company shall not have the right to terminate if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Parent and Merger Sub’s obligation to effect the Merger not being satisfied;

•

prior to the receipt of the stockholder approval, in order to concurrently enter into an agreement with respect to a Takeover Proposal that constitutes a Superior Proposal, if (i) the Company has complied in all material respects with the requirements described under “—Solicitation of Takeover Proposals” above and (ii) prior to or concurrently with such termination, the Company pays the termination fee described under “—Termination Fees and Reimbursement of Expenses” below; or

•

(i) the marketing period has ended and the conditions to Parent and Merger Sub’s obligation to effect the Merger (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by notice to Parent that all conditions to the Company’s obligation to effect the Merger have been satisfied and (iii) the Merger shall not have been consummated within three business days after the delivery of such notice.

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a termination fee if:

•

(i) a bona fide Takeover Proposal is made, proposed or communicated (and not withdrawn), after March 8, 2012 and prior to the stockholders meeting (or prior to the termination of the Merger Agreement if there has been no stockholders meeting), (ii) following such occurrence, the Merger Agreement is terminated by the Company or Parent because the Merger has not been consummated by the Outside Date or because the stockholder approval was not obtained at the stockholders meeting or by Parent pursuant to a failure of the representations and warranties of the Company to be true and correct or a breach of any of the covenants and agreements of the Company set forth in the Merger Agreement (described under “—Termination” above) and (iii) within 12 months of the date the Merger Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal or any such Takeover Proposal is consummated, (provided that for purposes of clause (iii), references to 20% in the definition of Takeover Proposal shall be deemed to be references of 50%);

•

the Merger Agreement is terminated by the Company prior to the receipt of the stockholder approval, in order to concurrently enter into an agreement with respect to a Takeover Proposal that constitutes a Superior Proposal;

•

the Merger Agreement is terminated by Parent if the Board (i) failed to include the Company recommendation in the proxy statement; (ii) effected an Adverse Recommendation Change or a Change in Recommendation; or (iii) failed to recommend against any publicly announced Takeover Proposal and reaffirm the Company Board Recommendation, in each case, within 10 business days after the public announcement of such Takeover Proposal, and in any event at least two business days prior to the Special Meeting; (iv) the Company enters into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal; or (v) the Company or the Board shall have publicly announced its intention to do any of the foregoing; or

•

the Merger Agreement is terminated by the Company or Parent because stockholder approval was not obtained at the stockholders meeting, and prior to the stockholders meeting the Board has changed, qualified, withheld, withdrawn or modified the Company recommendation (other than related to a Superior Proposal).

If the termination fee becomes payable as a result of the Company terminating the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal prior to the No-Shop Period Start Date, the amount of the termination fee will be $4.2 million. If the termination fee becomes payable in other circumstances, the amount of the termination fee will be $6.3 million. Notwithstanding the foregoing, in the event that Parent terminates the Merger Agreement due to an intentional or willful breach by the Company, then Parent may recover up $12.6 million (inclusive of the termination fee) for all actual losses suffered or incurred by the Company of its stockholders with respect to any legal proceedings formally commenced within 120 days following the Company’s termination as the result (the “Parent Damages Remedy”).

Parent is required to pay the Company a termination fee of $9 million if all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied (other than those conditions expected to be satisfied as of the Closing, by actions taken at the Closing or other conditions that are not satisfied as a result of the events which give rise to the Company’s right to terminate) and:

•

the Merger Agreement is terminated by the Company pursuant to a failure of the representations and warranties of Parent and Merger Sub to be true and correct or a breach of any of the covenants and agreements of Parent and Merger Sub set forth in the Merger Agreement (described under “—Termination” above); or

•

the Merger Agreement is terminated by the Company if (i) the marketing period has ended and the conditions to Parent and Merger Sub’s obligation to effect the Merger (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied on the date the Closing should have been consummated, (ii) the Company has irrevocably confirmed by notice to Parent after the end of the marketing period that all conditions to the Company’s obligation to effect the Merger have been satisfied or that it is willing to waive any unsatisfied conditions and (iii) the Merger shall not have been consummated within three business days after the delivery of such notice.

Notwithstanding the foregoing, in the event that the Company terminates the Merger Agreement due to (i) an intentional breach by Parent or Merger Sub of its obligation to use commercially reasonable efforts to obtain the debt financing, (ii) an intentional act of interference or collusion by Parent or Merger Sub, in the case of each (i) and (ii) that was the proximate cause of the failure of the debt financing to be funded, or (iii) an intentional or willful breach by Parent or Merger Sub that is the proximate cause of the failure of a closing condition of the Merger Agreement, then the Company may recover the Company Damages Remedy.

The Insight Entities and the Rollover Investors have agreed, pursuant to the limited guaranty, severally and not jointly to guarantee the obligation of Parent to pay the reverse termination fee, the Company Damages Remedy and certain expense reimbursement and indemnification obligations in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing of the Merger.

The Company is required to pay up to $7.0 million of out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates in connection with the Transactions contemplated by the Merger Agreement, if:

•

(i) a bona fide Takeover Proposal is made, proposed or communicated (and not withdrawn), after March 8, 2012 and prior to the stockholders meeting (or prior to the termination of the Merger Agreement if there has been no stockholders meeting), (ii) following such occurrence, the Merger Agreement is terminated by the Company or Parent because the Merger has not been consummated by the Outside Date or because the stockholder approval was not obtained at the stockholders meeting or by Parent pursuant to a failure of the representations and warranties of the Company to be true and correct or a breach of any of the covenants and agreements of the Company set forth in the Merger Agreement (described under “—Termination” above) and (iii) within 12 months of the date the Merger Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal and such Takeover Proposal is consummated, whether or not the Takeover Proposal was the same Takeover Proposal referred to in (i);

•

the Merger Agreement is terminated by the Company prior to the receipt of stockholder approval, in order to concurrently enter into an agreement with respect to a Takeover Proposal that constitutes a Superior Proposal;

•

the Merger Agreement is terminated by Parent if (i) the Board shall have failed to include the Company recommendation in the proxy statement, effected an Adverse Recommendation Change or effected a Change in Recommendation; (ii) the Board shall have failed to publicly reaffirm its recommendation of the Merger Agreement in the absence of a publicly announced Takeover Proposal within five business days after Parent so requests in writing; (iii) the Company enters into a letter of intent, agreement or agreement in principle with respect to any Takeover Proposal; (iv) the Company or the Board shall have publicly announced its intention to do any of the foregoing or (v) the Company fails to hold the stockholders meeting within 10 business days prior to the Outside Date;

•	the Merger Agreement is terminated by the Company or Parent because stockholder approval was not obtained at the stockholders meeting; or

•

the Merger Agreement is terminated by Parent pursuant to a failure of the representations and warranties of the Company to be true and correct or a breach of any of the covenants and agreements of the Company set forth in the Merger Agreement (described under “—Termination” above).

Expenses

Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses; except (i) Parent and Merger Sub will reimburse and indemnify the Company for expenses incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing of the Merger; and (ii) as described above in connection with a termination of the Merger Agreement.

Remedies

The Company’s right to receive the termination fee from Parent and certain reimbursement and indemnification payments from Parent will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of the Company and its subsidiaries and stockholders against Parent, Merger Sub, the guarantors, the parties to the Rollover Letter, the financing sources of the debt financing or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or affiliates for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such related party shall have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions contemplated thereby.

Parent’s right to receive payment from the Company of the Parent expenses, the applicable termination fee and/or the Parent Damages Remedy, as the case may be, from the Company will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of Parent and Merger Sub (and the other related parties described in the preceding paragraph) against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), no such related party shall have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions contemplated thereby.

Except with respect to the Company Damages Remedy, under no circumstances will the Company be entitled to monetary damages in excess of the amount of the reverse termination fee (and certain reimbursement and indemnification payments from Parent). While the Company may pursue both a grant of specific performance and the payment of the reverse termination fee, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the reverse termination fee.

The parties are entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the Merger Agreement. However, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing to be funded shall be subject to the requirements that (i) the marketing period has ended and all conditions to the obligations of Parent and Merger Sub to effect the Merger were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) at the time when the Closing would have been required to occur, but for the failure of the equity financing to be funded, (ii) the debt financing (including any alternative financing that has been obtained in accordance with the Merger Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the equity financing is funded at the Closing, (iii) the equity rollover contribution is made at the Closing and (iv) the Company has irrevocably confirmed that if the equity financing and debt financing are funded, then it would take such actions that are within its control to cause the Closing to occur.

Indemnification; Directors’ and Officers’ Insurance

For the six-year period commencing immediately after the effective time of the Merger, Parent and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) each individual who is or was a director or officer of the Company or a subsidiary of the Company with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), arising out of (i) the fact that such person was a director or officer of the Company or a subsidiary of the Company, or (ii) acts or omissions by such person in their capacity as a director, officer, employee or agent of the Company or a subsidiary of the Company or taken at the request of the Company or a subsidiary of the Company, at or prior to the effective time of the Merger, to the fullest extent permitted under applicable law, and will assume all obligations of the Company and its subsidiaries in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger as provided in the Company’s organizational documents currently in effect. The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to such persons with respect to the limitation of liabilities of directors and officers and indemnification than were set forth in the Company’s organizational documents in effect on March 8, 2012.

For the six-year period commencing immediately after the effective time of the Merger, the surviving corporation will maintain in effect the Company’s current directors’ and officers’ liability insurance (or substitute policies including comparable coverage) covering acts or omissions occurring at or prior to the effective time of the Merger with respect to those individuals who are currently covered by the Company’s directors’ and officers’ liability insurance policy (and any additional individuals who prior to the effective time of the Merger become covered) on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of the policies in effect as of the effective time of the Merger (subject to a limitation of the annual premium paid to 300% of the current annual premium). In the alternative, the Company may prior to the effective time of the Merger purchase, for an aggregate amount not to exceed six times 300% of the current aggregate annual premium, a six-year prepaid “tail policy” with substantially equivalent coverage, and the surviving corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect.

Parent or the surviving corporation have the right to assume and control the defense of any threatened or actual litigation covered by the provisions described above, unless there is a conflict of interest between Parent and the surviving corporation, on the one hand, and the indemnified parties, on the other (any threatened or actual litigation related to the Transactions contemplated by the Merger Agreement shall be deemed to involve such conflict of interest). However, Parent and surviving corporation may not settle, compromise or consent to any judgment unless such settlement, compromise or consent includes an unconditional release of the indemnified party from all liability (or the indemnified party otherwise consents).

The present and former directors and officers of the Company will have the right to enforce the provisions of the Merger Agreement relating to their indemnification.

Access

Subject to certain exceptions, the Company will afford Parent, its authorized representatives and potential sources of debt financing reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, contracts and records, and will furnish Parent information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request.

Modification or Amendment

At any time prior to the effective time of the Merger, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of stockholder approval, by written agreement of the parties hereto, by action taken by their respective boards of directors (in the case of the Company, acting upon recommendation of the Special Committee). However, following the receipt of stockholder approval, the parties may not amend or supplement the provisions of the Merger Agreement which, by law, would require further approval by the stockholders of the Company without such approval.

THE VOTING AGREEMENT

The following is a summary of the material terms and conditions of the voting agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. We encourage you to read the voting agreement carefully and in its entirety.

In connection with the Merger, the Rollover Investors, in their capacity as stockholders of the Company, entered into a voting agreement with the Company, dated as of March 8, 2012, pursuant to which the Rollover Investors agreed to, among other things and subject to certain conditions, vote their shares of Company common stock in favor of the approval of the Merger Agreement and the other proposals necessary to consummate the Merger and against (i) any Takeover Proposal (other than a Superior Proposal), (ii) any other action involving the Company or its subsidiaries which has the effect of impeding, interfering with, delaying, postponing, or impairing the ability of the Company to consummate the Merger on or prior to the Outside Date or the other transactions contemplated by the Merger Agreement or (iii) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in the Merger Agreement not being fulfilled on or prior to the Outside Date, unless such voting agreement is terminated pursuant to its terms.

As of                     , 2012, the record date, the Rollover Investors held voting power over approximately         % of the Company common stock outstanding and         % of the voting power of the outstanding shares of common stock. The voting agreement will terminate on the earliest of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the termination of the Rollover Letter in accordance with its terms.

GOLDEN PARACHUTE COMPENSATION

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about compensation for each “named executive officer” of the Company that is based on or otherwise relates to the proposed Merger. The compensation described below is referred to as “golden parachute compensation.”

Name	Cash ($) (1)	Equity ($) (2)		Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)		Total ($)
Vincent C. Smith	—	$0	(3)	—	—	—	—		$0
Scott J. Davidson	—	$1,620,022		—	—	—	$100,000	(4)	$1,720,022
Douglas F. Garn	—	$4,523,299		—	—	—	—		$4,523,299
Steve M. Dickson	—	$1,255,725		—	—	—	—		$1,255,725
Alan D. Fudge	—	$1,394,752		—	—	—	—		$1,394,752

(1)	As described above under the heading “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Arrangements” certain management-level employees, including the “named executive officers” set forth in this table, entered into the Severance Plan with the Company. For purposes of the Severance Plan, a “change in control” of the Company does not include the consummation of the Merger. Therefore, upon consummation of the Merger, the Severance Plan will terminate and participants in the Severance Plan will not realize any benefits or severance protections under the Severance Plan upon a subsequent termination of employment.
(2)	Represents the “single-trigger” payments resulting from consummation of the Merger. No equity awards will have their vesting accelerated in connection with the Merger. Pursuant to the terms of the Merger Agreement, each Unvested Option will be cancelled and converted into the right to receive, on such date or dates and subject to such conditions as determined by the Company in accordance with the Company stock plans and subject to the approval of Mr. Smith, an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such Unvested Option, and (ii) the Designated Consideration. At the effective time of the Merger, the Unvested Options will no longer represent the right to acquire shares of Company common stock and shall represent the right to receive the Designated Consideration on the terms described in this paragraph. The table does not show any values with respect to Vested Options, which will be cancelled in exchange for cash payments payable shortly following the Merger.

The amounts reported for each named executive officer represent:

Name	Number of Unvested Stock Options	Exercise Price	Value
Scott J. Davidson	100,000	$15.71	$729,000
	85,410	$16.85	$525,272
	35,000	$12.55	$365,750
Douglas F. Garn	260,000	$15.71	$1,895,400
	240,390	$16.85	$1,478,399
	110,000	$12.55	$1,149,500
Steve M. Dickson	100,000	$15.71	$729,000
	78,000	$16.85	$479,700
	4,500	$12.55	$47,025
Alan D. Fudge	91,000	$15.71	$663,390
	62,010	$16.85	$381,362
	50,000	$16.00	$350,000

(3)	As described above under the heading “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Outstanding Stock Options” and “Special Factors—

Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Outstanding Restricted Stock Units,” pursuant to the Rollover Letter, Mr. Smith has committed to exchange each Vested Option, Unvested Option and Vested RSU immediately prior to the Merger for an equivalent equity interest in Parent under Parent’s stock incentive plan (such plan to be adopted prior to the effective time of the Merger), and therefore none of his equity awards will have their vesting accelerated or will be cashed-out in connection with the Merger.
(4)	With the desire to encourage Mr. Davidson to continue to focus on the best interests of Company’s stockholders following the execution of the Merger Agreement, on March 20, 2012, the Special Committee approved a one-time cash payment of $100,000 to Mr. Davidson, less applicable taxes, subject to his continued employment through, and payable following, the earlier of (i) the effective time of the Merger and (ii) the date of the Company’s entry into an agreement with respect to a Superior Proposal.

Vote Required and Board of Directors Recommendation

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that the Company seek an advisory (non-binding) vote from its stockholders to approve certain golden parachute compensation that its “named executive officers” may be eligible to receive from the Company in connection with the Merger. Approval requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Accordingly, the Company is asking you to approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of Quest Software, Inc. that are based on or otherwise relate to the Merger with Merger Sub, as disclosed in the section of the Proxy Statement entitled “Golden Parachute Compensation.”

The Board recommends, with Mr. Smith taking no part in such recommendation, that stockholders approve the golden parachute compensation arrangements described in this proxy statement by voting “FOR” the above proposal.

Approval of this proposal is not a condition to the completion of the Merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the Merger Agreement is adopted by the stockholders and completed, our named executive officers will be eligible to receive the various golden parachute compensation that may become payable in connection with the completion of the Merger.

ADJOURNMENT OF SPECIAL MEETING

Adjournment of Special Meeting

In the event that the number of shares of Company common stock present in person and represented by proxy at the Special Meeting and voting “FOR” the Merger is insufficient to approve the Merger proposal, the Company may move to adjourn the Special Meeting in order to enable the Board to solicit additional proxies in favor of the approval of the Merger proposal. In that event, the Company will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board of Directors Recommendation

The approval of the proposal to adjourn the Special Meeting, if there are not sufficient votes to adopt the Merger proposal, requires the affirmative vote of a majority of the shares present in person or by proxy at the Special Meeting and entitled to vote thereon.

The Board has unanimously approved and authorized the Merger, and recommends, with Mr. Smith taking no part in such recommendation, that you vote “FOR” the adoption of the Merger Agreement and, if there are not sufficient votes to adopt the Merger Agreement, recommends, with Mr. Smith taking no part in such recommendation, that you vote “FOR” the proposal to adjourn the Special Meeting.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN

BENEFICIAL OWNERS

The following table sets forth certain information as of April 2, 2012 with respect to the beneficial ownership of Company common stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of Company common stock; (ii) each director; (iii) each executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of Company common stock issuable upon exercise of stock options that are exercisable or will become exercisable, and shares of Company common stock subject to restricted stock units that are vested or will vest, within 60 days of April 2, 2012, as indicated in the footnotes to the table below. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 84,258,270 shares of common stock outstanding on April 2, 2012 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after April 2, 2012. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. New York, NY 10022 40 East 52nd Street	4,938,443	(1)	5.86%
Executive Officers
Vincent C. Smith	30,542,355		36.25%
Douglas F. Garn	263,022		*
Scott J. Davidson	155,055		*
Steve M. Dickson	113,443		*
Alan D. Fudge	99,340		*
Directors
Augustine L. Nieto II	105,000		*
Kevin M. Klausmeyer	128,400		*
Paul Sallaberry	164,213		*
H. John Dirks	105,000		*
All executive officers and directors as a group (9 persons)	31,675,828		37.59%

(1)	According to a Schedule 13G/A filed with the SEC by the beneficial owner of these shares on February 8, 2012. BlackRock, Inc. has sole voting power and sole dispositive power over these shares.

COMMON STOCK TRANSACTION INFORMATION

Purchases of Company Common Stock

There have been no purchases of the Company’s common stock during the past two years effected by the Company, other than shares acquired by the Company pursuant to its stock repurchase program and shares withheld by the Company to satisfy tax withholding obligations on the vesting of restricted stock units held by employees. As of April 2, 2012, 12,244,693 shares of the Company’s common stock were purchased pursuant to the stock repurchase program. None of the Insight Entities, the Rollover Investors, Parent or Merger Sub have made any purchases of the Company’s common stock during the past two years.

Transactions by the Insight Entities, Parent and Merger Sub

There have been no transactions in shares of Company common stock by the Insight Entities, Parent or Merger Sub within the 60 days prior to the date of this proxy statement. In addition there have been no prior stock purchases by the Insight Entities, Parent or Merger Sub in shares of Company common stock during the past two years.

Transactions by Rollover Investors

There have been no transactions in shares of Company common stock by the Rollover Investors within the 60 days prior to the date of this proxy statement. Pursuant to his compensation plan, on March 10, 2011, Mr. Smith was granted 575,000 stock options with an exercise price of $25.91 and on September 9, 2011, Mr. Smith was granted 375,000 stock options with an exercise price of $15.71. Otherwise, there have been no prior stock transactions by the Rollover Investors in shares of Company common stock during the past two years.

Transactions by the Company’s Executive Officers and Directors

Other than as set forth below, there have been no transactions in shares of Company common stock by the Company or our directors and executive officers within the 60 days prior to the date of this proxy statement.

Identity of Person	Date of Transaction	Number of Shares	Price Per Share	Nature of Transaction
Steve Dickson	3/01/2012	435	$20.45	Sale of Shares(1)
Scott Davidson	3/01/2012	3,394	$20.45	Sale of Shares(1)
Douglas F. Garn	3/01/2012	10,869	$20.45	Sale of Shares(1)

(1)	Represents shares withheld to satisfy tax withholding obligations on the vesting of restricted stock units held by employees.

APPRAISAL RIGHTS

If you do not vote for the adoption of the Merger Agreement at the Special Meeting of stockholders, make a written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of shares of Company common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of Company common stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of Company common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, when a Merger Agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of Company common stock and Section 262 of the DGCL is attached to this proxy statement as Annex C and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the Merger Agreement and must deliver to the Company, before the vote on the proposal to adopt the Merger Agreement, a written demand for appraisal of your shares of Company common stock. If you sign and return a proxy card or vote by submitting a proxy by telephone or the Internet, without abstaining or expressly directing that your shares of Company common stock be voted against the adoption of the Merger Agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the Merger Agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of Company common stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy by telephone or the Internet, in favor of the proposal to adopt the Merger Agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy by telephone or the Internet, against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the Merger Agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of Company common stock is entitled to assert appraisal rights for such shares of Company common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates or in the case of uncertificated shares, as the holder’s name appears on the stockholder register, and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a broker, dealer, commercial bank, trust company or other nominee, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, it, he or she is acting as agent for such owner or owners.

A record holder such as a broker, dealer, commercial bank, trust company or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Company common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of Company common stock must be mailed or delivered to: Quest Software, Inc., Attn: Corporate Secretary 5 Polaris Way, Aliso Viejo, CA 92656, or should be delivered to the Corporate Secretary at the Special Meeting, prior to the vote on the adoption of the Merger Agreement.

Within ten days after the effective time of the Merger, we will notify each stockholder as of the effective time of the Merger who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the Merger Agreement. Within 120 days after the effective time of the Merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of Company common stock held either in a broker, dealer, commercial bank, trust company or other nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court of Chancery shall take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the Per Share Merger Consideration you are entitled to receive pursuant to the Merger Agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the Per Share Merger Consideration payable in the Merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Court of Chancery will direct the payment of the fair value of the shares of Company common stock that have perfected appraisal rights, together with interest, if any by the surviving corporation to the stockholders entitled thereto. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of Company common stock have been appraised. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date prior to the effective time of the Merger.

At any time within 60 days after the effective time of the Merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the Merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the Merger Agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Per Share Merger Consideration offered pursuant to the Merger Agreement within 60 days after the effective time of the Merger.

If you properly demand appraisal of your shares of Company common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Company common stock will be converted into the right to receive the Per Share Merger Consideration. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the Merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the Merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for adoption of the Merger Agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SELECTED FINANCIAL INFORMATION

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to the Company. The financial data has been derived from the audited financial statements filed as part of our Annual Report on Form 10-K for the year ended December 31, 2011. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in that Form 10-K. See “Where You Can Find More Information” beginning on page 122.

	December 31, 2011 (in thousands, except shares)	December 31, 2010 (in thousands, except shares)
Income Statement Data
Revenues
Licenses	$337,889	$320,683
Services	519,526	446,414

Total Revenues	857,415	767,097
Cost of Revenues:
Licenses	10,913	8,303
Services	88,431	67,809
Amortization of Purchased Technology	23,774	16,101

Total cost of revenues	123,118	92,213

Gross profit	734,297	674,884
Operating expenses:
Sales and marketing	343,411	304,934
Research and development	166,191	151,896
General and administrative	110,198	84,808
Amortization of other purchased intangible assets	23,972	12,670

Total operating expenses	643,772	554,308

Income from operations	90,525	120,576
Other (expense) income, net	(4,802)	(5,657)

Income before income tax provision	85,723	114,919
Income tax provision	33,657	16,352

Net income	52,066	98,567
Net loss attributable to noncontrolling interest (including $8,237 increase of redeemable noncontrolling interest to redemption value)	(8,091)	—

Net income attributable to Quest Software, Inc.	$43,975	$98,567

Net income per share attributable to Quest Software, Inc. stockholders:
Basic	$0.50	$1.09

Diluted	$0.49	$1.06

Weighted—average common shares outstanding:
Basic	87,104	90,411
Diluted	88,992	93,282

	December 31, 2011 (in thousands)	December 31, 2010 (in thousands)
Balance Sheet Data
Cash and cash equivalents and short-term and long-term investments	$257,792	$492,829
Total assets	1,697,651	1,635,584
Current and long-term portion of deferred revenue	499,838	424,385
Short-term obligations	202,313	93,818
Long-term obligations	93,351	85,115
Redeemable noncontrolling interest	22,000	—
Quest Software, Inc. stockholders’ equity	867,200	1,032,266
Noncontrolling interest	12,949	—
Total equity	880,149	1,032,266

December 31, 2011 (in thousands)
Book Value Per Share
Basic	10.10
Diluted	9.89

	December 31, 2011 (in thousands)	December 31, 2010 (in thousands)
Ratio of Earnings to Fixed Charges (1)	64	106.5

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges.

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the Merger and has no independent operations. No pro forma data giving effect to the Merger has been provided. The Company does not believe that such information is material to stockholders in evaluating the Merger and Merger Agreement because (i) the proposed Per Share Merger Consideration is all-cash, and (ii) if the Merger is completed, the Company’s common stock will cease to be publicly traded.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s common stock is currently publicly traded on Nasdaq under the symbol “QSFT.” The following table sets forth the high and low sales prices per common share on Nasdaq for the periods indicated.

Fiscal Year	High		Low
2010:
First Quarter		$18.73		$15.16
Second Quarter		$20.60		$15.93
Third Quarter		$25.04		$17.36
Fourth Quarter		$28.20		$23.56
2011:
First Quarter		$28.47		$23.65
Second Quarter		$26.15		$20.74
Third Quarter		$23.36		$14.61
Fourth Quarter		$20.12		$14.67
2012:
First Quarter		$24.68		$17.97
Second Quarter (through , 2012)	$		$

The Company has never paid dividends. Accordingly, we do not expect to declare or pay any further dividends prior to the Merger, and under the terms of the Merger Agreement, are prohibited from so doing.

On March 8, 2012, the last full trading day prior to the public announcement of the terms of the offer and the Merger, the reported closing sales price per common share on the Nasdaq was $19.40 per common share. The $23.00 per share to be paid for each Company common share in the Merger represents a premium of approximately 18.6% to the closing price on March 8, 2012. On                     , 2012, the closing price per share was $            . You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of                     , 2012, there were approximately                  record holders of shares of Company common stock.

STOCKHOLDER PROPOSALS AND NOMINATIONS

As of the date of this proxy statement, the Board knows of no other matters which may be presented for consideration at the Special Meeting. However, if any other matter is presented properly for consideration and action at the Special Meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. We intend to hold the 2012 annual meeting of stockholders only if the Merger is not consummated. If such a meeting is held, in order for a stockholder proposal to be considered for presentation at the 2012 annual meeting of stockholders, and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must have been received by us no later than December 30, 2011. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act (a different deadline may apply if the date of our 2012 annual meeting of stockholders is more than 30 days before or after June 7, 2012). If a stockholder wants to nominate a director or make such a proposal that will not be included in the proxy statement for the 2012 annual meeting of stockholders, but instead to be presented at the 2012 annual meeting of stockholders, the proposal must be submitted in writing to the Secretary of the Company, Quest Software, Inc. at 5 Polaris Way, Aliso Viejo, California, 92656, no earlier than February 8, 2012 and no later than March 9, 2012, to comply with our bylaws (a different deadline may apply if the date of our 2012 annual meeting of stockholders is more than 30 days before or after June 7, 2012).

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as a broker, bank or other agent) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including this proxy statement and other proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

Some brokers, banks or other agents may be householding our proxy materials, including this proxy statement. A single set of this proxy statement and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time by contacting.

Upon written or oral request, the Company will promptly deliver a separate copy of the proxy statement and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy statement and other proxy materials, you may send a written request to Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Corporate Secretary. In addition, if you are receiving multiple copies of the proxy statement and other proxy material, you can request householding by contacting our Corporate Secretary in the same manner.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “anticipate,” “predict,” or “expect” and similar expressions, although the absence of such words does not necessarily mean that a statement is not forward looking.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. We cannot assure you that the actual results or developments reflected in these forward-looking statements will be realized or, even if they are realized, that they will have the expected effects on the Merger or on our business or operations. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Risks, uncertainties and assumptions include the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that various closing conditions for the Merger (including the stockholder approval) may not be satisfied or waived; the possibility that alternative acquisition proposals will or will not be made; the failure to obtain sufficient funds to close the Merger; the failure of the Merger to close for any other reason; the amount of fees and expenses related to the Merger; the diversion of management’s attention from ongoing business concerns; the effect of the announcement of the Merger on our business relationships, operating results and business generally, including our ability to retain key employees; the Merger Agreement’s contractual restrictions on the conduct of our business prior to the completion of the Merger; the possible adverse effect on our business and the price of our common stock if the Merger is not completed in a timely matter or at all; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the Merger and other risks that are set forth in the Company’s filings with the SEC, which are available without charge at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.quest.com (the information available at our website address is not incorporated by reference into this report).

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Current Report on Form 8-K filed on March 9, 2012; and

•	our Current Report on Form 8-K filed on March 23, 2012.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Corporate Secretary, and should be made at least five business days before the date of the Special Meeting in order to receive them before the Special Meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of March 8, 2012

among

Expedition Holding Company, Inc.,

Expedition Merger Sub, Inc.

and

Quest Software, Inc.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 8, 2012 (this “Agreement”), is by and among Expedition Holding Company, Inc., a Delaware corporation (“Parent”), Expedition Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Quest Software, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee consisting solely of independent directors (the “Special Committee”) to, among other things, consider and negotiate any proposal made by Parent, including the Merger and the other transactions contemplated by this Agreement, and to make a recommendation to the Company Board with respect thereto;

WHEREAS, the Special Committee has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are advisable and fair to, and in the best interests of, the Company and its stockholders, and (ii) recommended that the Company Board adopt resolutions approving and declaring advisable this Agreement and the Merger and recommending that the stockholders adopt this Agreement;

WHEREAS, the Company Board has (i) determined that the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Merger, and (iii) directed that this Agreement be submitted for consideration by the stockholders of the Company and resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, immediately prior to consummation of the Merger and as an integral part of the transactions contemplated hereby, (i) the Rollover Investors will transfer to Parent shares of Company Common Stock in exchange for stock of Parent, and (ii) other Persons will transfer to Parent cash in exchange for stock of Parent, such that the transfers described in clauses (i) and (ii), together, are intended to qualify as transfers within the meaning of Section 351(a) of the Code;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners (Co-Investors) VII, L.P., Insight Venture Partners (Delaware) VII, L.P., Insight Venture Partners Coinvestment Fund II, L.P., Vincent C. Smith, the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2, and the Vincent C. Smith Annuity Trust 2011-1 (each, a “Guarantor” and, collectively, the “Guarantors”) is entering into a limited guaranty in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, the Rollover Investors and the Company are entering into an agreement in the form attached as Exhibit A hereto pursuant to which the Rollover Investors have agreed, in certain circumstances, to vote their shares of Company Common Stock in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time), on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the third business day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another date, time, or place is agreed to in writing by Parent and the Company; provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI hereof, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), neither Parent nor Merger Sub shall be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent to the Company on no less than three business days’ written notice to the Company and (b) the next business day after the final day of the Marketing Period.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the certificate of incorporation of the Company shall be amended and restated to conform to Exhibit B; and (ii) the bylaws of the Company shall be amended and restated to conform to Exhibit C, as in effect immediately prior to the Effective Time.

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS AND RESTRICTED STOCK UNITS

Section 2.1 Effect on Capital Stock. Subject to Section 2.3, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Held by Company Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time (including all shares of Company Common Stock contributed to Parent by the Rollover Investors (collectively, the “Rollover Shares”)), shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor. Any shares of Company Common Stock owned by any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall, at the election of Parent, either (i) convert into shares of a class of stock of the Surviving Corporation designated by Parent in connection with the Merger or (ii) be cancelled.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b), Rollover Shares and Dissenting Shares) shall be converted into the right to receive an amount in cash equal to $23.00 without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”), or non-certificated shares of Company Common Stock represented by book-entry shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

Section 2.2 Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Parent shall deposit or cause to be deposited such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion or (v) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of such investment. No such investment, and no losses thereon, shall affect the aggregate Merger Consideration payable to former holders of Company Common Stock. Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.2(a).

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than three business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree to prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss thereof) or Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of shares of Company Common Stock previously represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts any of them reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who is entitled to demand and properly demands appraisal of such share of Company Common Stock pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead shall be entitled to receive the fair value of such shares of Company Common Stock as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands for appraisal. Without limiting the generality of the foregoing, prior to the Effective Time the Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.4 Company Stock Options and Restricted Stock Units.

(a) At or prior to the Effective Time, the Company shall take all actions necessary to:

(i) terminate each Company Stock Plan as of the Effective Time;

(ii) cancel, as of the Effective Time, each option to purchase shares of Company Common Stock granted under any Company Stock Plan (each, an “Option”) that is outstanding and unexercised (without regard to the exercise price of such Option), as of immediately prior to the Effective Time (in each case, without the creation of additional liability to the Company or any of its Subsidiaries), subject, if applicable, to payment pursuant to Section 2.4(b) or (c); and

(iii) cancel, as of the Effective Time, each outstanding restricted stock unit to acquire or receive shares of Company Common Stock granted under any Company Stock Plan (each, a “Restricted Stock Unit”) that is outstanding, as of immediately prior to the Effective Time (in each case, without the creation of additional liability to the Company or any of its Subsidiaries), subject, if applicable, to payment pursuant to Section 2.4(d); and

(iv) ensure that, after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Options or Restricted Stock Units.

(b) Except as otherwise agreed to by Parent and a holder of a Vested Option, each Vested Option that is outstanding and unexercised as of immediately prior to the Effective Time and has an exercise price per share that is less than the per share Merger Consideration shall be converted into the right to receive as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time) a cash amount equal to the Designated Consideration for each share of Company Common Stock then subject to the Vested Option (subject to applicable Tax withholding and without interest). Each Vested Option, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of such Vested Option shall cease to have any rights with respect thereto, except the right to receive the Designated Consideration. In the event that the exercise price per share of any Vested Option or Unvested Option is equal to or greater than the per share Merger Consideration, such Vested Option or Unvested Option shall be cancelled without payment therefor and have no further force or effect. For purposes of this Agreement, “Designated Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable per share of Company Common Stock issuable under such Option.

(c) Except as otherwise agreed to by Parent and a holder of an Unvested Option, each Unvested Option that is outstanding and unexercised as of immediately prior to the Effective Time and has an exercise price per share that is less than the per share Merger Consideration shall be canceled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Unvested Option, and (ii) the Designated Consideration (subject to applicable Tax withholding and without interest). Payments pursuant to this Section 2.4(c) will be payable on such date or dates and subject to such conditions (including the holder’s continued employment through any date(s)) as determined by the Company in accordance with the Company Stock Plans, subject to the approval of the Rollover Investor. Each Unvested Option, when so converted, shall no longer represent the right to acquire Company Common Stock and shall represent the right to receive the Designated Consideration as set forth in this Section 2.4(c). Except as otherwise provided in a Company Stock Plan or an individual grant agreement related to the Options, no acceleration of the vesting of the Options shall take place as a result of the consummation of the Transactions.

(d) Each Restricted Stock Unit that is outstanding as of immediately prior to the Effective Time shall be converted into the right to receive, on the same terms and conditions (except as specifically provided in this Agreement) as were applicable to such Restricted Stock Unit, on each date (each a “RSU Vesting Event”) in which shares of Company Common Stock subject to such Restricted Stock Unit would have become vested and exercisable, and provided that the holder of such Restricted Stock Unit is still employed by the Company or the Parent on such date a cash amount equal to the Merger Consideration for each share of Company Common Stock then subject to the Restricted Stock Unit that would have otherwise vested on such RSU Vesting Event (subject to applicable Tax withholding and without interest). Each Restricted Stock

Unit, when so converted, shall no longer represent the right to acquire Company Common Stock and shall represent the right to receive the cash consideration as set forth in this Section 2.4(d). Except as otherwise provided in a Company Stock Plan or an individual grant agreement related to the Restricted Stock Units, no acceleration of the vesting of the Restricted Stock Units shall take place as a result of the consummation of the transactions contemplated hereby, including the Merger.

Section 2.5 Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct, except as (A) set forth in such statement or in the corresponding Section of the definitive disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) (it being understood that each disclosure set forth in the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to each other section is reasonably apparent from the text of the disclosure made) or (B) disclosed in any Company SEC Document (as hereinafter defined) filed on or after January 1, 2011 and prior to the date hereof (the “Filed SEC Documents”), other than the exhibits and schedules to the Filed SEC Documents or disclosures in such Filed SEC Documents referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed SEC Documents which are forward-looking in nature.

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except where the failure to be so organized, existing and in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on March 5, 2012 (the “Capitalization Date”), (i) 83,546,877 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 15,816,222 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options and Restricted Stock Units under the Company Stock Plans and (iv) no shares of Company Preferred Stock were issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth, as of the Capitalization Date, (i) a list of all holders of Options under the Company Stock Plans, the date of grant, the expiration date, the number of shares of Company Common Stock subject to such Option, the price per share at which such Option may be exercised and the Company Stock Plan under which such Option was issued and (ii) a list of all holders of Restricted Stock Units, the date of grant, the number of Restricted Stock Units owned by each such holder, the vesting schedule thereof and the Company Stock Plan under which such Restricted Stock Unit was issued. Each Option and Restricted Stock Unit (A) was appropriately authorized by the Company Board (or an authorized committee thereof) and granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) with respect to each Option, each Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant and (C) has a grant date identical to the date on which the Company Board or a committee thereof actually awarded such Option. Other than those that have been corrected in accordance with applicable IRS guidance, no Option or Restricted Stock Unit is or has ever been “nonqualified deferred compensation” subject to Section 409A of the Code.

(c) Except as described in this Section 3.2 or in Section 3.2(b) of the Company Disclosure Letter, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company. There are no outstanding agreements of any kind (other than the Company Stock Plans) which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligating the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. Other than as set forth in Section 3.2(c) of the Company Disclosure Letter, none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earning or financial performance or any other attribute of the Company, other than pursuant to the Options or Restricted Stock Units referred to above that were outstanding as of the Capitalization Date or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock.

(d) The Company Common Stock constitutes the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

(e) Section 3.2(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all liens, pledges, security interests and transfer restrictions (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests), except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws. Each outstanding share of capital stock of each Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable (in each case, to the extent applicable) and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Subsidiaries has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon or revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company.

(f) As of the date of this Agreement, there was no outstanding Indebtedness of the Company or its Subsidiaries other than Indebtedness identified in Section 3.2(f) of the Company Disclosure Schedule. For purposes of this Section 3.2(f) only, the term “Indebtedness” shall include only those items referred to in clauses (i) and (ii) of “Indebtedness” as such term is defined in Section 8.12.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Company Board, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b) The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) declared advisable this Agreement, the Merger and the Transactions, (iii) approved this Agreement, the Merger and the Transactions and (iv) resolved, subject to Section 5.2, to recommend adoption of this Agreement to the holders of Company Common Stock. The Company Board has directed that this Agreement be submitted to the holders of Company Common Stock for their adoption.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or of the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, defaults or accelerations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Majority Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is legally required to adopt this Agreement; provided, however that in addition to the foregoing the Company shall require the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock, with such outstanding shares of Company Common Stock used for purposes of calculating a majority thereof excluding any shares of Company Common Stock held by Parent, Merger Sub or any of the Rollover Investors, at the Company Stockholders Meeting or any adjournment or postponement thereof, in favor of the adoption of this Agreement (together with the Majority Stockholder Approval, the “Company Stockholder Approval”).

Section 3.4 Governmental Approvals. Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and other filings required under, and in compliance with other applicable requirements of, the Exchange Act, and the rules of The Nasdaq Global Select Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the Antitrust Laws and (iv) the approvals set forth in Section 3.4 of the Company Disclosure Letter (the “Company Approvals”), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed for trading are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a, individually or in the aggregate, Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) Since January 1, 2010, the Company has filed with or furnished to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no correspondence between the SEC and the Company since January 1, 2010 (other than is publicly available). To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. None of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X under the Securities Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto) in accordance with GAAP (except as may be indicated therein or in the notes thereto). Since January 1, 2010, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations (i) disclosed in the balance sheet of the Company and its Subsidiaries as of December 31, 2011 (the “Balance Sheet Date”) (other than in the notes thereto) included in the Filed SEC Documents (the “Company Balance Sheet”), (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the Transactions, (iv) incurred under any Material Contract (as defined below) other than liabilities or obligations due to breach thereunder, or (v) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

(d) The Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) since January 1, 2010, has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(e) The Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document incorporated by reference) and the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Schedule 13E-3”) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting or, in the case of the Schedule 13E-3, on the date it and any amendment or supplement to it is filed with the SEC, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made, or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.6 Absence of Certain Changes. Since December 31, 2011 through the date of this Agreement, (a) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects, in the ordinary course of business consistent with past practice, (b) there has not been any event, change or occurrence that, individually or in the aggregate has had or, would reasonably be expected to have a Material Adverse Effect, and (c) there has not occurred any action or event that, had such action or event occurred after the date of this Agreement and prior to the Effective Time, would have breached any of the covenants contained in Section 5.1(a)(i) (except to the extent disclosed pursuant to Section 3.2(a)), Section 5.1(a)(v), Section 5.1(a)(ix), Section 5.1(a)(xi), Section 5.1(a)(xiii) or Section 5.1(a)(xviii) (solely to the extent applicable to Section 5.1(a)(v), Section 5.1(a)(ix), Section 5.1(a)(xi) or Section  5.1(a)(xiii)).

Section 3.7 Legal Proceedings. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, inquiry, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling, decree, writ or other requirement imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, (B) to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is a defendant in any suit, action, or proceeding to which the Company or any of its Subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Company or any of its Subsidiaries, and (C) there are no injunctions, orders, judgments, rulings, decrees, awards, writs, stipulations, arbitration awards or other requirements of any kind outstanding against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are subject.

Section 3.8 Compliance With Laws; Permits; Regulations.

(a) The Company and its Subsidiaries are, and since January 1, 2010 have been, in compliance with all, and have not breached or violated any, statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Authority having the effect of law (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company is not currently aware that the Company, its Subsidiaries or its employees have corruptly given, loaned, paid, promised, offered or authorized the payments, directly or indirectly through a third party, of anything of value to any “foreign official,” as defined in the Foreign Corrupt Practices Act of 1977, as amended, (“FCPA”), to influence that official to obtain or return business or to secure some other improper advantage. The Company and its Subsidiaries make and keep books, records and accounts that accurately and fairly reflect, in all material respects, transactions and have devised and maintained a system of internal accounting controls reasonably designed to comply with the FCPA.

Section 3.9 Affiliate Transactions. Since January 1, 2010, other than any transactions between the Company or any of its Subsidiaries on the one hand, and any Rollover Investor on the other, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that were required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Company SEC Documents publicly filed prior to the date hereof.

Section 3.10 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all income Tax Returns and all other material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.

(b) The Company and each of its Subsidiaries has timely paid all Taxes owed by it that are due and payable (whether or not shown on any Tax Returns). The unpaid Taxes of the Company and its Subsidiaries as of the Balance Sheet Date did not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet (other than in the notes thereto), and the Company has not since the Balance Sheet Date incurred any liability for Taxes other than in the ordinary course of business.

(c) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened, audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries.

(d) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens

(e) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(f) All amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Authority.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(h) No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advance memoranda or other similar agreements or rulings (including any application for a change in accounting method under Section 481 of the Code) have been entered into with, issued by, or filed with any Governmental Authority with respect to or relating to the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or

(B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation (excluding customary Tax indemnification obligations in commercial contracts not primarily relating to Taxes) or otherwise.

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) For purposes of this Agreement: (x) “Tax” shall mean any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority responsible for the collection or enforcement of taxes, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (y) “Tax Returns” shall mean returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority, domestic or foreign, including consolidated, combined and unitary tax returns.

Section 3.11 Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan and separately identifies each material Company Plan that is subject to the laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”). The Company has made available to Parent true, correct and complete copies of, to the extent applicable, (1) the plan document for each material Company Plan, including any amendments thereto, or, in the case of unwritten material Company Plans, written descriptions thereof, in each case other than any Foreign Company Plan that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Laws relating to the safeguarding of data privacy and is identified as such on Section 3.11(a) of the Company Disclosure Letter, (2) the most recent annual report (Form 5500 series or local law equivalent) required to be filed with the IRS with respect to each Company Plan and the two most recent actuarial valuations or similar reports with respect to each Company Plan for which such report is available, (3) a correct and complete copy of the most recent IRS determination or opinion letter received with respect to each Company Plan, (4) the most recent summary plan description or similar document for each Company Plan subject to the laws of the United States (each, a “U.S. Company Plan”) and material Foreign Company Plan, (5) each insurance or group annuity contract or other funding vehicle relating to any U.S. Company Plan and material Foreign Company Plan, and (6) each employee handbook or other similar employee communication.

(b) Each Company Plan complies in form and has been, in all material respects, established, maintained, administered, and funded in compliance with its terms and applicable Laws, including ERISA, the Code and similar non-U.S. laws, as applicable. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to affect adversely the qualified status of any such Company Plan. All contributions to the Company Plans that were required to be made by the Company or any Subsidiary of the Company under such Company Plans have been made, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP, and with respect to each Company Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid under the insurance policy have been paid. Neither the Company nor its Subsidiaries is or reasonably could be subject to either a material liability pursuant to Section 502 of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. As of the date of this Agreement, there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened or anticipated with respect to any Company Plan.

(c) Neither the Company nor any other Person (or any of their predecessors) that would be or, in the preceding six completed calendar years, would have been considered a single employer with the Company under the Code or ERISA has ever maintained, contributed to, been required to contribute, or otherwise had any liability with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(d) Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (vi) result in any payment that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries.

(f) Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. The Company does not have an obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to the Company for any tax incurred by such service provider pursuant to Sections 409A or 4999 of the Code.

(g) With respect to each Foreign Company Plan, the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Company Plan which, under the Laws of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Authority, has been so registered and approved and, to the Knowledge of the Company, has been maintained in good standing with applicable requirements of the Governmental Authorities, and if intended to qualify for special tax treatment, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Company Plans.

Section 3.12 Labor and Employment Matters. Except as disclosed in Section 3.12(a) of the Company Disclosure Letter: (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization; (ii) to the Knowledge of the Company, as of the date hereof, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any such employees has been made by or on behalf of any labor or like organization; (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union or works council; (iv) as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage affecting any employees of the Company or any of its Subsidiaries; (v) as of the date hereof, there is no unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority; (vi) as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Authority with respect to any current or former employees of the Company or any of its Subsidiaries; and (vii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws related to employment, employment practices, wages, hours, overtime, worker classification and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

Section 3.13 Environmental Matters. Except for those matters that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Environmental Permits, (B) to the Knowledge of the Company, there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law that is pending or threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any written notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws and (D) there are and have been no Hazardous Materials present on any real property owned or leased by the Company or any of its Subsidiaries except in compliance with applicable Environmental Laws.

Section 3.14 Intellectual Property.

(a) Section 3.14(a)(i) of the Company Disclosure Letter sets forth a complete and accurate list of the Registered Intellectual Property. To the Knowledge of the Company, no interference, opposition, reissue, reexamination, or similar proceeding is pending that could reasonably be expected to affect in any material respect the ownership, validity, enforceability, or scope of such Registered Intellectual Property. All filings, payments, and other actions required to be made or taken to maintain each item of Registered Intellectual Property in full force and effect have been made by the applicable deadline, except in regard to Registered Intellectual Property that the Company in its reasonable business judgment has determined to abandon or permit to lapse. The Company and its Subsidiaries are the sole and exclusive owners of all of the Registered Intellectual Property, and the Registered Intellectual Property is not subject to any Lien other than Permitted Liens. Except as set forth in Section 3.14(a)(i) of the Company Disclosure Letter, no claims are pending or, to the Knowledge of the Company, threatened contesting or challenging enforceability, scope, validity, ownership, or use by the Company or any Subsidiary of any Owned Intellectual Property.

(b) To the Knowledge of the Company, the Company and its Subsidiaries own, license or otherwise have, and immediately upon consummation of the Transaction will continue to have, the right to use, free and clear of all Liens except for Permitted Liens, all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Letter, to the Knowledge of the Company, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to Intellectual Property.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Letter, to the Knowledge of the Company, (i) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate, or infringe the Intellectual Property rights of any other Person, and (ii) there are no claims pending or threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any third party.

(e) The Company and its Subsidiaries take and, since January 1, 2010, have taken, commercially reasonable actions to maintain, preserve, and protect, in all material respects, any Owned Intellectual Property, including by (i) requiring, through signed written agreement or binding employment policy, all Persons who receive trade secret or confidential or proprietary data or information of the Company or a Subsidiary not to disclose such trade secrets, data or information to any third party, and not to use such trade secrets, data or information for any purpose other than the purposes expressed in the applicable agreement; and (ii) entering into signed written agreements with Persons who are employees or independent contractors of the Company or any of its Subsidiaries, and whose day-to-day activities as an employee or contractor involved in the creation of Intellectual Property for the Company or any of its Subsidiaries, governing the assignment and ownership of such Intellectual Property to the Company and its Subsidiaries.

(f) The Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that, if followed, ensure that the Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws. Except as set forth in Section 3.14(f) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2010, there have been (i) no material losses or thefts of data or security breaches relating to data used in the business of the Company and its Subsidiaries; (ii) violations of any security policy regarding any such data; (iii) any unauthorized access or unauthorized use of any data; and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a Subsidiary or a contractor or agent acting on behalf of the Company or a Subsidiary.

(g) The Company and its Subsidiaries possess or control the source code, object code, and internal technical documentation for all Owned Software currently offered for license by the Company and its Subsidiaries. No Person other than the Company and its Subsidiaries has any ownership right or interest in or with respect to any material Owned Software, except for unassignable moral rights and rights in copyrights that are unassignable by Law. The Company and its Subsidiaries have disclosed source code to material Owned Software only pursuant to written confidentiality terms that reasonably protect the Company or its Subsidiary’s rights in such Owned Software. Except with respect to the source code escrow commitments set forth in Section 3.14(g) of the Company Disclosure Letter, no material Owned Software is subject to any obligation that would require the Company or its Subsidiaries to divulge to any Person any source code of any material Owned Software.

(h) The Company and its Subsidiaries have used commercially reasonable efforts to prevent the introduction into the Owned Software, and to the Knowledge of the Company, the Owned Software does not contain, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(i) Except as set forth in Section 3.14(i) of the Company Disclosure Letter, none of the Owned Software is subject to any license, commonly referred to as a “copyleft” or “open source” license, that as used, modified, or distributed by the Company or any of its Subsidiaries: (i) requires, or has as a condition of its use or distribution, the disclosure, licensing, or distribution of any Owned Software source; or (ii) otherwise imposes an obligation on the Company or any of its Subsidiaries to distribute any Owned Software on a royalty-free basis.

(j) The execution, delivery and performance of this Agreement, and consummation of the Transactions, will not, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Owned Intellectual Property (ii) the termination of any material license of Intellectual Property to the Company or any of its Subsidiaries; (iii) the release, disclosure, or delivery of any Owned Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.

Section 3.15 Rights Agreement; Anti-Takeover Provisions.

(a) As of the date of this Agreement, the Company is not party to a rights agreement, “poison pill” or similar agreement or plan.

(b) The approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL and no other action of the Company Board shall be required with respect to Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all necessary action so that the restrictions of any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company or similar provisions under the Company Charter Documents do not, and will not, apply to this Agreement, the Merger or the Transactions contemplated hereby.

Section 3.16 Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list of all real property owned by the Company or one of its Subsidiaries (the “Owned Real Property”) as of the date hereof. The Company has made available to Parent and Merger Sub copies of any title insurance policies (together with copies of any documents of record listed as exceptions to title on such policies) currently insuring each Owned Real Property and copies of the most recent surveys of same. The Company and its Subsidiaries have good and marketable fee simple title in all material respects to the Owned Real Property and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Encumbrances). None of the Company, any of its Subsidiaries or any Owned Real Property is in material default under any agreement evidencing any Lien or other agreement affecting the Owned Real Property.

(b) To the Knowledge of the Company, no condemnation, requisition or taking by any public authority has been threatened or contemplated, and the Company has not received any notice of any such condemnation, requisition or taking by a Governmental Authority with respect to the Owned Real Property. To the Knowledge of the Company there are no public improvements or re-zoning measures proposed or in progress that will result in special assessments against or otherwise adversely affecting any of the Owned Real Property and the Company has not received any notice of any such proposed public improvements or re-zoning measures by any Governmental Authority.

(c) Section 3.16(c) of the Company Disclosure Letter contains a true and complete list of all leases, licenses, subleases and occupancy agreements, together with any amendments thereto, with respect to all material real property leased, licensed, subleased or otherwise used or occupied by the Company and its Subsidiaries as lessee or sublessee to third parties (the “Company Leases”, and together with the Owned Real Property, the “Company Real Property”). True, complete and accurate copies of the Company Leases have been delivered to Parent and Merger Sub prior to the date hereof. None of the Owned Real Property is subject to any option, lease, license, sublease or other occupancy agreement granting to any third party any right to use, occupy or enjoy any portion of the Owned Real Property or to obtain title to any portion of the Owned Real Property.

(d) Except as does not have, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) Each of the Company Leases is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each of the Company Leases, (iii) the Company or one of its Subsidiaries has a good and valid leasehold interest in each of the Company Leases, free and clear of all Liens (other than Permitted Encumbrances), (iv) all required deposits and additional rents due to date pursuant to each Company Lease have been paid in full, (v) none of the Company or its Subsidiaries has prepaid rent or any other amounts due under a Company Lease more than thirty (30) days in advance, (vi) no party has any rights of offset against any rents, required security deposits and additional rents payable under a Company Lease, (vii) neither the Company nor any of its Subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any of the Company Leases, and (viii) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under any of the Company Leases.

(e) The Company Real Property is adequate to permit the use thereof in the manner that it is currently utilized by the Company and its Subsidiaries, except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

(f) The Company or one of its Subsidiaries owns or leases all of the material personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents.

Section 3.17 Contracts.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) relate to Indebtedness and having an outstanding amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than accounts receivable and payables incurred or arising in the ordinary course of business;

(iv) involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person (A) for aggregate consideration under such Contract (or series of related Contracts) in excess of $5,000,000 and which were entered into on or after January 1, 2009, or (B) that contain representations, warranties covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $1,000,000 per annum (in the case of each of clause (A) and (B), other than acquisitions or dispositions of inventory in the ordinary course of business);

(v) are Contracts (or a series of related Contracts) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (a) annual payments by the Company or any of its Subsidiaries of $5,000,000 or more or (b) aggregate payments by the Company or any of its Subsidiaries of $10,000,000 or more, in each case other than those that can be terminated by the Company or any of its Subsidiaries on less than 61 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(vi) are sales, distribution or other similar Contracts providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provide for either (a) annual payments to the Company and its Subsidiaries of $5,000,000 or more or (b) aggregate payments to the Company and its Subsidiaries of $10,000,000 or more, in each case other than those that can be terminated by the Company or any of its Subsidiaries on less than 61 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(vii) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibits the issuance of any guaranty by the Company or any wholly owned Subsidiary of the Company;

(viii) are agreements entered into since January 1, 2010 pursuant to which the Company or any of its Subsidiaries has granted a license, including any waiver, release, or covenant-not-to sue, with respect to Intellectual Property to any Person, other than non-exclusive licenses granted in the ordinary course of business;

(ix) are not terminable on less than ninety (90) days’ notice and contain provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any line of business or geographical area or with any Person, except to the extent such Contracts are immaterial to the conduct of the business of the Company and its Subsidiaries taken as a whole;

(x) provides for the payment, increase or vesting of any benefits or compensation in connection with the Transactions (other than a Company Plan); or

(xi) provides compensation, severance or other benefits or rights to any officer, director, employee, consultant, or other individual (other than a Company Plan).

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, either individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iv) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (v) to the Knowledge of the Company, the Company has not received any notice from any Person that such Person intends to terminate, or not renew, any Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect; and (vi) the completion of the Transactions will not cause the expiration, termination or breach of any Material Contract, or the acceleration of any payment obligation or the alteration of any material terms of any Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18 Suppliers. Section 3.18 of the Company Disclosure Letter sets forth a true, correct and complete list of (a) the ten largest customers (“Customers”) by dollar volume of the aggregate net sales to such customers from January 1, 2011 through February 29, 2012, and (b) the ten largest suppliers or vendors (“Suppliers”) to the

Company and its Subsidiaries (based on purchases from January 1, 2011 through February 29, 2012). None of the Customers or Suppliers has terminated or adversely changed, or has informed the Company that it intends to terminate or adversely change, significantly its relationship with the Company. No Supplier is a sole source of supply of any material goods, materials or services used by the Company or any Subsidiary.

Section 3.19 Insurance. (a) All material insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent in accordance with industry practices and (b) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default of any insurance policy, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of any of such insurance policies.

Section 3.20 Opinion of Financial Advisor. The Special Committee has received the opinion of Morgan Stanley & Co. LLC, to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the aggregate Merger Consideration to be received by holders of shares of Company Common Stock, other than the Rollover Investors, is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, following receipt thereof by the Company.

Section 3.21 Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which any Person identified in this Section 3.21 is entitled to any fees and expenses in connection with the Transactions.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in such statement or in the corresponding Section of the definitive disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Letter”):

Section 4.1 Organization; Standing. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.3 Governmental Approvals. Except for (i) any filings required under, and compliance with other applicable requirements of, the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) any filings required under, and in compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.4 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no other business activities other than those relating to the Transactions.

Section 4.5 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed commitment letter (the “Equity Funding Letters”) from each of Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners (Co-Investors) VII, L.P., Insight Venture Partners (Delaware) VII, L.P. and Insight Venture Partners Coinvestment Fund II, L.P. (collectively, the “Equity Providers” and each an “Equity Provider”) to each provide, in each case subject only to the conditions precedent expressly set forth therein (the “Equity Financing Conditions”), equity financing in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), (ii) an executed rollover commitment letter (the “Rollover Letter”) from Vincent C. Smith, the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2, and the Vincent C. Smith Annuity Trust 2011-1 (collectively, the “Rollover Investors”) to contribute to Parent, subject only to the conditions precedent expressly set forth therein (the “Rollover Investment Conditions”), the amount of Company Common Stock expressly set forth therein (the “Rollover Investment”) and (iii) an executed commitment letter and forms of fee letters, redacted only to remove the fees payable to a financing source, “market flex” provisions and “securities demand” provisions (none of which would adversely affect the amount or availability of the Debt Financing or the conditions precedent to the Debt Financing), from the financial institutions identified therein (the “Debt Commitment Letter” and, together with the Equity Funding Letters, the “Financing Letters”) to provide, subject only to the conditions precedent set forth therein (the “Debt Financing Conditions”, and together with the Equity

Financing Conditions collectively referred to as the “Financing Conditions”), debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). The Financing Letters and the Rollover Letter are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties hereto. As of the date of this Agreement, none of the Financing Letters or the Rollover Letter has been amended or modified and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Assuming (i) the Financing is funded in accordance with the Equity Funding Letters and the Debt Commitment Letter, as applicable, (ii) the contribution contemplated by the Rollover Letter is made in accordance with the terms of the Rollover Letter and (iii) the conditions set forth in Section 6.2(a) and Section 6.2(b) are satisfied, the net proceeds contemplated by the Equity Funding Letters and Debt Commitment Letter will, together with the Company’s available cash, in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration and Designated Consideration and any other amounts required to be paid by Parent, Merger Sub and the Company in connection with the consummation of the Transactions and to pay all related fees and expenses. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Letters and the Rollover Letter that are payable on or prior to the date of this Agreement, and Parent represents that any other fees that are due under the Financing Letters and the Rollover Letter are required to be paid no earlier than the Closing or the termination of this Agreement. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under the Financing Letters or the Rollover Letter; provided that in making the representations and warranties in this sentence, Parent is assuming that the condition set forth in Section 6.2(a) will be satisfied as of the Effective Time. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing or that any of the conditions to the contribution contemplated in the Rollover Letter will not be satisfied or that the contribution contemplated by the Rollover Letter will not be made to Parent on or before the date of the Closing; provided that in making the representations and warranties in this sentence, Parent is assuming that the condition set forth in Section 6.2(a) will be satisfied as of the Effective Time. The Financing Letters contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Parent on the terms therein, and the Rollover Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the contribution to Parent described therein. Other than as set forth in Section 4.5 of the Parent Disclosure Letter, and other than a customary engagement letter and an administration fee letter to be entered into in connection with the Debt Financing that do not add any additional Financing Conditions, as of the date hereof, there are no side letters and (except for the Financing Letters and the Rollover Letter) there are no other agreements, contracts or arrangements, whether written or oral, with any lender or any other Person, related to the financing or investing, as applicable, of any amount of the Financing, the Financing Conditions, any amount of the contribution contemplated by the Rollover Letter or the Rollover Investment Conditions.

Section 4.6 Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed limited guaranty of the Guarantors with respect to certain matters on the terms specified therein (the “Guaranty”). The Guaranty is in full force and effect and is the valid, binding and enforceable obligation of each Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Guaranty.

Section 4.7 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Parent, the Company, any Company Subsidiary or any other Person. To the knowledge of Parent, based on information available to Parent as of the date of this Agreement, immediately after giving effect to all of the Transactions, including the Financing and the payment of the aggregate Merger Consideration and the Designated Consideration and any repayment or refinancing of Indebtedness that may be contemplated in the Financing Letters, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, (b) the condition set forth in Section 6.2(a) is satisfied, and (c) the Required Information fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the

Company and its Subsidiaries for the periods covered thereby, and immediately after the Effective Time, each of Parent, the Surviving Corporation and each subsidiary of the Surviving Corporation will be Solvent. For purposes of this Section 4.7, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination:

(a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the total amount of all liabilities of such Person, including contingent and other liabilities, as of such date, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts, including contingent liabilities, as such debts become absolute and matured;

(b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and

(c) such Person will be able to pay its liabilities including contingent and other liabilities, as they mature.

(d) For purposes of the preceding sentence, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.8 DGCL Section 203. Except as set forth in Section 4.8 of the Parent Disclosure Letter, none of Parent, Merger Sub, any Guarantor or any of their Affiliates (excluding the Company and its Subsidiaries) are subject to any written “agreements, arrangements or understandings,” as such terms are used in Section 203 of the DGCL, as of the date hereof that relate in any way to the Company or the Transactions.

Section 4.9 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.10 Absence of Litigation. As of the date of this Agreement, there are no suits, claims, litigations, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such suit, litigation, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award of or by any Governmental Authority, except for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 WARN Act. As of the date of this Agreement, neither Parent nor Merger Sub has taken any action that could reasonably be expected to result in an involuntary termination of a number of Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws prior to the Closing.

Section 4.12 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following execution of the Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 4.13 Non-Reliance on Company Estimates, Projections, Forecasts, Forward Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub,

Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim, other than a claim for fraud, against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents, representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that, without limiting the assumptions set forth in Section 4.7, none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents, representatives, nor any other Person, has made or is making any warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Section 4.14 Investigation; No Other Company Representations or Warranties.

(a) Each of Parent and Merger Sub has conducted its own investigation of the Company and each Subsidiary of the Company and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company and each Subsidiary of the Company and the electronic data room maintained by the Company in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub and their respective Affiliates possesses such knowledge of and experience in financial and business matters relating to owning and operating businesses similar to those of the Company and the Subsidiaries of the Company that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

(b) Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, including without limitation in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the Transactions, other than fraud in connection therewith.

Section 4.15 Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or Guarantor for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholder Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) Except as required by applicable Law or expressly required by this Agreement or as described in Section 5.1(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.1), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to carry on its business in all material respects in the ordinary course consistent with past practice. To the extent consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve its and each of its Subsidiaries’ business organizations intact and maintain existing relations with key customers, suppliers, distributors, employees and other Persons with whom the Company or its Subsidiaries have business relationships, assets, rights and properties. Without limiting the generality of the foregoing, and except as required by applicable Law or as expressly required by this Agreement or as described in Section 5.1(a) of the Company Disclosure Letter, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) issue, sell or grant any shares of its capital stock or other equity or voting interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interest, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its capital stock or other equity or voting interest; provided that the Company may issue shares of Company Common Stock as required to be issued upon exercise or settlement of Options or other equity rights or obligations under the Company Stock Plans outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan in effect on the date hereof; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interest, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interest, except (x) pursuant to written commitments in effect as of the date hereof only from former employees or directors in connection with any termination of services to the Company or any of its Subsidiaries or (y) in connection with withholding to satisfy Tax obligations with respect to Options or Restricted Stock Units, acquisitions in connection with the forfeiture of equity awards under the Company Stock Plans, or acquisitions in connection with the net exercise of Options; (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interest; or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interest, it being understood that nothing in this Section 5.1(a)(i) shall restrict or otherwise impact the Company’s ability to adopt a rights agreement, “poison pill” or similar agreement or plan, provided that any such agreement or plan shall not be applicable to the Merger;

(ii) enter into any collective bargaining agreement or similar agreement with a labor union or works council;

(iii) (A) incur, issue, modify, renew, syndicate or refinance any Indebtedness, except (x) any obligations for the deferred purchase price of property, goods or services to any Person incurred in connection with any acquisition permitted pursuant to Section 5.1(a)(vii), (y) capital contributions pursuant to any limited partnership agreements to which the Company or any Subsidiary is a party as of the date of this Agreement or as allowed to be entered into, or (z) minority investments not to exceed $2,000,000, individually, or $10,000,000, in the aggregate, (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (C) make any loans, capital contributions or advances to any Person (other than the Company and any wholly-owned Subsidiary of the Company);

(iv) adopt or implement any stockholder rights plan, “poison pill” or similar arrangement or plan that is applicable to the Merger;

(v) sell or lease, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price, individually or in the aggregate, exceeds $10,000,000, except (A) dispositions of obsolete or worthless assets, (B) transfers among the Company and its Subsidiaries or (C) in the ordinary course of business;

(vi) make or authorize capital expenditures except (x) as budgeted in the Company’s current plan approved by the Company Board that was made available to Parent, (y) in the ordinary course of business consistent with past practice, or (z) such expenditures as do not exceed $2,000,000, individually, or $10,000,000, in the aggregate;

(vii) make any acquisition (including by merger) of the capital stock or, except in the ordinary course of business, a material portion of the assets of any other Person, in each case for consideration in excess of $5,000,000, individually, or $15,000,000, in the aggregate;

(viii) (A) increase the compensation or benefits in respect of, any of its directors or executive officers, other than as required by the terms of any Company Plan or as required by applicable Law, (B) increase the salaries, wages or benefits of employees who are not executive officers or directors of the Company, other than (x) as required by the terms of any Company Plan, (y) as required by applicable Law, (z) in the ordinary course of business and consistent with past practice, or (aa) as the Company deems in its reasonable discretion to be necessary in order to compensate such employee at a level consistent with market practice, up to an aggregate of $250,000, (C) enter into any severance, change-in-control, retention, employment or other agreement with any employee, director or independent contractor, (D) establish, adopt, terminate or amend any Company Plan or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date hereof, other than as required by Law; (E) take any action to fund the payment of compensation or benefits under any Company Plan (unless required by the terms of any Company Plan); (F) exercise any discretion to accelerate the vesting or payment or any compensation or benefit under any Company Plan; or (G) extend an offer of employment to, or hire, any candidate for a senior vice president or more senior position, or any employee with an annual base salary in excess of $175,000; provided that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements (in each case in the ordinary course of business consistent with past practice) plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(ix) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by applicable Law, including without limitation a change in GAAP;

(x) (A) modify, amend, terminate or waive in a manner that is adverse to the Company any rights under any material provision of a Material Contract other than in the ordinary course of business, (B) enter into any Contract, which if entered into prior to the date hereof would have been a Material Contract, other than in the ordinary course of business or (C) enter into any new Contract that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby (except as set forth in Section 5.1(a)(vii));

(xi) amend the Company Charter Documents or organizational documents of any Subsidiary, other than (A) Subsidiaries acquired after the date of this Agreement or (B) in accordance with Section 5.1(a)(xiii), and it being understood that nothing in this Section 5.1(a)(xi) shall restrict or otherwise impact the Company’s ability to adopt a rights agreement, “poison pill” or similar agreement or plan, provided that any such agreement or plan shall not be applicable to the Merger;

(xii) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any Intellectual Property right owned by the Company or any Subsidiary that is material to the conduct of the business of the Company or any Subsidiary, or enter into any license or transfer agreement granting or transferring to a third party an exclusive right to use any such Intellectual Property;

(xiii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than among wholly-owned Subsidiaries);

(xiv) grant (A) any Lien (other than Permitted Liens) in any of its material assets, or (B) any Encumbrance (other than Permitted Encumbrances) in any of the Company Real Property;

(xv) fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses;

(xvi) pay, discharge, settle or compromise any pending or threatened suit, action or claim which (A) requires payment to or by the Company or any Subsidiary of the Company (exclusive of attorney’s fees) in excess of $5,000,000 in any single instance or in excess of $10,000,000 in the aggregate, (B) involves injunctive or equitable relief or restrictions on the business activities of the Company or any of its Subsidiaries, or (C) involves the issuance of Company Securities or equity or voting interests in any Subsidiary of the Company;

(xvii) except as required by Law, (a) make any material change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; (b) make, change or rescind any material Tax election; (c) settle or compromise any material Tax liability, audit claim or assessment; (d) intentionally surrender any right to claim for a material Tax refund; (e) file any amended Tax Return (other than to correct an identified error); (f) enter into any closing agreement or (g) waive or extend the statute of limitations in respect of any income or other material Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business; or

(xviii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Section 5.2 Solicitation; Change in Recommendation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on May 7, 2012 (the “Go-Shop Period”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that are reasonably expected to lead to a Takeover Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. During the Go-Shop Period, if the Company Board or a committee thereof believes in good faith that any Takeover Proposal may reasonably be expected to lead to a Superior Proposal, then the Company shall promptly provide to Parent a redacted copy of such Takeover Proposal, which redacted copy shall include disclosure of the proposed price and material conditions.

(b) The Company shall and shall cause each of its Subsidiaries and their respective Representatives (i) beginning at 12:00 a.m. (on New York City time) on May 8, 2012 (the “No-Shop Period Start Date”), to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons (other than a Qualified Go-Shop Bidder) that may be ongoing with respect to a Takeover Proposal and request that any such Person (other than a Qualified Go-Shop Bidder) promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal. Notwithstanding the commencement of the obligations of the Company under this Section 5.2(b), from and after the No-Shop Period Start Date, the Company may continue to engage in the activities described in clauses (A) through (C) of this Section 5.2(b) with respect to a Qualified Go-Shop Bidder, including with respect to any amended Takeover Proposal submitted by a Qualified Go-Shop Bidder following the No-Shop Period Start Date; provided, however, that, the obligations set forth in Section 5.2(d) and Section 5.2(e) shall apply at all times with respect to any such Qualified Go-Shop Bidder and its Takeover Proposal.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Takeover Proposal from any Person or group of Persons, which Takeover Proposal was made or renewed on or after the No-Shop Period Start Date and did not result from any material breach of this Section 5.2, (A) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if the Company Board, or any committee thereof, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Takeover Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal. Prior to taking any of the actions referred to in this Section 5.2(c), the Company shall notify Parent and Merger Sub that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 5.2(c).

(d) Following the No-Shop Period Start Date, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the No-Shop Period Start Date) on a current basis and upon the request of Parent shall apprise Parent of the status of such Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.2. Following the No-Shop Period Start Date, if the Company Board receives a Takeover Proposal, then the Company shall promptly provide to Parent a redacted copy of such Takeover Proposal, which redacted copy shall include disclosure of the identity of the Person that submitted such Takeover Proposal, as well as the proposed price and material conditions.

(e) Except as expressly permitted by this Section 5.2(e) or Section 5.2(f), the Company Board shall not (i) (A) fail to recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”) or fail to include the Company Board Recommendation in the Proxy

Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or in a manner adverse to Parent modify, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”), (iii) take any action pursuant to Section 7.1(d)(ii), or (iv) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Takeover Proposal. Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement with respect to a Takeover Proposal not solicited in a manner that constitutes a material violation of this Section 5.2, or terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver, or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Takeover Proposal, if and only if, prior to taking such action, the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that in connection with the Takeover Proposal of any bidder (w) the Company has given Parent at least three business days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and an unredacted copy of any financing commitments relating thereto (other than the same type of redactions permitted by Section 4.5)), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement, the Financing Letters and the Guaranty such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement, the Financing Letters, the Rollover Letter and the Guaranty proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above and the notice period shall have recommenced, except that the notice period shall be at least two business days; and provided, further that the Company has complied in all material respects with its obligations under this Section 5.2 and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company termination is in accordance with Section 7.1 and the Company pays Parent the applicable Termination Fee in accordance with Section 7.3 prior to or concurrently with such termination.

(f) Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to Parent, modify, the Company Board Recommendation (“Change of Recommendation”) if the Company Board has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that, prior to taking such action, (x) the Company Board has given Parent at least three business days’ prior written notice of its intention to take such action, (y) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement, the Financing Letters, the Rollover Letter and the Guaranty in such a manner that would obviate the need for taking such action, and (z) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement, the Financing Letters, the Rollover Letter and the Guaranty proposed in writing by Parent, and shall have determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Except to the extent provided in Section 5.2(d) or Section 5.2(e), nothing in this Section 5.2 shall prohibit the Company Board from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the Company Board has determined in good faith, after consultation with legal counsel, that the failure to do so would create a material risk of a breach by the Company Board of its fiduciary duties under applicable Law; provided that any disclosures (other than those made pursuant to clause (ii) of this Section 5.2(g)) permitted under this Section 5.2(g) that is not an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change.

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more; in each case, other than the Transactions.

(i) As used in this Agreement, “Superior Proposal” shall mean any written Takeover Proposal that the Company Board has determined, after consulting with the Company’s outside legal counsel and independent financial advisors, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders (other than the Rollover Investors) from a financial point of view than the Transactions (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.3 Preparation of the Proxy Statement; Stockholders Meeting.

(a) Subject to Section 5.3(b), the Company, acting through the Company Board, shall take all actions in accordance with applicable Law, the Company Charter Documents and the rules of The Nasdaq Global Select Market to promptly and duly call, give notice of, convene and hold, subject to the time requirements of Section 5.3(b), a meeting of its stockholders (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.2, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies giving the Company Stockholder Approval and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the Company Charter Documents, the rules of The Nasdaq Global Select Market or the DGCL. Notwithstanding

anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) Within thirty five (35) calendar days after the execution of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC and the Company and Parent shall jointly prepare and file the Schedule 13E-3 with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3 and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company in writing the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or the Schedule 13E-3. Parent shall ensure that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement and the Schedule 13E-3 will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement, filing the Schedule 13E-3 or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or respond and shall include in such document or response comments reasonably proposed by Parent. The Company shall ensure that the Proxy Statement and the Schedule 13E-3 (i) will not, with respect to the Proxy Statement, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting and, with respect to the Schedule 13E-3, the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) unless, with respect to any action, another standard of performance is expressly provided for herein, take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the other party’s (with respect to Parent and Merger Sub) or parties’ (with respect to the Company) conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications, title affidavits (including non-imputation affidavits) and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions (in the case of each of clause (i) and (ii), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are dealt with in Section 5.4(c) below). For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that the restrictions of any state takeover statute or similar Law are not, and do not become, applicable to any of the Transactions and (y) if the restrictions of any state takeover statute or similar Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Law on the Transactions.

(c) Each party hereto agrees to make any required filings of Notification and Report Forms pursuant to the HSR Act and to make any other required filings or submissions with foreign antitrust or competition authorities with respect to the Transactions as promptly as practicable (and with respect to Notification and Report Forms pursuant to the HSR Act within fifteen (15) business days of the date hereof) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. Further, Parent agrees to promptly take any and all steps, and to cause each Subsidiary, Affiliate and joint venture of Parent, including any Person that controls or has contributed equity to Parent, to promptly take any and all steps necessary to avoid or eliminate each and every impediment, including avoiding the commencement of any action to prohibit the Transactions, and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, including agreeing to sell, license, hold separate or otherwise dispose of any of their assets or business owned as of the date hereof, in whole or in part, or to conduct or limit any aspect of any of their assets or business in any specified manner, provided that the impacted assets and businesses have a total aggregate value, and generated revenues for the year ended December 31, 2011, not in excess of $100 million, so as to enable the parties to close the Transactions no later than the Outside Date; provided, however, nothing in this Section 5.4 shall permit the Company to agree to sell, license, hold separate or otherwise dispose of any assets or business of the Company or any of its Subsidiaries or the Surviving Corporation or any of its Subsidiaries, in whole or in part, or to conduct or limit any aspect of their respective assets or business in any specified manner, or to permit the foregoing actions without the prior written consent of Parent; provided, further, nothing in this Section 5.4 shall permit Parent or Merger Sub to agree to sell, license, hold separate or otherwise dispose of any assets or business of the Company or any of its Subsidiaries or the Surviving Corporation or any of its Subsidiaries, in whole or in part, or to conduct or limit any aspect of their respective assets or business in any specified manner, or to permit the foregoing actions, without the prior written consent of the Company.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person and/or any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act.

Section 5.5 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its commercially reasonable efforts to obtain the Financing on the terms and conditions described in the Financing Letters, and the contribution contemplated by the Rollover Letter pursuant to the terms thereof, and shall not permit any amendment or modification to be made to, or any waiver of any material provision under the Financing Letters or the Rollover Letter, if such amendment, modification or waiver (x) with respect to the Financing Letters, reduces the aggregate amount of the Financing or, with respect to the Rollover Letter, reduces the amount of Company Common Stock to be contributed thereby or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing or the contribution contemplated by the Rollover Letter in a manner that would reasonably be expected to (i) materially delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) or the contribution contemplated by the Rollover Letter (or satisfaction of the conditions to such contribution) on the Closing Date or (ii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive documents with respect thereto or the Rollover Letter. Subject to this Section 5.5 and provided that the representations set forth in Section 4.5 shall be true and correct giving effect to such amendment, Parent and Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof, and may amend the Equity Funding Letters to add co-investors that have not executed the Equity Funding Letter as of the date hereof. Parent shall deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 5.5 and Articles VII and VIII, references to “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 5.5(a) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, waived or replaced (including pursuant to alternative financing arrangements) by this Section 5.5(a). Each of Parent and Merger Sub shall use its commercially reasonable efforts (i) to negotiate definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter (or on terms no less favorable to Parent, Merger Sub or the Company than the terms and conditions (including flex provisions) in the Debt Commitment Letter), (ii) to satisfy all conditions to funding in the Debt Commitment Letter applicable to it and consummate the Financing in accordance with the terms of the Financing Letters at the Closing, (iii) to satisfy all conditions to contribution contemplated by the Rollover Letter applicable to it and consummate the contribution of equity in accordance with the terms of the Rollover Letter at the Closing and (iv) to comply with its obligations under the Financing Letters and the Rollover Letter. Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing and provide to the Company copies of the material definitive documents for the Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (A) Parent and Merger Sub shall promptly notify the Company and (B) Parent and Merger Sub shall use their commercially reasonable efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable to Parent, Merger Sub or the Company (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letter as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period. Notwithstanding anything contained in this Section 5.5 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required to (1) amend or waive any of the terms or conditions hereof, or (2) consummate the Closing any earlier than the next business day after the final day of the Marketing Period.

(b) The Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to provide, at Parent’s sole expense, and shall use commercially reasonable efforts to cause its Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Parent and that is customary in connection with the arrangement of the Debt Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Debt Financing, the “Available Debt Financing”) and the other Transactions, including (i) furnishing Parent and Merger Sub and their Available Debt Financing sources as promptly as practicable with all historical financial and other pertinent historical information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent, including all historical financial statements and historical financial and other data, with respect to the Company and its Subsidiaries and of the type reasonably determined by Parent to be required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by the Available Debt Financing at the time during the Company’s fiscal year such offerings will be made (ii) furnishing Parent and Merger Sub and their Available Debt Financing sources as promptly as practicable with historical information relating to the Company and its Subsidiaries (including such information which Parent has determined is necessary for the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries customary for such financing or reasonably necessary for the syndication of the Available Debt Financing by the Available Debt Financing sources) to the extent reasonably requested by Parent to assist Parent in preparation of materials for rating agency presentations, offering documents, offering circulars or private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Available Debt Financing, (iii) furnishing all financial statements expressly required by the Debt Commitment Letter within the time periods specified therein (the information, financial statements, business and other financial data and financial information referred to in clauses (i), (ii) and (iii) above shall be referred to as the “Required Information”), (iv) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Available Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Available Debt Financing, (v) assisting with Parent’s preparation of materials for rating agency presentations, offering documents, offering circular or private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Available Debt Financing; provided that any private placement memoranda or prospectuses in relation to debt securities need not be issued by the Company or any of its Subsidiaries, and; provided, further, that any private placement memoranda or prospectuses shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (vi) to assist and cooperate with Parent’s obtaining of accountant’s comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (vii) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Available Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (viii) assisting with the execution and delivery of any pledge and security documents, other definitive financing documents or other certificates, or documents as may be requested by Parent, (ix) assisting in (A) the preparation of and entering into one or more credit agreements, purchase agreements, currency or interest hedging agreements, or other agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Available Debt Financing; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (x) providing authorization letters to the Available Debt Financing sources authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the Available Debt Financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities, (xi) using its commercially reasonable efforts to ensure that the Available Debt Financing sources benefit from the existing lending relationships of the Company and its Subsidiaries, (xii) cooperating reasonably with Parent’s Available Debt Financing sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, (xiii) using its commercially reasonable efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date, (xiv) using commercially reasonable efforts to assist Parent with the obtaining of a public corporate family rating from Moody’s Investor Services, a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation and a public credit rating for each of the debt facilities and notes from each of such rating agencies and (xv) facilitating the consummation of the Available Debt Financing and the direct borrowing or incurrence of all proceeds of the Available Debt Financing, by the Surviving Corporation concurrently with the Effective Time; provided, however, that, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time and, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Available Debt Financing prior to the Effective Time. The Company shall, and shall cause its Subsidiaries, to make any cash and cash equivalents available to the Parent and/or Merger Sub at the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Available Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.5 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith.

Section 5.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant thereto, and made in accordance with Section 5.2 and Article VII, so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release or other public announcement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

Section 5.7 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent’s Representatives and sources of Debt Financing reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, waive the protection of an attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. Without limiting the generality of this Section 5.7, from the date of this Agreement until the Effective Time, the Company will furnish to the Parent promptly after becoming available, (i) monthly financial statements, including an unaudited balance sheet, income statement and statement of cash flows for each month through the Closing Date, as it may prepare for management’s internal use, and (ii) any update of its outlook for the quarter or the balance of the fiscal year, as it may prepare for management’s internal use. Until the Effective Time, the information provided will be subject to the terms of the letter agreement, dated as of September 19, 2011, between the Company and Insight Venture Management LLC (as it may be amended from time to time, the “Confidentiality Agreement”).

Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions or any assets of the Company or any Subsidiary that are material to the ongoing operations of the Company or such Subsidiary in the ordinary course of business.

Section 5.9 Indemnification and Insurance.

(a) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification (and advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect, and Parent shall cause the Surviving Corporation and its Subsidiaries to maintain such rights to indemnification (and advancement of expenses) and exculpation provided in the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect. Without limiting the foregoing, Parent, from and after the Effective Time until six years from the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended (whether by merger, consolidation or otherwise), repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time until six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.9 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.9) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.9(a). Notwithstanding anything to the contrary contained in this Section 5.9(a) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a covered person for which indemnification may be sought under this Section 5.9(a) unless such settlement, compromise, consent or termination includes an unconditional release of such covered person from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee or such Indemnitee otherwise consents in writing to such settlement, compromise, consent or termination.

(b) The Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.9 (each, a “Claim”) with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnitee; provided, however, that neither Parent nor the Surviving Corporation (i) shall be liable for any settlement effected without Parent’s written consent or (ii) shall be liable for the fees and expenses of more than one counsel in addition to any local counsel. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy (provided that Parent may substitute therefor policies, issued by reputable and financially sound insurers, of at least the same coverage and amounts containing terms and conditions which are no less favorable in any material respect) with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time; provided, however, that Parent shall not be obligated to make aggregate annual premium payments for such insurance to the extent such premiums exceed 300% of the current aggregate annual premium (such 300% threshold, the “Maximum Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an aggregate annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate annual premium not to exceed the Maximum Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least two (2) business days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase, for an aggregate amount not to exceed six times the Maximum Premium, a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.9(b) and the Surviving Corporation and Parent shall cause such policy to be maintained in full force and effect, for its full term, and to honor all of their obligations thereunder.

(d) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her successors, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.9.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

Section 5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be required to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to those employees of the Company and its Subsidiaries who continue to be employed by the Parent and its Subsidiaries (individually, “Company Employee” and collectively, “Company Employees”) (i) annual base salary or base wages and short-term cash incentive compensation opportunities that are substantially comparable in the aggregate to the annual base salary or base wages and short-term cash incentive compensation opportunities provided to Company Employees immediately prior to the Effective Time and (ii) benefits (excluding equity based compensation) that are substantially comparable, in the aggregate, to such benefits (excluding equity based compensation) provided to the Company Employees immediately prior to the Effective Time; provided, however, that nothing in this Agreement, express or implied, is intended to confer upon any Company Employee any right to continued employment for any period or shall prohibit the Parent or its Subsidiaries from terminating the employment of any Company Employee.

(b) For purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan) under the employee benefit plans of Parent and its Subsidiaries in which Company Employees first become eligible to participate after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time

(such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Prior to the Closing, the Parent and the Company shall cooperate in good faith to develop appropriate communications to employees of the Company and its Subsidiaries. Prior to making any written or material broad-based oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to the effect upon employment, compensation or benefit matters that will result as a consequence of the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(d) The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute (or be construed as) the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Person (including for the avoidance of doubt any current or former employee or any other individual associated therewith) shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

Section 5.12 Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s knowledge, on the other hand, threatened against such party which relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the Transactions, and no such settlement (relating to monetary amounts or relief and/or adverse disclosure) shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 5.13 SEC Filings. Prior to the Effective Time, the Company shall file with or furnish to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements with the SEC.

Section 5.14 Director Resignations. Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two days prior to the Closing Date, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked or be revoked prior to the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained;

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any required approvals thereunder shall have been obtained; and

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger and the consummation of the Transactions shall have been filed or been obtained, without imposition of any conditions that would be material relative to the aggregate Merger Consideration, or occurred, as of the Effective Time, other than such authorizations, consents, orders or approvals, declarations or filings or expirations the failure of which to obtain, file or occur, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect; and

(d) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Sections 3.3(a), (b) and (d) and 3.15 shall be true and correct as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) set forth in Sections 3.2(a), (b) and (c), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct in all material respects (it being understood that any inaccuracy or inaccuracies shall not be deemed “material” for purposes of this Section 6.2(a)(ii) unless greater than $10,000,000 individually or in the aggregate) at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) set forth in Section 3.21, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct in all but de minimus respects at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) set forth in this Agreement other than those Sections specifically identified in clause (i), (ii) or (iii) of this Section 6.2(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred, and be continuing, since the date of the Agreement.

(d) NASDAQ Listing. On the Closing Date the Company Common Stock shall be listed on The Nasdaq Global Select Market.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) except where such failures to be so true and correct would not prevent consummation of the Merger. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub as to the effect of the preceding sentence.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before September 8, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if the failure by the Company to perform any of its obligations under this Agreement has been the principal cause or resulted in the failure to obtain the Company Stockholder Approval; or

(c) by Parent:

(i) if: (A) the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except the covenants and agreements in Section 5.2), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Company by the Outside Date, or if capable of being cured, shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination (or, if earlier, the Outside Date); provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any of the conditions to Closing set forth in Section 6.1 or Section 6.3 not being satisfied; or (B) the Company shall have breached in any material respect its obligations under Section 5.2, which breach, if curable by the Company, shall not have been fully cured by the Company within ten (10) days following receipt by the Company of written notice of such breach (or, if earlier, the Outside Date); provided, that Parent must exercise the right to terminate pursuant to clause (B) of this Section 7.1(c)(i) prior to receipt of the Company Stockholder Approval; or

(ii) if: (A) the Company Board shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change; (B) the Company Board shall have effected a Change of Recommendation; (C) the Company Board shall have failed to recommend against any publicly announced Takeover Proposal and reaffirm the Company Board Recommendation, in each case, within ten business days following the public announcement of such Takeover Proposal and in any event at least two business days prior to the Company Stockholder Meeting; (D) the Company enters into a Company Acquisition Agreement; or (E) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing; provided that, with respect to Sections 7.1(c)(ii)(A), (B) or (C), or (E) as it relates to (A) – (C), Parent must exercise the right to terminate prior to receipt of the Company Stockholder Approval;

(d) by the Company:

(i) if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by Parent or Merger Sub by the Outside Date, or if capable of being cured, shall not have been cured within 30 days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination (or, if earlier, the Outside Date); provided, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any of the conditions to Closing set forth in Section 6.1 or Sections 6.2 not being satisfied; or

(ii) prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal, if (A) the Company has complied in all material respects with the requirements of Section 5.2 and (B) prior to or concurrently with such termination, the Company pays the fee due under Section 7.3; or

(iii) if (A) the Marketing Period has ended and after the end of the Marketing Period the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (B) the Company has irrevocably confirmed that all conditions set forth in Section 6.3 have been satisfied or waived, (C) the Company has delivered written notice to Parent after the end of the Marketing Period of the satisfaction or waiver of such conditions and such confirmation and (D) the Merger shall not have been consummated within three business days after the delivery of such notice.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.2 and 7.3, Article VIII, the expense reimbursement and indemnification provisions of Section 5.5(b), and the Confidentiality Agreement and the Guaranty, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except the Company or the Parent may have liability as provided in Section 7.3.

Section 7.3 Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been made, proposed or communicated, have become publicly known and not have been withdrawn after the date hereof and prior to the Company Stockholders Meeting (or prior to the termination of this Agreement if there has been no Company Stockholders Meeting), and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to such Takeover Proposal or any such Takeover Proposal is consummated; provided that for purposes of clause (C) of this Section 7.3(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iii) (A) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) and prior to the Company Stockholders Meeting the Company Board has made a Change of Recommendation;

then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay as directed by Parent the applicable Termination Fee (as defined below), plus up to $7,000,000 in documented out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Financing (“Parent Expenses”); provided that the Company shall not be required to pay the Parent Expenses in the event that the Parent Expenses have been paid pursuant to Section 7.3(b), by wire transfer of same day funds (x) in the case of Section 7.3(a)(iii), within two business days after such termination, (y) simultaneously with such termination if pursuant to Section 7.1(d)(ii) or (z) in the case of only Section 7.3(a)(i), two business days after the consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $6,300,000, except that in the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) prior to the No-Shop Period Start Date, the “Termination Fee” shall mean a cash amount equal to $4,200,000. In the event that Parent shall receive full payment pursuant to this Section 7.3(a) and Section 7.3(b), the receipt of the applicable Termination Fee and Parent Expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(a) shall limit the rights of Parent and Merger Sub under Section 8.8.

(b) In the event that:

(i) The Company or Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii); or

(ii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(i);

then in any such event the Company shall pay Parent or its designees, as promptly as possible (but in any event within 2 business days) following the delivery by Parent of an invoice therefor, all Parent Expenses. The expenses payable pursuant to this Section 7.3(b) shall be paid by wire transfer of same day funds within ten business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 7.3(b). The payment of the expense reimbursement pursuant to this Section 7.3(b) shall not relieve the Company of any subsequent obligation to pay the applicable Termination Fee pursuant to Section 7.3(a).

(c) In the event that:

(i) the Company shall terminate this Agreement pursuant to Section 7.1(d)(i); or

(ii) the Company shall terminate this Agreement pursuant to Section 7.1(d)(iii);

then in any such event under clause (i) or (ii) of this Section 7.3(c), if at such time, all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger shall have been satisfied (other than those conditions that by their nature are expected to be satisfied as of the Closing or by actions taken at the Closing or other conditions that are not satisfied as a result of the events which gave rise to the right to terminate pursuant to this Section 7.3(c)), then Parent shall pay to the Company a termination fee of $9,000,000 in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that Company shall receive full payment pursuant to this Section 7.3(c), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company in connection with this Agreement, the Financing Letters, the Rollover Letter or the Guaranty (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of or in connection with this Agreement, the Financing Letters, the Rollover Letter or the Guaranty, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination. Notwithstanding the foregoing sentence, in the event that Company shall terminate this Agreement pursuant to Section 7.1(d)(i) due to a Parent Financing Breach or an intentional or willful breach by Parent or Merger Sub that is the proximate cause of the failure of a closing condition set forth in Article VI, then in each case the payment of the Parent Termination Fee pursuant to this Section 7.3(c) shall not relieve or release Parent or Merger Sub from any additional liability, up to a maximum of $18,000,000 (inclusive of the Parent Termination Fee previously paid) (the “Damages Remedy Cap”), for any and all actual losses suffered or incurred by the Company or its stockholders as a result of such breach solely with respect to any legal proceedings formally commenced within 120 days following such termination of this Agreement (the “Damages Remedy”).

(d) Each of the parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3 (other than with respect to a Damages Remedy), and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action (other than with respect to a Damages Remedy) which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for the payment set forth in this Section 7.3 (other than with respect to a Damages Remedy), such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to the Company’s rights set forth in Section 8.8, the Company’s right to receive payment of the Parent Termination Fee from Parent or the Guarantors pursuant to the Guaranty in respect thereof and the Company’s right to pursue the Damages Remedy, shall be the sole and exclusive remedies of the Company, its Subsidiaries, and the stockholders of the Company against Parent, Merger Sub, the Guarantors, the parties to the Rollover Letter or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that Parent and

Merger Sub shall remain subject to a Damages Remedy and Parent also shall be obligated with respect to Section 7.3(d)). Notwithstanding anything to the contrary in this Agreement, but subject to Parent’s rights set forth in Section 8.8, Parent’s right to receive payment from the Company of (i) the Parent Expenses pursuant to Section 7.3(b) and/or (ii) the applicable Termination Fee and Parent Expenses pursuant to Section 7.3(a) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that the Company shall also be obligated with respect to Section 7.3(d)); provided, that, in the event that Parent shall terminate this Agreement pursuant to Section 7.1(c)(i) due to an intentional or willful breach by the Company, then payment of the Termination Fee and/or Parent Expenses shall not relieve or release the Company from any additional liability, up to a maximum of $12,600,000 (inclusive of the Termination Fee previously paid), for any and all actual losses suffered or incurred by Parent as a result of such breach solely with respect to any legal proceedings formally commenced within 120 days following such termination of this Agreement. For the avoidance of doubt, (1) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee, or the Damages Remedy Cap, as applicable, and (2) while the Company may pursue both a grant of specific performance in accordance with Section 8.8 and the payment of the Parent Termination Fee or the Damages Remedy Cap, as applicable, under Section 7.1(b), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and any money damages, including, but not limited to, all or any portion of the Parent Termination Fee or the Damages Remedy.

(f) Notwithstanding anything herein to the contrary, the Company (and any of its stockholders, partners, members, Affiliates, directors, officers, employees, representatives or agents) hereby waives any rights or claims against any Financing source or any of the stockholders, partners, members, Affiliates, directors, officers, employees or agents of the Parent or any Financing source, and any of their respective Affiliates and any of such entities’ or their Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, representatives or agents (collectively, “Financing Source Parties”), in connection with this Agreement or the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise; provided, that the Company shall be entitled to seek payment of the Parent Termination Fee in accordance with Section 7.3(c) and to seek specific performance pursuant to Section 8.8, subject to the terms and limitations thereof.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.

Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto,

(b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may assign this Agreement to any of their Affiliates (provided that such assignment shall not (i) affect the obligations of any of the Financing Source Parties under the definitive Debt Commitment Letters, or any Equity Provider under the applicable Equity Funding Letter, the Rollover Investor under the Rollover Letter or any Guarantor under the Guaranty or (ii) impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement). No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter, together with the other instruments referred to herein, including Financing Letters, the Rollover Letter, the Confidentiality Agreement and the Guaranty (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for: (i) if the Effective Time occurs (A) the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time and (B) the right of the holders of Options to receive the Designated Consideration; (ii) the provisions set forth in Section 5.9 of this Agreement; and (iii) the rights of the Parent Related Parties, the Company Related Parties and the Financing Source Parties under Section 7.3, Section 8.7 and Section 8.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing sentence, it is explicitly agreed that the Company shall be a third party beneficiary of the Equity Commitment Letter (or if superseded thereby, of any definitive financing agreement related thereto) to the extent expressly set forth therein. Without limiting the generality of the foregoing, it is explicitly agreed that the Company shall be entitled to cause Parent and Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent and Merger Sub to consummate the transactions contemplated thereby, including to effect the Merger in accordance with this Agreement, on the terms and conditions set forth in Section 8.8.

Section 8.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 8.7(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the providers of the debt financing contemplated in the Debt Financing Letter, or any of its Affiliates or Representatives, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the City of New York, New York, whether a state or Federal court, and that the provisions of Section 8.9 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 8.8 Specific Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled under this Agreement. Notwithstanding the foregoing, it is explicitly agreed that, in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund and consummate the Merger or to cause the contribution contemplated by the Rollover Letter, the Company shall only be entitled to seek an injunction, specific performance or other equitable remedies if (i) the Marketing Period has ended and all conditions in Section 6.1 and 6.2 have been satisfied (or are capable of being satisfied upon the Closing) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded or the contribution contemplated by the Rollover Letter to be made, (ii) Available Debt Financing has been or will be funded at the Closing if the Equity Financing is funded at the Closing and the contribution contemplated by the Rollover Letter is made at Closing, (iii) in the case where an injunction, specific performance or other equitable remedies are sought in connection with the Equity Financing, the contribution provided for in the Rollover Letter has been made or will be made at the Closing if the Equity Financing is funded at the Closing and, in the case where an injunction, specific performance or other equitable remedies are sought in connection with the Rollover Letter, the Equity Financing has been funded or will be funded at Closing if the contribution contemplated by the Rollover Letter is made and (iv) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, and the contribution contemplated by the Rollover Letter is made, then the Closing pursuant to Article II will occur. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.8 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

c/o Insight Venture Management, LLC

680 Fifth Avenue, 8th Floor

New York, New York 10019

Attention:    General Counsel

Facsimile:    (212) 728-9272

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:    Gordon R. Caplan, Esq.

Facsimile:    (212) 728-9266

If to the Company, to:

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

Attention:    General Counsel

Facsimile:    (949) 754-8799

with a copy (which shall not constitute notice) to:

Potter Anderson & Corroon LLP

1313 N. Market Street, 6th Floor

Wilmington, DE 19801

Attention:    Mark A. Morton, Esq.

Facsimile:    (302) 778-6078

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

Attention:    Charles K. Ruck

Facsimile:    (714) 755-8290

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not prohibit the submission of Takeover Proposals or amendments thereto to the Company Board or other Special Committee.

“Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, officers, directors, consultants or other service providers (whether current, former or retired) or their dependents, spouses, or beneficiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual employment, consulting, termination, severance, retention, change in control or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any plans, programs, policies, agreements or arrangements that are required by applicable Law.

“Company Stock Plans” means the Company’s 1999 Stock Incentive Plan, the Company’s 2001 Stock Incentive Plan, the Company’s 2008 Stock Incentive Plan, the Aelita Software Corporation Omnibus Stock Option Plan, the Imceda Software, Inc. 2004 Stock Plan, the Vintela, Inc. 2003 Stock Option Plan, and the VKernel Corporation 2007 Equity Incentive Plan.

“Compliant” means, with respect to the Required Information, that (i) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act which are applicable to historical financial statements and historical descriptions and which are required for offerings of debt securities on a registration statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Information, (iv) the Company’s auditors have delivered drafts of customary comfort letters, including without limitation, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, and (v) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on or before the last day of the Marketing Period and (B) the financing sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters, including, without limitation, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, in order to consummate any offering of debt securities on the last day of the Marketing Period.

“Encumbrance” means any mortgage, deed of trust, lease, license (other than a non-exclusive license regarding Intellectual Property issued in the ordinary course of business), condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature.

“Environmental Laws” means any and all applicable international, federal, state, or local laws, statutes, ordinances, regulations, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws for the operation of the businesses.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financing Failure” means the failure of the Available Debt Financing to be funded at the Closing following the end of the Marketing Period and the satisfaction of all conditions in Section 6.1 and Section 6.2 (or such conditions being capable of being satisfied upon the Closing).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” means (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” “pollutant” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company or any of its Subsidiaries, (iii) any obligations for the deferred purchase price of property, goods or services to any Person other than the Company or any of its Subsidiaries (other than trade payables incurred in the ordinary course of business), (iv) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (v) any obligations in respect of letters of credit and bankers’ acceptances, or (vi) any guaranty of any such obligations described in clauses (i) through (v) of any Person other than the Company or any of its Subsidiaries.

“Intellectual Property” means all intellectual property rights of any type or nature, however denominated, including, without limitation, (i) trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, and other indicators of source or origin (collectively, “Marks”), and all goodwill associated with the foregoing; (ii) writings, drawings, mask works, computer programs, data, databases, and all copyrights and protections for the forging, whether registered or unregistered; (iii) trade secrets and other confidential or non-public information having independent economic value from not being generally known and not readily ascertainable by proper means, including, without limitation in technology, inventions, discoveries, know-how, formulas, and processes; (iv) patents, patent applications, provisional applications, continuations, divisional, reissues, and reexaminations; (v) Internet Web sites, domain names, and applications or registrations therefor; and (vi) all rights to prosecute and perfect the same through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing misuse or misappropriation, anywhere in the world.

“Knowledge” means, in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed in Section 8.12 of the Company Disclosure Letter.

“Liens” means any pledges, claims, liens, licenses (other than any non-exclusive license regarding Intellectual Property issued in the ordinary course of business), charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Marketing Period” means the first period of 18 consecutive business days after the date of this Agreement beginning on the later of the first day on which (a) Parent shall have the Required Information the Company is required to provide pursuant to Section 5.5, and such Required Information is Compliant; provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with the requirement above to provide the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant) and (b) all conditions set forth in Section 6.1 and Section 6.2 (other than (x) the conditions set forth in Section 6.1(a) and Section 6.1(b) which need to be satisfied no later than five business days prior to the end of the Marketing Period and (y) those conditions that by their terms are to be satisfied at the Closing, which need only be satisfied at the Closing, as the case may be) have been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming Closing, as the case may be, were to be scheduled for any time during such 18 consecutive business day period; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced (A) prior to the mailing of the Proxy Statement or (B) if, on or prior to the completion of such 18 consecutive business day period, (x) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements above with respect to the Required Information would be satisfied on the first day, throughout and on the last day of during such new 18 consecutive business day period or (y) the Required Information would not be Compliant at any time during such 18 consecutive business day period, in which case a new 18 consecutive business day period shall commence upon Parent receiving updated Required Information that would be Compliant, and the requirements above with respect to the Required Information would be satisfied on the first day, throughout and on the last day of such new 18 consecutive business day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred).

“Material Adverse Effect” means any effect, change, event, state of fact, development, circumstance or occurrence (whether or not constituting a breach of a representation, warranty, covenant or agreement set forth in this Agreement) that, individually or in the aggregate with all other effects, changes, events, circumstances, states of facts or developments, would or would reasonably be expected to (i) have a material adverse effect on the business, results of operations, or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) prevent or materially impair or delay, beyond the Outside Date the consummation of the Transactions, other than, in the case of clause (i), any effect, change, event, state of facts, development, circumstance or occurrence (A) generally affecting (1) the industry or industries in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes after the date of this Agreement in Law or in generally accepted accounting principles or in accounting standards, (2) the announcement or existence of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Section 3.3(c) and 3.4), (3) acts of war (whether declared or not declared), sabotage, terrorism, other hostilities or political conditions, or any escalation or worsening of any such events, (4) earthquakes, hurricanes, tornados or other natural disasters or force majeure events, (5) any action taken by the Company or its Subsidiaries that is expressly required by this Agreement or expressly requested in writing by Parent or Merger Sub, (6) any change in the market price, or change in trading volume, of the capital stock of the Company, (7) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings or other financial measure in and of itself (for the avoidance of doubt, the exceptions in clauses (6) and (7) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure is a Material Adverse Effect), (8) any legal proceedings made or brought by any of the current or former securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the Transactions, and (9) the announcement of any change in the Company’s current senior management, and (10) any item set forth in the Company Disclosure Letter; provided, however, that any effect, change, event, circumstance or occurrence referred to in clauses (A) or (B)(1), (3) or (4) shall be taken into account in determining whether or not there has been a Material Adverse Effect only if such effect, change, event, circumstance, state of fact or development does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionately greater manner as compared to other participants in the industry or industries in which the Company and its Subsidiaries operate (taking into account the relative size of the Company and its Subsidiaries and their affected businesses as compared to the other participants in the industry or industries in which the Company and its Subsidiaries conduct their business and such participants’ affected businesses).

“Owned Intellectual Property” means, (i) in the case of Software, all Owned Software, and (ii) in the case of all other Intellectual Property, all Intellectual Property owned by the Company or any of its Subsidiaries.

“Owned Software” means all Software for which rights to source code and related documentation are owned by the Company or any of its Subsidiaries.

“Parent Financing Breach” means (i) an action by Parent or Merger Sub constituting a breach of Section 5.5(a) or (ii) other act of interference or collusion by Parent or Merger Sub with a Financing source, in the case of clauses (i) and (ii), solely to the extent such breach, interference or collusion was intentional and was the proximate cause of a Financing Failure.

“Parent Material Adverse Effect” means any effect that would individually or in the aggregate, prevent, materially impair or delay beyond the Outside Date the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

“Permitted Encumbrances” means, with respect to any parcel of real property, (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable Company Real Property and (B) do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location and (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property, which are not violated by the current use and operation of such real property.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, and (c) such other Liens, encumbrances or imperfections which arise in the ordinary course of business that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Qualified Go-Shop Bidder” means any Person or group (including any Person who becomes part of the group after the No-Shop Period Start Date) from whom the Company or any of its Representatives receives a Takeover Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines, prior to the No-Shop Period Start Date, in good faith, after consultation with the Company’s financial and legal advisors, constitutes, or is reasonably expected to lead to, a Superior Proposal.

“Registered Intellectual Property” means all Owned Intellectual Property registered, filed, or issued under the authority of, with, or by any Governmental Authority or domain name registrar, including all patents, utility models, industrial designs, registered copyrights, registered Marks, registered domain names, and all applications for any of the foregoing.

“Software” means computer software or firmware programs, modules, libraries, code, or other components, and documentation for the forgoing.

“Subsidiary” when used with respect to any party, means, other than any entity listed in Section 8.12 of the Company Disclosure Letter, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Unvested Option” means each Option outstanding and unexercised as of immediately prior to the Effective Time that is unvested and may not be exercised by the holder thereof prior to the Closing Date or on account of the Closing.

“Vested Option” means (i) each Option outstanding and unexercised as of immediately prior to the Effective Time that is vested and may be exercised by the holder thereof prior to the Closing Date or becomes vested on account of the Closing, and (ii) each Option outstanding and unexercised as of immediately prior to the Effective Time that is held by a non-employee director of the Company, whether or not vested at such time.

The following terms are defined in the Section of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Action	Section 3.7
Agreement	Preamble
Antitrust Laws	Section 5.4(a)
Available Debt Financing	Section 5.5(b)
Balance Sheet Date	Section 3.5(c)
Book-Entry Shares	Section 2.1(c)
Capitalization Date	Section 3.2(a)
Certificate	Section 2.1(c)
Certificate of Merger	Section 1.3
Change of Recommendation	Section 5.2(f)
Claim	Section 5.9(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(g)
Company	Preamble
Company Acquisition Agreement	Section 5.2(e)
Company Adverse Recommendation Change	Section 5.2(e)
Company Approvals	Section 3.4
Company Balance Sheet	Section 3.5(c)
Company Board	Preamble
Company Board Recommendation	Section 5.2(e)
Company Common Stock	Section 2.1
Company Disclosure Letter	Article III
Company Employees	Section 5.11(a)
Company Leases	Section 3.16(c)
Company Preferred Stock	Section 3.2(a)
Company Real Property	Section 3.16(c)
Company Related Parties	Section 7.3(e)
Company SEC Documents	Section 3.5(a)
Company Securities	Section 3.2(c)
Company Stockholder Approval	Section 3.3(d)
Company Stockholders Meeting	Section 5.3(a)
Confidentiality Agreement	Section 5.7
Contract	Section 3.3(c)
Customers	Section 3.18
Damages Remedy	Section 7.3(c)
Damages Remedy Cap	Section 7.3(c)
Debt Commitment Letter	Section 4.5
Debt Financing	Section 4.5
Debt Financing Conditions	Section 4.5
Designated Consideration	Section 2.4(b)
DGCL	Section 1.1
Dissenting Shares	Section 2.3
Dissenting Stockholders	Section 2.3
Effective Time	Section 1.3
Equity Financing	Section 4.5
Equity Financing Conditions	Section 4.5
Equity Funding Letter	Section 4.5
Equity Provider	Section 4.5

JTerms Not Defined in this Section 8.12	Section
Exchange Act	Section 3.2(d)
FCPA	Section 3.8(c)
Filed SEC Documents	Article III
Financing	Section 4.5
Financing Conditions	Section 4.5
Financing Letters	Section 4.5
Financing Source Parties	Section 7.3(f)
Foreign Company Plan	Section 3.11(a)
Go-Shop Period	Section 5.2(a)
Guarantor	Preamble
Guaranty	Section 4.6
Indemnitee	Section 5.9(a)
Laws	Section 3.8
Majority Stockholder Approval	Section 3.3(d)
Material Contract	Section 3.17(a)
Maximum Premium	Section 5.9(c)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Merger Sub	Preamble
No-Shop Period Start Date	Section 5.2(b)
New Plans	Section 5.11(b)
Old Plans	Section 5.11(b)
Option	Section 2.4(a)(ii)
Outside Date	Section 7.1(b)(i)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Expenses	Section 7.3(a)
Parent Related Parties	Section 7.3(e)
Parent Termination Fee	Section 7.3(c)
Paying Agent	Section 2.2(a)
Permits	Section 3.8(b)
Proxy Statement	Section 3.4
Representatives	Section 5.2(a)
Required Information	Section 5.5(b)
Restraints	Section 6.1(d)
Restricted Stock Unit	Section 2.4(a)(iii)
Rollover Investment	Section 4.5
Rollover Investment Conditions	Section 4.5
Rollover Investor	Section 4.5
Rollover Letter	Section 4.5
Rollover Shares	Section 2.1(b)
RSU Vesting Event	Section 2.4(d)
Sarbanes-Oxley Act	Section 3.5(a)
Schedule 13E-3	Section 3.5(e)
SEC	Section 3.4
Securities Act Solvent	Section 3.2(e) Section 4.7
Special Committee	Preamble
Superior Proposal	Section 5.2(i)
Suppliers	Section 3.18

Terms Not Defined in this Section 8.12	Section
Surviving Corporation	Section 1.1
Takeover Proposal	Section 5.2(h)
Tax	Section 3.10(k)
Tax Returns	Section 3.10(k)
Termination Fee	Section 7.3(a)
Transactions	Preamble
U.S. Company Plan	Section 3.11(a)

Section 8.13 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

Section 8.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EXPEDITION HOLDING COMPANY, INC.

By:	/s/ Michael Triplett
Name: Michael Triplett
Title: President

EXPEDITION MERGER SUB, INC.

By:	/s/ Michael Triplett
Name: Michael Triplett
Title: President

QUEST SOFTWARE, INC.

By:	/s/ David Cramer
Name: David Cramer
Title: VP, General Counsel & Secretary

EXHIBIT A

FORM OF ROLLOVER LETTER

March 8, 2012

Expedition Holding Company, Inc.

c/o Insight Venture Management, LLC

680 Fifth Avenue, 8th Floor

New York, New York 10019

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of the undersigned (the “Equity Providers”), subject to the terms and conditions contained herein, to transfer, contribute and deliver the number of shares of Company Common Stock described in Section 1 below to Expedition Holding Company, Inc., a Delaware corporation (“Parent”) in exchange for the equity of Parent described in Section 1 below. It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Quest Software, Inc. (the “Company”), Parent and Expedition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent. The parties hereto acknowledge and agree that, as an integral part of the Merger, (i) the transfer by the Equity Providers of Company Common Stock to Parent in exchange for stock of Parent, pursuant to the terms of this Agreement, and (ii) the transfer by the Sponsors (as defined below) of cash to Parent in exchange for stock of Parent, pursuant to the terms of the Equity Funding Letter, are collectively intended to qualify as transfers within the meaning of Section 351(a) of the Code. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1. Equity Commitment. Each Equity Provider hereby commits (its “Equity Commitment”), subject to the terms and conditions set forth herein, to transfer, contribute and deliver to Parent immediately prior to the Effective Time, following the funding of the Shareholder Loan (as defined in the Debt Commitment Letter) from the proceeds of the Equity Financing and/or the Debt Financing and substantially concurrently with the funding of the Debt Financing and the Shareholder Loan and following the repayment of the Existing Loan (as defined in the Transaction Support Agreement) with the proceeds of the Shareholder Loan and the release by the lenders under such Existing Loan of all applicable Liens on such Rollover Contribution Shares existing pursuant to the Existing Loan, all of the shares of Company Common Stock set forth beside his or its name on Schedule A hereto, unless otherwise noted therein (the aggregate amount of such Company Common Stock, the “Rollover Contribution Shares”) in exchange for a pro rata (in kind and amount) share of Class A Common Stock, par value $0.01 per share, of Parent (the “Class A Common Stock”) based on the value of the aggregate equity contributions to Parent made in connection with the Merger at or prior to the Effective Time and assuming that the value of each Rollover Contribution Share is equal to the Merger Consideration. The Class A Common Stock shall be issued in accordance with and subject to the terms and conditions set forth in that certain Stockholders Agreement to be entered into on the Closing Date by and among Parent, Sponsors, the Equity Providers and certain other investors specified therein (the “Stockholders Agreement”), in substantially the form attached to the Transaction Support Agreement (as defined below). The capital stock of the Parent issuable to the Equity Providers and each other party providing Equity Financing shall be in the amounts and in the classes set forth on Schedule B attached hereto. Each Equity Provider hereby agrees that he or it shall use reasonable efforts to ensure that no portion of the Rollover Contribution Shares shall be transferred or otherwise disposed prior to the Closing other than pursuant to an Excluded Transfer (as defined in the Transaction Support Agreement), including, without limitation, pursuant to any foreclosure with respect to any Rollover Contribution Shares that are pledged as collateral to secure indebtedness of any Equity Provider; provided, that no Equity Provider shall, in connection with such reasonable efforts, be required to refinance such indebtedness on terms that (i) are materially less favorable to such Equity Provider or (ii) require any such Equity Provider to post any collateral other than Rollover Contribution Shares or incur any expense (other than any expense that is reasonable or customary for the refinancing of a loan of this type) to consummate such refinancing.

2. Option and RSU Commitment. Each Equity Provider hereby acknowledges and agrees that immediately prior to the Effective Time, (i) each of the Options and Restricted Stock Units set forth beside his or its name on Schedule A hereto (such Options and Restricted Stock Units, the “Rollover Equity Awards”) will be exchanged for a stock option (a “Parent Option”) or restricted stock unit (a “Parent RSU” and, together with the Parent Options, the “Parent Equity Awards”), as applicable, pursuant to and subject to the terms provided herein, in the Stockholders Agreement and in Parent’s stock incentive plan (such plan to be adopted prior to the Effective Time with such customary terms and conditions appropriate for a private company as are mutually agreed upon by each Equity Provider and Parent, and as amended from time to time in accordance with the provisions thereof, the “Plan”), with respect to the number of shares of equity of Parent as set forth on Schedule A hereto and, if applicable, with an exercise price per share of equity of Parent as set forth on Schedule A hereto, in each case subject to adjustment pursuant to the Plan in respect of transactions occurring after the Effective Time (its “Equity Award Commitment” and, together with the Equity Commitment, the “Commitments”), and (ii) any Options and Restricted Stock Units not otherwise set forth on Schedule A hereto shall be cancelled as of the Effective Time without payment therefor and have no further force or effect. The exchange of an Option for a Parent Option is intended to qualify as an option substitution under Treas. Reg. §1.409A-1(b)(5)(v)(D) and will be construed accordingly. Without limiting the foregoing, (i) the Parent Equity Awards will, to the extent not vested as of the Effective Time, continue to vest in accordance with the vesting schedule set forth in the corresponding Rollover Equity Award; (ii) the Parent Options will expire not later than the latest date on which the corresponding Option would have expired; (iii) the Parent Options will remain subject to the post-termination provisions applicable to the corresponding Option; and (iv) the Parent Equity Awards will be governed in all respects by the terms of the corresponding Option and Restricted Stock Unit, except for (A) the number and type of shares of equity of Parent subject to the Parent Option, (B) the exercise price of the Parent Option, (C) the provisions of the Plan applicable to governance, amendment, termination, administration, interpretation, transfer restrictions, drag along rights, voting proxies and similar matters, to the extent not inconsistent with the terms of the Stockholders Agreement, and (D) all other provisions of the Plan that as applied to the Parent Option would not be treated as inconsistent with satisfaction of the requirements of Treas. Reg. §1.409A-1(b)(5)(v)(D). The Equity Provider acknowledges and agrees that the provisions of Section 2 of the Merger Agreement shall not apply to the Rollover Equity Awards and that the consummation of the Merger in accordance with the terms of the Merger Agreement will not result in any accelerated vesting of the Rollover Equity Awards.

3. Conditions. The Commitments shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Sections 6.1 and 6.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), as determined by Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VII, L.P. and Insight Venture Partners Coinvestment Fund II, L.P. (collectively, the “Sponsors”), or as determined by a court enforcing a Sponsors’ or the Equity Providers’ equity commitments in a proceeding in accordance with Section 8.8 of the Merger Agreement, (iii) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 5.5(a) of the Merger Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and the Rollover Investment is made at Closing, (iv) the substantially simultaneous closing of the contributions contemplated by each of the Equity Funding Letters (subject only to the funding of the Debt Financing and the receipt of the Rollover Investment at Closing), (v) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement, (vi) the funding of the Shareholder Loan in accordance with the terms of the Financing Letters, and (vii) the Transaction Support Agreement, dated as of the date hereof, by and among Sponsors, the Equity Providers, Parent and Merger Sub (the “Transaction Support Agreement”) has not been terminated due to the occurrence of a Consent Triggering Event (as defined in the Transaction Support Agreement).

4. Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Sponsors and the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that the

Company is an express third-party beneficiary hereof and shall have the right directly to enforce specifically the terms and provisions of this Agreement against the Equity Providers in accordance with the terms of this Agreement and the Merger Agreement.

5. Enforceability. This Agreement may only be enforced by (i) Parent at the direction of the Sponsors, (ii) the Company pursuant to the Company’s right to seek specific performance of the Parent’s obligation to enforce each of the Equity Providers’ obligation to fund the Commitments in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 8.8 of the Merger Agreement and those set forth herein or (iii) the Company directly seeking specific performance of each Equity Provider’s obligation to fund its Commitments under the circumstances and only under the circumstances in which the Company would be permitted by Section 8.8 of the Merger Agreement to obtain specific performance requiring Parent to enforce each Equity Provider’s obligation to fund its Commitments. Each Equity Provider agrees that irreparable damage may occur in the event that any covenant, obligation or agreement set forth in this Agreement were not performed by him or it in accordance with its specific terms or were otherwise breached. Each Equity Provider agrees that, in the event of any breach or threatened breach by it or him of any covenant, obligation or agreement contained in this Agreement, such failure to perform or breach will cause Parent and/or the Company to sustain damages for which they would not have an adequate remedy at law for money damages, and thus Parent and/or the Company shall be entitled (in addition to any other remedy that may be available to them, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or agreement and (b) an injunction restraining such breach or threatened breach. Each Equity Provider further agrees that neither Parent nor the Company shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and each Equity Provider irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified (including termination by mutual consent of the parties hereto) without the prior written consent of Parent, the Equity Providers, the Sponsors and the Company. Together with the Transaction Support Agreement and the Guaranty, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Equity Providers or any of their respective Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby or thereby. No transfer of any rights or obligations hereunder (including with respect to the contribution, transfer and delivery of the Rollover Contribution Shares and Rollover Equity Awards) shall be permitted without the consent of Parent, the Equity Providers and the Company. Any transfer in violation of the preceding sentence shall be null and void.

7. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto consent to the service of process in any manner permitted by the laws of the State of Delaware. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9. Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by any Equity Provider, Parent, any Sponsor or the Company except with the prior written consent of each of the parties hereto in each instance; provided, that no such written consent is required for any disclosure of the existence or content of this Agreement (i) to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger provided, that the disclosing Equity Provider or the Company, as applicable, will, to the extent not prohibited by applicable Law, provide Parent an opportunity to review such required disclosure in advance of such public disclosure being made), (ii) to an Equity Provider’s, Parent’s or the Company’s Affiliates and Representatives who may need to know of the existence of this Agreement (iii) to the extent that the information is already publicly available other than as a result of a breach of this Agreement by the Equity Provider, the Company or any other Person or (iv) pursuant to any litigation relating to the Merger Agreement or the transactions contemplated thereby.

10. Termination. The obligation of the Equity Providers under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged) and (b) the termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously commenced an action pursuant to clauses (ii) or (iii) of the first sentence of Section 5 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Equity Providers of any obligations finally determined or agreed to be owed by the Equity Providers, consistent with the terms hereof).

11. No Assignment. The Commitments evidenced by this Agreement shall not be assignable, in whole or in part, by Parent (or any successor or assign of Parent) without the Equity Providers’ and the Company’s prior written consent, which consent may be withheld for any or no reason, and no such consent in a given instance shall constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of this Agreement or the Commitments in contravention of this Section 11 shall be void.

12. Representations and Warranties of each Equity Provider. Each Equity Provider hereby represents and warrants with respect to itself to Parent that (a) if such Equity Provider is not a natural person, it has all limited partnership, trust or other organizational power and authority to execute, deliver and perform this Agreement; (b) if such Equity Provider is a natural person, the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, trust or other organizational action by it; (c) this Agreement has been duly and validly executed and delivered by it or him and constitutes a valid and legally binding obligation of it or him, enforceable against it or him in accordance with the terms of this Agreement; (d) the execution, delivery and performance by the undersigned of this Agreement does not (i) violate the organizational documents of such Equity Provider, (ii) violate any applicable Law or judgment applicable to it or him, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which such Equity Provider is a party; (e) it or he had access to all of the information they required in order to evaluate its investment in Parent; (f) it or he is an “accredited investor” within the meaning of Rule 501 under the United States Securities Act of 1933, as amended (the “1933 Act”), as amended, including by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (g) it or he is acquiring the equity of Parent described in Section 1 for its or his own account (or for the account of the trust or plan or other entity referred to in the signature block at the end of this Agreement), for investment and not with a view to any resale or distribution thereof; and (h) it or he understands that the shares of Parent have not been registered under the 1933 Act or any United States state securities laws and may not be assigned, sold or otherwise transferred without registration under the 1933 Act or any relevant state securities laws or exemption therefrom, that Parent has no obligation or intention to register such shares under the 1933 Act or United States state securities laws, or to permit sales pursuant to Regulation A under the 1933 Act; and that it or he must therefore bear the economic risk of holding shares in the Company for an indefinite period of time.

13. Representations and Warranties of Parent. Parent hereby represents and warrants with respect to itself to each Equity Provider, as of the date hereof and again on the Closing Date, that (a) Parent has all corporate and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by Parent has been duly and validly authorized and approved by all necessary corporate organizational action and constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with the terms of this Agreement; (c) the execution, delivery and performance by the undersigned of this Agreement does not (i) violate the organizational documents of Parent, (ii) violate any applicable Law or judgment applicable to Parent, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which Parent is a party (including the Merger Agreement, the Transaction Support Agreement or any other document or agreement referenced herein or therein); (d) each of the Merger Agreement, the Transaction Support Agreement, the Debt Commitment Letter and the Equity Funding Letters are in full force and effect, and Parent is not in breach of any provision thereof; (e) the Debt Commitment Letter, together with the Equity Financing, includes an amount sufficient to fund the Shareholder Loan substantially simultaneously with the Closing; (f) the Shareholder Loan shall be funded in accordance with the terms of the Financing Letters and (g) Parent has been authorized to, and has committed to enter into the Stockholders Agreement effective upon the Closing Date.

[signature page follows]

EQUITY PROVIDERS:

Vincent Smith

Vincent C. Smith Annuity Trust 2010-1

By:
Name: Vincent Smith
Title: Trustee

Vincent C. Smith Annuity Trust 2010-2

By:
Name: Vincent Smith
Title: Trustee

Vincent C. Smith Annuity Trust 2011-1

By:
Name: Vincent Smith
Title: Trustee

Agreed to and accepted:

EXPEDITION HOLDING COMPANY, INC.

Name:
Title:

[Signature Page to Rollover Commitment Letter]

EXHIBIT B

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

QUEST SOFTWARE, INC.

* * * * * * * *

ARTICLE I

The name of the corporation (the “Corporation”) is:

Quest Software, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, in the county of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company, in the county of New Castle.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share (the “Common Stock”). Each holder of Common Stock shall be entitled to one vote for each share held. Common Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Common Stock.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire Board of Directors.

ARTICLE VI

Elections of directors need not be by written ballot.

ARTICLE VII

Section 7.1 The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 7.2 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

Section 7.3 Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of a person so indemnified to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VII.

Section 7.4 The indemnification and other rights set forth in this Article VII shall not be exclusive of any provisions with respect thereto in the bylaws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

Section 7.5 Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article VII if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

Section 7.6 No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c) under Section 174 of the General Corporation Law of the State of Delaware; or

(d) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation as of the date first written above.

Richard Wells

Michael Triplett

EXHIBIT C

FORM OF AMENDED AND RESTATED BYLAWS

OF

QUEST SOFTWARE, INC.

********

ARTICLE I

OFFICES.

The registered office of Quest Software, Inc., a Delaware corporation (the “Corporation”), shall be located in the State of Delaware and shall be at such address as shall be set forth in the Certificate of Incorporation (as the same may be amended from time to time, the “Certificate of Incorporation”). The registered agent of the Corporation at such address shall be as set forth in the Certificate of Incorporation. The Corporation may also have such other offices at such other places, within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time designate or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS.

Section 2.1 Annual Meeting. The annual meeting of stockholders for the election of directors and the transaction of any other business shall be held on such date and at such time and in such place, either within or without the State of Delaware, as may be designated by the Board of Directors, and set forth in the notice of such meeting. At the annual meeting any business may be transacted and any corporate action may be taken, whether stated in the notice of meeting or not, except as otherwise expressly provided by statute or the Certificate of Incorporation.

Section 2.2 Special Meetings. Special meetings of the stockholders for any purpose may be called at any time by the Board of Directors or the President, and shall be called by the President at the request of the holders of a majority of the outstanding shares of capital stock entitled to vote. Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors and stated in the notice of such meeting. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

Section 2.3 Notice of Meetings. Written notice of the time and place of any stockholders’ meeting, whether annual or special, shall be given to each stockholder entitled to vote thereat, by personal delivery, by electronic transmission in accordance with Section 232 of the Delaware General Corporation Law (the “DGCL”) or by mailing the same to him at his address as the same appears upon the records of the Corporation at least ten (10) days but not more than sixty (60) days before the day of the meeting. Notice of any adjourned meeting need not be given except by announcement at the meeting so adjourned, unless otherwise ordered in connection with such adjournment. Such further notice, if any, shall be given as may be required by law.

Section 2.4 Quorum. Any number of stockholders, together holding at least a majority of the capital stock of the Corporation issued and outstanding and entitled to vote, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws.

Section 2.5 Adjournment of Meetings. If less than a quorum shall attend at the time for which a meeting shall have been called, the meeting may adjourn from time to time, by a majority vote of the stockholders present or represented by proxy and entitled to vote, without notice other than by announcement at the meeting until a quorum shall attend. Any meeting at which a quorum is present may also be adjourned in like manner and for such time or upon such call as may be determined by a majority vote of the stockholders present or represented by proxy and entitled to vote. At any adjourned meeting at which a quorum shall be present, any business may be transacted and any corporate action may be taken which might have been transacted at the meeting as originally called.

Section 2.6 Voting List. The Secretary shall prepare and make, at least ten (10) days before every election of directors, a complete list of the stockholders entitled to vote, arranged in alphabetical order and showing the address of each stockholder and the number of shares of each stockholder. Such list shall be open at the place where the election is to be held for said ten (10) days, for the examination by any stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

Section 2.7 Voting. Each stockholder entitled to vote at any meeting may vote either in person or by proxy, but no proxy shall be voted on or after three (3) years from its date, unless said proxy provides for a longer period. Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote shall at every meeting of the stockholders be entitled to one (1) vote for each share of stock registered in his name on the record of stockholders. Except as may provided by law, the Certificate of Incorporation, these Bylaws or any stock exchange or regulatory body applicable to the Corporation, each matter brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the votes of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter. Voting at meetings of stockholders need not be by written ballot.

Section 2.8 Record Date of Stockholders. The Board of Directors is authorized to fix in advance a date not exceeding sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purposes, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and, in such case, such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation, after such record date fixed as aforesaid.

Section 2.9 Action Without Meeting. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. An electronic transmission by a shareholder consenting to an action to be taken is considered to be written, signed, and dated for the purposes of this section if the transmission sets forth or is delivered with information from which the Corporation can determine that the transmission was transmitted by the shareholder and the date on which the shareholder transmitted the transmission. The date of transmission is the date on which the consent was signed. Consent given by electronic transmission may not be considered delivered until the consent is reproduced in paper form and the paper form is delivered to the Corporation at its registered office in this state or its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of shareholder meetings are recorded. Notwithstanding the foregoing limitations on delivery, consent given by electronic transmission may be delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of shareholder meetings are recorded to the extent and in the manner provided by resolution of the Board of

Directors of the Corporation. Any photographic, photostatic, facsimile, or similarly reliable reproduction of a consent in writing signed by a shareholder may be substituted or used instead of the original writing for any purpose for which the original writing could be used, if the reproduction is a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 2.10 Conduct of Meetings. The Chairman of the Board of Directors, or if there be none or if the Chairman is absent, the President shall preside at all regular or special meetings of stockholders. To the maximum extent permitted by law, such presiding person shall have the power to set procedural rules, including but not limited to rules respecting the time allotted to stockholders to speak, governing all aspects of the conduct of such meetings.

ARTICLE III

DIRECTORS.

Section 3.1 Number and Qualifications. The Board of Directors shall consist initially of such number of directors as is set forth in the Statement of the Sole Incorporator, and thereafter shall consist of such number as may be fixed from time to time by resolution of the Board of Directors. The directors need not be stockholders.

Section 3.2 Election of Directors. The directors shall be elected by the stockholders at the annual meeting of stockholders.

Section 3.3 Duration of Office. The directors chosen at any annual meeting shall, except as hereinafter provided, hold office until the next annual election and until their successors are elected and qualify.

Section 3.4 Removal and Resignation of Directors. Except as set forth in the Certificate of Incorporation, any director may be removed from the Board of Directors, with or without cause, by the holders of a majority of the shares of capital stock entitled to vote, either by written consent or consents or at any special meeting of the stockholders called for that purpose, and the office of such director shall forthwith become vacant.

Any director may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President, any Vice President or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein.

Section 3.5 Filling of Vacancies. Except as otherwise set forth in the Certificate of Incorporation, any vacancy among the directors, occurring from any cause whatsoever, may be filled by a majority of the remaining directors, though less than a quorum; provided, however, that the stockholders removing any director may at the same meeting fill the vacancy caused by such removal; and provided, further, that if the directors fail to fill any such vacancy, the stockholders may at any special meeting called for that purpose fill such vacancy. In case of any increase in the number of directors, the additional directors may be elected by the directors in office before such increase. Any person elected to fill a vacancy shall hold office, subject to the right of removal as hereinbefore provided, until the next annual election and until his successor is elected and qualifies.

Section 3.6 Regular Meetings. The Board of Directors shall hold an annual meeting for the purpose of organization and the transaction of any business immediately after the annual meeting of the stockholders, provided a quorum of directors is present. Other regular meetings may be held at such times as may be determined from time to time by resolution of the Board of Directors.

Section 3.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, or by a majority of directors.

Section 3.8 Notice and Place of Meetings. Meetings of the Board of Directors may be held at the principal office of the Corporation, or at such other place as shall be stated in the notice of such meeting. Notice of any special meeting and, except as the Board of Directors may otherwise determine by resolution, notice of any regular meeting also, shall be mailed to each director addressed to him at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph, cable or other means of electronic transmission, or delivered personally or by telephone, not later than the day before the day on which the meeting is to be held. No notice of the annual meeting of the Board of Directors shall be required if it is held immediately after the annual meeting of the stockholders and if a quorum is present.

Section 3.9 Business Transacted at Meetings, etc. Any business may be transacted and any corporate action may be taken at any regular or special meeting of the Board of Directors at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by statute.

Section 3.10 Quorum. A majority of the Board of Directors at any time in office shall constitute a quorum. At any meeting at which a quorum is present, the vote of a majority of the members present shall be the act of the Board of Directors unless the act of a greater number is specifically required by law, the Certificate of Incorporation or these Bylaws. The members of the Board of Directors shall act only as the Board of Directors and the individual members thereof shall not have any powers as such.

Section 3.11 Compensation. Members of the Board of Directors shall not receive any stated salary for their services as directors, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

Section 3.12 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.13 Meetings Through Use of Communications Equipment. Members of the Board of Directors, or any committee designated by the Board of Directors, shall, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, have the power to participate in a meeting of the Board of Directors, or any committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

ARTICLE IV

COMMITTEES.

Section 4.1 Committees. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers and perform such duties as shall be determined and specified by the Board of Directors in the resolution of appointment. Subject to the Certificate of Incorporation, any member of such a committee may be removed at any time, with or without cause, by the Board of Directors. Any vacancy in a committee occurring from any cause whatsoever may be filled by the Board of Directors.

Section 4.2 Resignation. Any member of a committee may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President, any Vice President or Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

Section 4.3 Quorum. A majority of the members of a committee shall constitute a quorum. The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall not have any powers as such.

Section 4.4 Record of Proceedings, etc. Each committee shall keep a record of its acts and proceedings, and shall report the same to the Board of Directors when and as required by the Board of Directors.

Section 4.5 Organization, Meetings, Notices, etc. A committee may hold its meetings at the principal office of the Corporation, or at any other place which a majority of the committee may at any time agree upon. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Unless otherwise ordered by the Executive Committee, any notice of a meeting of such committee may be given by the Secretary of the Corporation or by the chairman of the committee and shall be sufficiently given if mailed to each member at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph, cable or other means of electronic transmission, or delivered personally or by telephone, not later than twenty-four (24) hours before the time at which the meeting is to be held.

Section 4.6 Compensation. The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board of Directors.

ARTICLE V

OFFICERS.

Section 5.1 Number. The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may be appointed in accordance with the provisions of this Article V. The Board of Directors in its discretion may also elect a Chairman of the Board of Directors.

Section 5.2 Election, Term of Office and Qualifications. The officers, except as provided in Section 3 of this Article V, shall be chosen annually by the Board of Directors. Each such officer shall, except as herein otherwise provided, hold office until his successor shall have been chosen and shall qualify. The Chairman of the Board of Directors, if any, shall be a director of the Corporation, and should he cease to be a director, he shall ipso facto cease to be such officer. Except as otherwise provided by law, any number of offices may be held by the same person.

Section 5.3 Other Officers. Other officers, including a Chief Financial Officer, or one or more Vice Presidents, Assistant Secretaries, Treasurers or Assistant Treasurers, may from time to time be appointed by the Board of Directors, which other officers shall have such powers and perform such duties as may be assigned to them by the Board of Directors or the officer or committee appointing them.

Section 5.4 Removal of Officers. Any officer of the Corporation may be removed from office, with or without cause, by a vote of a majority of the Board of Directors.

Section 5.5 Resignation. Any officer of the Corporation may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or any Vice President or Secretary. The acceptance of a resignation shall not be necessary in order to make it effective, unless so specified therein.

Section 5.6 Filling of Vacancies. A vacancy in any office shall be filled by the Board of Directors or by the authority appointing the predecessor in such office.

Section 5.7 Compensation. The compensation of the officers shall be fixed by the Board of Directors, or by any committee upon which power in that regard may be conferred by the Board of Directors.

Section 5.8 Chairman of the Board of Directors. The Chairman of the Board of Directors, if any, shall be a director and shall preside at all meetings of the stockholders and the Board of Directors, and shall have such power and perform such duties as may from time to time be assigned to him by the Board of Directors.

Section 5.9 President. In the absence of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders. The President shall have the power to call special meetings of the stockholders at any time. He shall be the Chief Executive Officer of the Corporation, and shall have the general direction of the business, affairs and property of the Corporation, and of its several officers, and shall have and exercise all such powers and discharge such duties as usually pertain to the office of President.

Section 5.10 Vice Presidents. The Vice President, or Vice Presidents if there is more than one, shall, subject to the direction of the Board of Directors, at the request of the President, or in his absence or in case of his inability to perform his duties from any cause, perform the duties of the President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the President. The Vice Presidents shall also perform such other duties as may be assigned to them by the Board of Directors, and the Board of Directors may determine the order of priority among them.

Section 5.11 Secretary. The Secretary shall perform such duties as are incident to the office of Secretary, or as may from time to time be assigned to him by the Board of Directors, or as are prescribed by these Bylaws.

Section 5.12 Treasurer. The Treasurer shall perform such duties and have powers as are usually incident to the office of Treasurer, or which may be assigned to him by the Board of Directors, or as are prescribed by these Bylaws.

ARTICLE VI

CAPITAL STOCK.

Section 6.1 Issue of Certificates of Stock. Certificates of capital stock shall be in such form as shall be approved by the Board of Directors. They shall be numbered in the order of their issue and shall be signed by the Chairman of the Board of Directors, the President or one of the Vice Presidents, and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and the seal of the Corporation or a facsimile thereof shall be impressed or affixed or reproduced thereon; provided, however, that where such certificates are signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such Chairman of the Board of Directors, President, Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer may be a facsimile. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, have not ceased to be such officer or officers of the Corporation.

Section 6.2 Registration and Transfer of Shares. The name of each person owning a share of the capital stock of the Corporation shall be entered on the books of the Corporation together with the number of shares held by him, the numbers of the certificates covering such shares and the dates of issue of such certificates. The shares of stock of the Corporation shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment or power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. A record shall be made of each transfer.

For purposes of clarification, the shares of the Corporation’s capital stock and any warrants, options, rights and other instruments or securities convertible into or giving the holder thereof the right to purchase or receive shares of capital stock of the Corporation shall be issued in registered form and not in bearer form.

The Board of Directors may make other and further rules and regulations concerning the transfer and registration of certificates for stock and may appoint a transfer agent or registrar or both and may require all certificates of stock to bear the signature of either or both.

Section 6.3 Lost, Destroyed and Mutilated Certificates. The holder of any stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificates therefor. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or his legal representatives, to give the Corporation a bond, in such sum not exceeding double the value of the stock and with such surety or sureties as they may require, to indemnify it against any claim that may be made against it by reason of the issue of such new certificate and against all other liability in the premises, or may remit such owner to such remedy or remedies as he may have under the laws of the State of Delaware.

ARTICLE VII

DIVIDENDS, SURPLUS, ETC.

Section 7.1 General Discretion of Directors. The Board of Directors shall have power to fix and vary the amount to be set aside or reserved as working capital of the Corporation, or as reserves, or for other proper purposes of the Corporation, and, subject to the requirements of the Certificate of Incorporation, to determine whether any part of the surplus or net profits of the Corporation, if any, shall be declared as dividends and paid to the stockholders, and to fix the date or dates for the payment of dividends.

ARTICLE VIII

MISCELLANEOUS PROVISIONS.

Section 8.1 Fiscal Year. The fiscal year of the Corporation shall begin on January 1st of each year and end on December 31st of that year, or such other period as the Board of Directors may fix by resolution.

Section 8.2 Corporate Seal. The corporate seal shall be in such form as approved by the Board of Directors and may be altered by the Board of Directors as necessary. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 8.3 Notices. Except as otherwise expressly provided, any notice required by these Bylaws to be given shall be sufficient if given by depositing the same in a post office or letter box in a sealed postpaid wrapper addressed to the person entitled thereto at his address, as the same appears upon the books of the Corporation, or by sending such notice via facsimile, telegraphing, cabling or other means of electronic transmission in accordance with Section 232 of the DGCL, the same to such person at such addresses; and such notice shall be deemed to be given at the time it is mailed, sent via facsimile, telegraphed, cabled or electronically transmitted.

Section 8.4 Waiver of Notice. Any stockholder or director may at any time (whether after or before the meeting or other event requiring the notice), by writing or by facsimile, telegraph, cable or other means of electronic transmission, waive any notice required to be given under these Bylaws, and if any stockholder or director shall be present at any meeting his presence shall constitute a waiver of such notice. Any waiver signed, or given by facsimile, telegraph, cable or other means of electronic transmission, by stockholders or directors constituting a quorum for the business to be transacted shall be binding on all stockholders or directors, as applicable.

Section 8.5 Use of Electronic Transmission. The Corporation is authorized to use “electronic transmissions” as defined in the DGCL to the full extent allowed by the DGCL, including, but not limited to, for purposes of notices, proxies, waivers, resignations, and any other purpose for which electronic transmissions are permitted.

Section 8.6 Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall from time to time be designated by resolution of the Board of Directors.

Section 8.7 Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such bank or banks, trust companies or other depositories as the Board of Directors may select, and, for the purpose of such deposit, checks, drafts, warrants and other orders for the payment of money that are payable to the order of the Corporation, may be endorsed for deposit, assigned and delivered by any officer of the Corporation, or by such agents of the Corporation as the Board of Directors, the President or any Vice President may authorize for that purpose.

Section 8.8 Voting Stock of Other Corporations. Except as otherwise ordered by the Board of Directors or the Executive Committee, the President or any Vice President or the Treasurer shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meeting of the stockholders of any corporation of which the Corporation is a stockholder and to execute a proxy to any other person to represent the Corporation at any such meeting, and at any such meeting the President or any Vice President or the Treasurer or the holder of any such proxy, as the case may be, shall possess and may exercise any and all rights and powers incident to ownership of such stock and which, as owner thereof, the Corporation might have possessed and exercised if present. The Board of Directors or the Executive Committee may from time to time confer like powers upon any other person or persons.

Section 8.9 Indemnification of Officers and Directors. Without limiting the rights of any and all directors or officers of the Corporation (including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of this Corporation) pursuant to any contractual arrangement with the Corporation or otherwise, the Corporation shall indemnify any and all of its directors or officers, including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of this Corporation, to the fullest extent permitted under and in accordance with the laws of the State of Delaware.

ARTICLE IX

AMENDMENTS.

The Board of Directors shall have the power to make, rescind, alter, amend and repeal these Bylaws; provided, however, that the stockholders shall have power to rescind, alter, amend or repeal any bylaws made by the Board of Directors, and to enact bylaws which if so expressed shall not be rescinded, altered, amended or repealed by the Board of Directors. No change of the time or place for the annual meeting of the stockholders for the election of directors shall be made except in accordance with the laws of the State of Delaware.

Annex B

March 8, 2012

Special Committee of the

Board of Directors

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

Members of the Special Committee of the Board:

We understand that Quest Software, Inc. (“Quest” or the “Company”), Expedition Holding Company, Inc. (the “Buyer”) and Expedition Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated March 7, 2012 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”) of the Company, other than shares held in treasury, those shares held by Mr. Vincent Smith and trusts affiliated with Mr. Vincent Smith or any other stockholder of the Company (collectively, the “Rollover Investors”) that are contributed to the Buyer prior to the Merger or held by the Buyer, the Merger Sub or any subsidiary of the Buyer or the Company or as to which dissenters’ rights have been perfected, will be converted into the right to receive $23.00 per share in cash, subject to adjustment in certain circumstances (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We note that the Rollover Investors propose to enter into a commitment agreement with the Buyer, substantially in the form of the draft dated March 2, 2012 (the “Rollover Letter”) pursuant to which the Rollover Investors will contribute approximately 34% of the outstanding shares of the Company Common Stock owned by the Rollover Investors to the Parent in connection with the Merger.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock other than the Rollover Investors.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed the Merger Agreement, the Rollover Letter, and the draft equity commitment letters (“Equity Funding Letters”) and draft debt commitment letters from certain financial institutions (the “Debt Commitment Letter” and, together with the Equity Funding Letters, the “Financing Letters”) and the guaranty executed in connection with the Merger Agreement by Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners (Co-Investors) VII, L.P., Insight Venture Partners (Delaware) VII, L.P., Insight Venture Partners Coinvestment Fund II, L.P., Vincent C. Smith, The Vincent C. Smith Annuity Trust 2010-1, The Vincent C. Smith Annuity Trust 2010-2, and The Vincent C. Smith Annuity Trust 2011-1, in each case, substantially in the form of the drafts dated March 2, 2012 and certain related documents; and

10)	Performed such other analyses reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that the transactions contemplated by the Rollover Letter will be consummated, and that the Buyer will obtain financing in accordance with the terms set forth in the Financing Letters. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company Common Stock in the transaction. This opinion does not address the fairness of any consideration to be received by the Rollover Investors pursuant to the Merger Agreement or the Rollover Letter or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services. Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by the Buyer.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law, provided that if required by applicable law, any description of or reference to Morgan Stanley or its opinion in such filing is reasonably acceptable to Morgan Stanley and its counsel. Our opinion does not address the underlying business decision of the Company to engage in the transaction contemplated by the Merger Agreement, or the relative merits of such transaction as compared to any strategic alternatives that may be available to the Company. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock other than the Rollover Investors.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Michael F. Wyatt
Michael F. Wyatt Managing Director

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints                     and                     , or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Quest Software, Inc. (the “Company”) held of record by the undersigned on                     , 2012, at the Special Meeting of stockholders to be held at                      a.m., local time, on                     , 2012, at                     or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF YOU PROPERLY TRANSMIT YOUR PROXY, BUT DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE. IF OTHER MATTERS THAN THE PROPOSALS LISTED ON THE REVERSE SIDE ARE PROPERLY PRESENTED AT THE SPECIAL MEETING, THE PERSONS NAMED ABOVE WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO THOSE MATTERS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Electronic Voting Instructions :

Proxies submitted by the Internet or telephone must be received by                     , on                     , 2012.

Submit a proxy by Internet:	Submit a proxy by telephone:

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

The Board of Directors, acting on the unanimous recommendation of the Special Committee composed entirely of independent directors, recommends a vote “FOR” the adoption of the merger agreement, a vote “FOR” the non-binding compensation proposal and a vote “FOR” the adjournment of the Special Meeting, if necessary or appropriate.

1.	To adopt the Agreement and Plan of Merger (the “Merger Agreement”) with Expedition Holding Company, Inc., a Delaware corporation (“Parent”) and Expedition Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.	☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated:                                                      , 2012

Signature

Signature

Title(s)

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.